                           SCHEDULE 14A (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT


                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 2)



Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ / Preliminary Proxy Statement


/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))


/X/ Definitive Proxy Statement


/ / Definitive Additional Materials

/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             CUSTOMEDIX CORPORATION
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

/ /      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/X/ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:
         Common Stock, $.01 par value

         (2)      Aggregate number of securities to which transaction applies:
         1,612,594 (a)

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         $2.375 per share (b)

         (4)      Proposed maximum aggregate value of transaction:
         $3,829,910.75 (c)

         (5)      Total fee paid:
         $765.98


/X/      Fee paid previously with preliminary materials.

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount Previously Paid:
         $765.98

         (2)      Form, Schedule or Registration Statement No.:
         Preliminary Proxy Statement - Schedule 14A and Schedule 13E-3; File Nos. 001-0708 and 005-31988, respectively

         (3)      Filing Party:
         Customedix Corporation (and, with respect to Schedule 13E-3, CUS Acquisition, Inc. and Dr. Gordon S. Cohen)

         (4)      Date Filed:
         July 2, 1996


Notes:

(a) Aggregate number of securities equals the sum of the number of shares held by stockholders other than the shares to be held by CUS Acquisition, Inc.

(b)      Determined pursuant to Rule 0-11(c)(1).

(c) For purposes of calculating amount of filing fee only. Maximum aggregate value of transaction equals the product of the $2.375 per share price multiplied by the maximum number of shares to which the transaction applies. The amount of the filing fee calculated in accordance with Rule 0-11 equals $765.98, which is one-50th of one percent of the aggregate value of the transaction.

                             CUSTOMEDIX CORPORATION


                                                                 August 27, 1996


Dear Customedix Corporation Stockholder:


     You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of CUSTOMEDIX CORPORATION (the "Company") to be held on September 30, 1996, at 9:00 a.m., Eastern Daylight Time, at the Ramada Inn, 275 Research Parkway, Meriden, Connecticut. At the Special Meeting, you will be asked to consider and vote upon a proposal to authorize and adopt the Agreement and Plan of Merger, dated as of June 10, 1996 (the "Merger Agreement"), between the Company and CUS Acquisition, Inc. (the "Buyer"). The Buyer is a Delaware corporation which will be wholly-owned by Dr. Gordon S. Cohen, the Company's Chief Executive Officer and Chairman of its Board of Directors ("Dr. Cohen"), and The Cohen Family Trust Partnership, a partnership comprised of trusts established for the benefit of Dr. Cohen and certain members of Dr. Cohen's family (the "Partnership").


     Upon the terms and subject to the conditions of the Merger Agreement, the Buyer will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation of the Merger (the "Surviving Corporation"), and each share of common stock, par value $.01 per share (the "Common Stock"), of the Company (other than shares (i) held in the treasury of the Company, (ii) owned by the Buyer and (iii) held by stockholders who have not voted in favor of the Merger and who have otherwise properly exercised their rights for appraisal of such shares in accordance with Section 262 of the Delaware General Corporation Law (the "DGCL")) will be converted into the right to receive, upon surrender of the certificate evidencing such share, $2.375 per share in cash, without interest. Upon the consummation of the Merger, the Company will be wholly-owned by Dr. Cohen and the Partnership, and the former stockholders of the Company will cease to share in the future earnings and growth, and will have no further rights as stockholders, of the Company. Details of the proposed Merger and information concerning the Company and the Buyer appear in the accompanying Proxy Statement (the "Proxy Statement").


     THE MEMBERS OF THE SPECIAL COMMITTEE (THE "SPECIAL COMMITTEE") OF THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAVE UNANIMOUSLY RECOMMENDED THAT THE BOARD APPROVE THE MERGER AGREEMENT, AND THE BOARD HAS UNANIMOUSLY VOTED TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER. THE BOARD HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF THE COMMON STOCK (OTHER THAN DR. COHEN AND THE PARTNERSHIP) AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE FOR THE AUTHORIZATION AND ADOPTION OF THE MERGER AGREEMENT. The Special Committee's recommendation and the Board's approval, determination and recommendation were based on a number of factors more fully described in the Proxy Statement. Certain members of the Board have conflicts of interest in connection with the Board's recommendation, including, in the case of Dr. Cohen, who voted in favor of the Merger, his continuing interest in the equity of the Surviving Corporation. Such conflicts of interest are described in the Proxy Statement.



     The affirmative vote of at least a majority of the outstanding shares of Common Stock is required to adopt the Merger Agreement and the Merger. Dr. Cohen and the Partnership will be entitled to vote approximately 51.07% of the issued and outstanding shares of Common Stock at the Special Meeting. Dr. Cohen has voting and dispositive power with respect to the shares of Common Stock owned by the Partnership and, accordingly, owns or controls a sufficient number of shares of Common Stock to cause the Merger Agreement and the Merger to be authorized and adopted by the stockholders of the Company. SINCE DR. COHEN INTENDS TO VOTE ALL OF THE COMMON STOCK THAT HE OWNS OR CONTROLS IN FAVOR OF THE MERGER AGREEMENT AND THE MERGER, THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER BY THE COMPANY'S STOCKHOLDERS ARE ASSURED.

     PLEASE READ THE PROXY STATEMENT, WHICH PROVIDES YOU WITH A DESCRIPTION OF THE TERMS OF THE MERGER AND CERTAIN OTHER INFORMATION, BEFORE CASTING YOUR VOTE. A conformed copy of the Merger Agreement is included as Annex A to the Proxy Statement.


     Whether or not you plan to attend the Special Meeting in person and regardless of the number of shares of Common Stock you own, you should complete, sign, date and return the enclosed proxy card promptly in the accompanying prepaid envelope. You may, of course, attend the Special Meeting and vote in person, even if you have previously returned your proxy card. A failure to vote will have the same effect as a vote against the Merger. YOU ARE URGED, THEREFORE, TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY.


     PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME. IF THE MERGER BECOMES EFFECTIVE, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES IN EXCHANGE FOR THE $2.375 PER SHARE CASH CONSIDERATION.


                                          Sincerely,

                                          Barry L. Kosowsky
                                          Secretary

                             CUSTOMEDIX CORPORATION
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                        TO BE HELD ON SEPTEMBER 30, 1996

                            ------------------------

To the Stockholders of Customedix Corporation:


     Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of CUSTOMEDIX CORPORATION (the "Company") will be held on September 30, 1996, at 9:00 a.m., Eastern Daylight Time, at the Ramada Inn, 275 Research Parkway, Meriden, Connecticut, for the following purposes:



          (a) To consider and vote upon a proposal to authorize and adopt the Agreement and Plan of Merger, dated as of June 10, 1996 (the "Merger Agreement"), between the Company and CUS Acquisition, Inc. (the "Buyer"), a Delaware corporation which will be wholly-owned by Dr. Gordon S. Cohen, the Company's Chief Executive Officer and Chairman of its Board of Directors ("Dr. Cohen"), and The Cohen Family Trust Partnership, a partnership comprised of trusts established for the benefit of Dr. Cohen and certain members of Dr. Cohen's family (the "Partnership"), pursuant to which, among other things: (i) the Buyer will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation of the Merger (the "Surviving Corporation"); and (ii) each share of common stock, par value $.01 per share (the "Common Stock"), of the Company (other than shares held in the treasury of the Company, shares owned by the Buyer and shares held by stockholders who have not voted in favor of the Merger and who have otherwise properly exercised their rights for appraisal of such shares in accordance with Section 262 of the Delaware General Corporation Law (the "DGCL")) will be converted into the right to receive, upon surrender of the certificate evidencing such share, $2.375 per share in cash, without interest, all as more fully described in the accompanying Proxy Statement (the "Proxy Statement").


          (b) To transact such other business as may properly come before the Special Meeting, including any and all adjournments and postponements thereof.


     A conformed copy of the Merger Agreement appears as Annex A to, and is described in, the Proxy Statement.



     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY (OTHER THAN DR. COHEN AND THE PARTNERSHIP), HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE FOR THE AUTHORIZATION AND ADOPTION OF THE MERGER AGREEMENT. Certain members of the Board have conflicts of interest in connection with the Board's recommendation, including, in the case of Dr. Cohen, his continuing interest in the equity of the Surviving Corporation. Such conflicts of interest are described in the Proxy Statement.



     Under Section 251 of the DGCL, the affirmative vote of at least a majority of the outstanding shares of Common Stock is required to adopt the Merger Agreement. Only holders of record of shares of Common Stock as of the close of business on August 8, 1996, are entitled to notice of and to vote at the Special Meeting and any and all adjournments and postponements thereof. A list of stockholders of the Company entitled to vote at the Special Meeting will be available for inspection by a stockholder at the Company's principal executive offices, for the ten days prior to the Special Meeting and during normal business hours.


     Under the DGCL, stockholders of the Company have the right to dissent from the Merger and demand appraisal rights for their shares of Common Stock, provided that the Merger is consummated and such stockholders comply with the requirements of Section 262 of the DGCL. See "THE MERGER--Appraisal Rights of Dissenting Stockholders" in the Proxy Statement, and Annex B thereto, for a description of the rights of dissenting stockholders and a discussion of the procedures which must be followed by dissenting stockholders of the Company to obtain appraisal of their shares of Common Stock.

     ATTENDANCE AT THE SPECIAL MEETING WILL BE LIMITED TO REGISTERED STOCKHOLDERS AND INVITED GUESTS OF THE COMPANY. IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME AND PLAN TO ATTEND, YOU MUST PRESENT EVIDENCE OF YOUR STOCK OWNERSHIP, WHICH YOU CAN OBTAIN FROM YOUR BANK, STOCKBROKER, ETC., TO GAIN ADMITTANCE TO THE SPECIAL MEETING.


                                          Barry L. Kosowsky

                                          Secretary


Wallingford, Connecticut

August 27, 1996

                             CUSTOMEDIX CORPORATION
                        53 NORTH PLAINS INDUSTRIAL ROAD
                         WALLINGFORD, CONNECTICUT 06492

                                PROXY STATEMENT


         SPECIAL MEETING OF STOCKHOLDERS TO BE HELD SEPTEMBER 30, 1996


     This proxy statement ("Proxy Statement") is being furnished to the stockholders of Customedix Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at a Special Meeting of Stockholders to be held on September 30, 1996, at 9:00 a.m., Eastern Daylight Time, at the Ramada Inn, 275 Research Parkway, Meriden, Connecticut, and at any and all adjournments and postponements thereof (the "Special Meeting").


     At the Special Meeting, you will be asked to consider and vote upon a proposal (the "Proposal") to authorize and adopt the Agreement and Plan of Merger, dated as of June 10, 1996 (the "Merger Agreement"), between the Company and CUS Acquisition, Inc. (the "Buyer"), a Delaware corporation which will be wholly-owned by Dr. Gordon S. Cohen, the Company's Chief Executive Officer and Chairman of its Board of Directors ("Dr. Cohen"), and The Cohen Family Trust Partnership, a partnership comprised of trusts established for the benefit of Dr. Cohen and certain members of Dr. Cohen's family (the "Partnership").


     Upon the terms and subject to the conditions of the Merger Agreement: (i) the Buyer will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation of the Merger (the "Surviving Corporation"); and (ii) each share of common stock, par value $.01 per share (the "Common Stock"), of the Company (other than shares held in the treasury of the Company, shares owned by the Buyer and shares held by stockholders who have not voted in favor of the Merger and who have otherwise properly exercised their rights for appraisal of such shares in accordance with Section 262 of the Delaware General Corporation Law (the "DGCL")) will be converted into the right to receive, upon surrender of the certificate evidencing such share, $2.375 per share in cash, without interest (the "Merger Consideration"). A copy of Section 262 of the DGCL is included as Annex B to this Proxy Statement. As a result of the Merger, Dr. Cohen and the Partnership will acquire the entire equity of the Company, the Common Stock will cease to be publicly traded and the former stockholders of the Company will cease to share in the future earnings and growth, and will have no further rights as stockholders, of the Company, all as more fully described in this Proxy Statement. A conformed copy of the Merger Agreement is included as Annex A hereto. The summaries of the portions of the Merger Agreement set forth in this Proxy Statement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the text of the Merger Agreement.


     THE MEMBERS OF THE SPECIAL COMMITTEE (THE "SPECIAL COMMITTEE") OF THE BOARD HAVE UNANIMOUSLY RECOMMENDED THAT THE BOARD APPROVE THE MERGER AGREEMENT, AND THE BOARD HAS UNANIMOUSLY VOTED TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER. THE BOARD HAS DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF THE COMMON STOCK (OTHER THAN DR. COHEN AND THE PARTNERSHIP) AND RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE FOR THE AUTHORIZATION AND ADOPTION OF THE MERGER AGREEMENT. The Special Committee's recommendation and the Board's approval, determination and recommendation were based on a number of factors more fully described in this Proxy Statement. Certain members of the Board have conflicts of interest in connection with the Board's recommendation, including, in the case of Dr. Cohen, who voted in favor of the Merger, his continuing interest in the equity of the Surviving Corporation. Such conflicts of interest are described in this Proxy Statement.


     Under Section 251 of the DGCL, the affirmative vote of at least a majority of the outstanding shares of Common Stock is required to adopt the Merger Agreement and the Merger. Only holders of record of shares of Common Stock at the close of business on August 8, 1996 (the "Record Date"), are entitled to notice of and to vote at the Special Meeting and any and all adjournments and postponements thereof. On the Record Date, Dr. Cohen and the Partnership owned approximately 51.07% of the issued and outstanding shares of Common Stock. Dr. Cohen has voting and dispositive power with respect to the shares of Common Stock owned by the Partnership and, accordingly, owns or controls a sufficient number of shares of Common Stock to cause the Merger Agreement and the Merger to be authorized and adopted by the stockholders of the Company. SINCE DR. COHEN INTENDS TO VOTE ALL OF THE SHARES OF COMMON STOCK THAT HE OWNS OR CONTROLS IN FAVOR OF THE MERGER AGREEMENT AND THE MERGER, THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER BY THE COMPANY'S STOCKHOLDERS ARE ASSURED.



     This Proxy Statement and the enclosed form of proxy are being first mailed to the Company's stockholders on or about August 28, 1996. The information herein concerning the Company and its advisors has been furnished by the Company. The information herein concerning the Buyer, the Partnership and the financing to be obtained in connection with the Merger has been furnished by the Buyer and Dr. Cohen.

                            ------------------------

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR
      MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF
        THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY
           REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                            ------------------------


              The date of this Proxy Statement is August 27, 1996.

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        ----
SUMMARY...............................................................................    1
THE SPECIAL MEETING...................................................................   12
  General.............................................................................   12
  Purpose; Record Date; Voting at the Special Meeting.................................   12
  Votes Required......................................................................   12
  Revocation and Use of Proxies; Solicitation.........................................   13
SPECIAL FACTORS.......................................................................   14
  Background..........................................................................   14
  Recommendation of the Board.........................................................   16
  Fairness of the Merger..............................................................   17
  Financial Advisors..................................................................   21
  Purpose and Structure of the Transaction; Plans for the Company.....................   25
  Certain Effects of the Merger.......................................................   27
  Conflicts of Interest; Interests of Certain Persons in the Merger...................   28
  Certain Relationships and Related Transactions......................................   29
  Certain Litigation..................................................................   31
  Accounting Treatment................................................................   35
  Certain Tax Consequences of the Merger..............................................   35
THE MERGER............................................................................   37
  Effective Time of the Merger........................................................   37
  Payment for Shares of Common Stock..................................................   37
  Regulatory Approvals................................................................   37
  Terms of the Merger.................................................................   38
  Source and Amount of Funds..........................................................   41
  Appraisal Rights of Dissenting Stockholders.........................................   43
MARKET PRICES; DIVIDENDS..............................................................   46
CERTAIN TRANSACTIONS IN THE COMMON STOCK..............................................   47
SELECTED FINANCIAL DATA...............................................................   48
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................   49
STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS...........................   53
DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY.......................................   53
BUSINESS OF THE COMPANY...............................................................   55
  General.............................................................................   55
  Dental Products.....................................................................   56
  Medical Products....................................................................   57
  Marketing...........................................................................   57
  Certain Legal Proceedings...........................................................   57
INFORMATION CONCERNING THE BUYER......................................................   58
INFORMATION CONCERNING THE PARTNERSHIP................................................   58
INDEPENDENT PUBLIC ACCOUNTANTS........................................................   59
FEES AND EXPENSES.....................................................................   59
ADDITIONAL INFORMATION................................................................   60
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................   60
OTHER MATTERS.........................................................................   60
STOCKHOLDER MEETING...................................................................   61
ANNEXES:
  ANNEX A Agreement and Plan of Merger
  ANNEX B Section 262 of the Delaware General Corporation Law

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Proxy Statement. This Summary does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by reference to, the more detailed information appearing elsewhere or incorporated by reference in this Proxy Statement and the Annexes hereto. Stockholders are urged to read this Proxy Statement, including such Annexes, in its entirety.

CERTAIN CONFLICTS OF INTEREST AND RISK FACTORS

     In considering the recommendations of the Special Committee and the Board with respect to the Merger, stockholders should be aware of the following factors:

          (i) Based on the stated intention of the Buyer and Dr. Cohen not to sell the Company, there has been no auction of the Company, and the Special Committee and the Board did not consider alternatives to the Proposal. It is possible that such an auction or such alternatives, if pursued, could have resulted in a price higher than the Proposal price of $2.375 per share. See "SPECIAL FACTORS -- Fairness of the Merger."

          (ii) There are numerous conflicts of interest inherent in the Merger, including, in the case of Dr. Cohen, who voted in favor of the Merger, his continuing interest in the equity of the Surviving Corporation. See "SPECIAL FACTORS -- Conflicts of Interest; Interests of Certain Persons in the Merger" and "-- Certain Relationships and Related Transactions."

          (iii) No fairness opinion has been rendered in connection with the Proposal. See "SPECIAL FACTORS -- Background," "-- Fairness of the Merger" and "-- Financial Advisors."

          (iv) Tucker Anthony Incorporated ("Tucker Anthony") was retained to act as financial advisor to the Special Committee in connection with the Original Proposal (as defined below in "SUMMARY -- Background"), but was not asked to render a fairness opinion with respect to the Original Proposal or the Proposal. See "SPECIAL FACTORS -- Background" and
     "-- Financial Advisors."


          (v) The Proposal price of $2.375 per share is below the range of prices a representative of Tucker Anthony indicated would be required for a Tucker Anthony committee to issue a fairness opinion in connection with the Original Proposal. See "SPECIAL FACTORS -- Background," "-- Recommendation of the Board" and "-- Fairness of the Merger." The Special Committee and the Board, management of the Company, and the Buyer and Dr. Cohen believed that certain aspects of the Tucker Anthony analysis were incorrect and that, as a result, the range of prices suggested by the Tucker Anthony representative did not present a reasonable valuation of the Company. See "SPECIAL FACTORS -- Financial Advisors."


          (vi) Carter Capital Corporation ("Carter Capital") was retained by Dr. Cohen and the Company in connection with the Proposal but was not asked to render an opinion as to the fairness of the Merger Consideration. For a discussion of Carter Capital's analysis and the reasons why Carter Capital was not asked to render an opinion as to the fairness of the Merger Consideration, see "SPECIAL FACTORS -- Background," "-- Fairness of the Merger" and "-- Financial Advisors."

PARTIES TO THE MERGER AGREEMENT; THE MERGER

     The Company. The Company is a Delaware corporation engaged in two principal industry segments: dental health care products and medical health care products. Dental products consist of a wide variety of precious and non-precious metal casting alloys, amalgams, impression materials, porcelains and composites and are manufactured, distributed and marketed primarily by the Company's direct and indirect wholly-owned subsidiaries, Jeneric/Pentron, Incorporated ("Jeneric/Pentron"), Technical Education, Inc. ("Technical Education") and American Thermocraft Corporation ("American Thermocraft"). Medical disposables are assembled, distributed and marketed by the Company's wholly-owned subsidiary, Transidyne General Corporation ("Transidyne"). The mailing address of the Company's principal executive offices is 53 North

Plains Industrial Road, Wallingford, Connecticut 06492, and its telephone number is (203) 284-9079. See "BUSINESS OF THE COMPANY."


     The Buyer. The Buyer is a Delaware corporation recently organized by Dr. Cohen and the Partnership for the purpose of effecting the Merger. Dr. Cohen, the Chief Executive Officer of the Company and the Chairman of its Board of Directors, is the President and Secretary, and the sole director, of the Buyer. The Partnership is comprised of trusts established for the benefit of Dr. Cohen and certain members of Dr. Cohen's family. Dr. Cohen, in his capacity as trustee of the trusts that are partners in the Partnership, is a managing partner of the Partnership and has voting and dispositive power with respect to the Common Stock owned by the Partnership. For a description of the Common Stock owned by Dr. Cohen and the Partnership, see "STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS." The Buyer has no material assets, has no operating history and has not engaged in any activities except in connection with the Merger Agreement and the transactions pursuant thereto. Prior to or simultaneously with the Merger, Dr. Cohen and the Partnership will transfer to the Buyer all of the shares of Common Stock held by them in exchange for all of the issued and outstanding common stock of the Buyer. Dr. Cohen and the Partnership will be the sole stockholders of the Buyer. Upon the consummation of the Merger, the Buyer will be merged with and into the Company, and the separate corporate existence of the Buyer will cease. The mailing address of the Buyer's office is 53 North Plains Industrial Road, Wallingford, Connecticut 06492, and its telephone number is (203) 269-5534. See "INFORMATION CONCERNING THE BUYER" and "INFORMATION CONCERNING THE PARTNERSHIP."


     The Merger. The Merger Agreement provides that, subject to the adoption of the Merger Agreement by the Company's stockholders and the satisfaction of certain conditions contained therein, the Buyer will be merged with and into the Company. In the Merger, each share of Common Stock (other than shares (i) held in the treasury of the Company, (ii) owned by the Buyer and (iii) held by stockholders who have not voted in favor of the Merger and who have otherwise properly exercised their rights for appraisal of such shares in accordance with
Section 262 of the DGCL) will be converted into the right to receive, upon surrender of the certificate evidencing such share, the Merger Consideration. The Company will be the Surviving Corporation of the Merger, and each outstanding share of common stock of the Buyer will be converted into one share of common stock of the Surviving Corporation. Common Stock held by the Buyer or by the Company in treasury will be cancelled without further consideration. As a result of the Merger, Dr. Cohen and the Partnership, as the sole stockholders of the Buyer, will have acquired the entire equity interest in the Company, the Common Stock of the Company will cease to be publicly traded and the former stockholders of the Company will cease to share in the future earnings and growth, and will have no further rights as stockholders, of the Company. See "SPECIAL FACTORS -- Certain Effects of the Merger" and "THE MERGER -- Terms of the Merger."

DATE, TIME, PLACE AND PURPOSE OF THE SPECIAL MEETING; RECORD DATE; VOTING AT THE SPECIAL MEETING


     The Special Meeting will be held on September 30, 1996, at 9:00 a.m., Eastern Daylight Time, at the Ramada Inn, 275 Research Parkway, Meriden, Connecticut. At the Special Meeting, stockholders of the Company will be asked to consider and vote upon a proposal to authorize and adopt the Merger Agreement. The Board has fixed the close of business on August 8, 1996, as the Record Date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Holders of Common Stock are entitled to one vote at the Special Meeting for each share of Common Stock held of record on the Record Date. See "THE SPECIAL MEETING -- Purpose; Record Date; Voting at the Special Meeting."


VOTES REQUIRED


     The presence, in person or represented by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Authorization and adoption of the Merger Agreement and the Merger require, under Section 251 of the DGCL, the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the Record Date. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting or any and all adjournments and postponements thereof. As of the Record

Date and August 19, 1996, 3,295,886 shares of Common Stock, held by approximately 2,400 holders of record, were issued and outstanding. As of the Record Date, Dr. Cohen and the Partnership owned an aggregate of 1,683,292 shares, or approximately 51.07%, of the Common Stock. See "STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS." Dr. Cohen has voting and dispositive power with respect to the shares of Common Stock owned by the Partnership. Accordingly, Dr. Cohen owns or controls a sufficient number of shares of Common Stock to cause the Merger Agreement and the Merger to be authorized and adopted by the stockholders of the Company. SINCE DR. COHEN INTENDS TO VOTE ALL SHARES OF COMMON STOCK THAT HE OWNS OR CONTROLS IN FAVOR OF THE AUTHORIZATION AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER, THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER BY THE COMPANY'S STOCKHOLDERS ARE ASSURED. See "THE SPECIAL MEETING -- Votes Required."


BACKGROUND


     On February 5, 1996, Dr. Cohen made an unsolicited proposal to acquire all of the Common Stock held by stockholders of the Company (other than Dr. Cohen and the Partnership) in a negotiated cash merger of a corporation to be formed and owned by Dr. Cohen and the Partnership, with and into the Company, for $1.9375 per share in cash (the "Original Proposal"). In response to the Original Proposal, the Board appointed a special committee (the "Original Special Committee"), consisting of William T. Fitch and Robert N. Thomas, each a non-employee director of the Company, to, among other things, represent the interests of the unaffiliated stockholders of the Company and to take any and all actions necessary or advisable in connection with the evaluation and, if appropriate, the approval of the Original Proposal. Dr. Cohen and the members of the Board, including the members of the Original Special Committee, understood that the Board would not consider the Original Proposal or the transactions contemplated thereby, including the proposed merger, unless, after review and negotiation of the Original Proposal, the Original Special Committee, as representative of the interests of the Company's unaffiliated stockholders, determined that the Original Proposal was fair to, and in the best interests of, the stockholders of the Company (other than Dr. Cohen and the Partnership) and recommended that the Board accept the Original Proposal. Following the February 5, 1996, Board meeting, the Original Special Committee formally engaged Brody and Ober, P.C., as legal counsel, and Tucker Anthony, as financial advisor, with respect to the Original Proposal and related matters. After such appointment and prior to May 3, 1996, the Original Special Committee met on several occasions with its advisors. Dr. Cohen did not participate in the deliberations of the Original Special Committee. In February 1996, four putative class action complaints relating to the Original Proposal (the "Delaware Lawsuits") were filed in the Court of Chancery for the State of Delaware in and for New Castle County (the "Delaware Chancery Court").


     On May 8, 1996, the Original Special Committee, representatives of the Buyer, their respective counsel and representatives of Tucker Anthony met (the "May 8, 1996 Meeting") to discuss the Discussion Materials, dated May 1, 1996, prepared by Tucker Anthony and on which Tucker Anthony was relying in rendering advice to the Original Special Committee (the "Tucker Anthony Materials") and to negotiate a price in connection with the Original Proposal. At that meeting, Tucker Anthony reviewed the Tucker Anthony Materials and the parties discussed pricing. After considerable discussion, both parties remained far apart on pricing, with Tucker Anthony's representative indicating that he believed the Tucker Anthony committee which would have to approve an opinion as to the fairness of the price would certainly support a price of $3.25 per share, probably support a price of $3.00 per share and perhaps a price as low as $2.90 per share. The meeting concluded without an agreement on price. Later that day, Dr. Cohen advised the Company that he was withdrawing the offer under the Original Proposal.

     On June 3, 1996, counsel for Dr. Cohen and counsel for the plaintiffs in the Delaware Lawsuits commenced settlement discussions. In connection with those discussions, Dr. Cohen's attorneys informed the plaintiffs' attorneys that Dr. Cohen was willing to consider another merger proposal, provided the parties to the Delaware Lawsuits could reach an agreement-in-principle to settle such litigation. After further arm's-length negotiations between counsel for Dr. Cohen and the plaintiffs, such parties, by their respective attorneys, entered into the Memorandum of Understanding, dated June 3, 1996 (the "Memorandum of Understanding"), setting forth such an agreement-in-principle. Pursuant to the Memorandum of Understanding,

Dr. Cohen and the Partnership agreed to make a merger proposal to the Company pursuant to which, subject to the approval of the Merger Agreement by Dr. Cohen, the Board and the stockholders of the Company, and further subject to the approval of the settlement of the Delaware Lawsuits by the Delaware Chancery Court, a corporation to be formed and owned by Dr. Cohen and the Partnership would be merged with and into the Company, and each share of Common Stock (other than shares (i) held in the treasury of the Company, (ii) owned by the Buyer and
(iii) held by stockholders who had not voted in favor of the Merger and who had otherwise properly exercised their rights for appraisal of such shares in accordance with Section 262 of the DGCL) would be converted into the right to receive, upon surrender of the certificate evidencing such share, $2.375 per share in cash, without interest. Under the terms of the Memorandum of Understanding, the parties agreed to use their best efforts to agree upon and execute, by July 14, 1996, a formal Stipulation of Settlement and to obtain the Delaware Chancery Court's approval of a settlement of the Delaware Lawsuits, which have been consolidated for all purposes (such consolidated action is referred to in this Proxy Statement as the "Stockholder Action"), upon substantially the terms set forth in the Memorandum of Understanding. Pursuant to the Memorandum of Understanding, on July 25, 1996, the parties to the Stockholder Action, by and through their respective attorneys, entered into a Stipulation of Settlement, subject to the approval of the Delaware Chancery Court (the "Stipulation"). For a summary of certain of the terms of the Memorandum of Understanding and the Stipulation, see "SPECIAL FACTORS -- Certain Litigation." Consummation of the Merger is conditioned upon, among other things, settlement of the Stockholder Action upon substantially the terms set forth in the Memorandum of Understanding and approval of the settlement by the Delaware Chancery Court. See "THE MERGER -- Terms of the Merger -- Conditions to Consummation of the Merger."



     On June 4, 1996, Dr. Cohen delivered to the Company the Proposal, and the Board reconstituted the Special Committee, consisting of Robert N. Thomas as Chairman, William T. Fitch and Adraine J. Tom, each a non-employee director of the Company. Adraine J. Tom, a Chartered Financial Analyst who had served as an analyst for several mutual fund and investment management companies, had been elected to serve as a director of the Company at a regular meeting of the Board on May 13, 1996. See "DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY." Ms. Tom attended business school with an employee of the Company who is a relative of Dr. Cohen, and was brought to the attention of the Board by such employee. The Special Committee indicated that it intended to continue to engage Brody and Ober, P.C., as legal counsel. As with the Original Proposal, Dr. Cohen and the members of the Board, including the members of the Special Committee, understood that the Board would not consider the Proposal or the transactions contemplated thereby, including the proposed Merger, unless, after review and negotiation of the Proposal, the Special Committee, as representative of the interests of the Company's unaffiliated stockholders, determined that the Proposal was fair to, and in the best interests of, the stockholders of the Company (other than Dr. Cohen and the Partnership) and recommended that the Board accept the Proposal. Tucker Anthony did not participate in the deliberations of the Special Committee regarding the Proposal. See "SPECIAL FACTORS -- Background" for a discussion of the reasons Tucker Anthony was not asked to participate in such deliberations. After its appointment, the Special Committee held several telephonic meetings with its legal advisor and with counsel for the non-employee directors in the Stockholder Action to evaluate the Proposal and the Memorandum of Understanding. Dr. Cohen did not participate in the deliberations of the Special Committee. Between June 4, 1996, and June 10, 1996, the Special Committee and the Buyer negotiated with respect to the Merger Consideration and the Special Committee and the Buyer, through their legal advisors, had discussions regarding, and agreed upon certain revisions to, the Merger Agreement. See "SPECIAL FACTORS--Background."


RECOMMENDATION OF THE BOARD; FAIRNESS OF THE MERGER


     On June 10, 1996, the Special Committee unanimously determined that the Proposal was fair to, and in the best interests of, the stockholders of the Company (other than Dr. Cohen and the Partnership), and unanimously voted to recommend that the Board accept the Proposal and approve the Merger Agreement and the Merger. Later on June 10, 1996, at a special meeting of the full Board, which Dr. Cohen attended (the "June 10, 1996 Board Meeting"), the Special Committee presented its report with respect to the Proposal and advised the Board that it had unanimously determined that the Proposal was fair to, and in the best interests of, the stockholders of the Company (other than Dr. Cohen and the Partnership), and unanimously recommended that the Board accept the Proposal and approve the Merger Agreement and the Merger. After the Special Committee's presentation, Dr. Cohen and Martin L. Schulman (each of whom is an officer of the Company and an employee of its major subsidiary), and Robert S. Cooper and David H. Leigh (each of whom is a non-employee director whose employers have business dealings with the Company) left the meeting. The remaining non-employee directors, Elry C. Bird, William T. Fitch, Robert N. Thomas and Adraine J. Tom, unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and determined that the Merger is fair to, and in the best interests of, the holders of the Common Stock (other than Dr. Cohen and the Partnership). After the vote of these non-employee directors, the full Board, including Dr. Cohen, adopted the recommendation of the Special Committee as its own; unanimously approved the Merger Agreement and the Merger; determined that the Merger is fair to, and in the best interests of, the holders of the Common Stock (other than Dr. Cohen and the Partnership); and resolved to recommend that stockholders approve and adopt the Merger Agreement and the Merger. The Merger Agreement was executed immediately thereafter by the Company and the Buyer, and a press release was issued announcing the Board's approval of the Merger. See "SPECIAL FACTORS -- Recommendation of the Board." For a discussion of the factors considered by the Special Committee and the Board in reaching their determination and recommendation and those considered by Dr. Cohen, the Buyer and the Partnership in reaching their belief with respect to the Merger, see "SPECIAL FACTORS -- Fairness of the Merger." Certain members of the Board have conflicts of interest in connection with the Board's recommendation, including, in the case of Dr. Cohen, who voted in favor of the Merger, his continuing interest in the equity of the Surviving Corporation. See "SPECIAL
FACTORS -- Conflicts of Interest; Interests of Certain Persons in the Merger" and "-- Certain Relationships and Related Transactions."



     The Proposal price of $2.375 per share is below the range of prices that, at the May 8, 1996 Meeting, a representative of Tucker Anthony indicated would be required for a Tucker Anthony committee to issue a fairness opinion in connection with the Original Proposal. See "SPECIAL FACTORS -- Background,"
"-- Recommendation of the Board" and "-- Fairness of the Merger." The Special Committee and the Board, management of the Company, and the Buyer and Dr. Cohen believed that certain aspects of the Tucker Anthony analysis were incorrect and that, as a result, the range of prices suggested by the Tucker Anthony representative at the May 8, 1996 Meeting did not present a reasonable valuation of the Company. See "SPECIAL FACTORS -- Fairness of the Merger" and
"-- Financial Advisors."


FINANCIAL ADVISORS


     Tucker Anthony was engaged by the Original Special Committee to act as financial advisor in connection with the Original Proposal. Pursuant to the terms of Tucker Anthony's engagement, the Company paid Tucker Anthony a fee of $60,000 in connection with its analysis pursuant to the Original Proposal and agreed to pay Tucker Anthony an additional $40,000 if Tucker Anthony rendered an opinion, oral or written, as to the fairness, from a financial point of view, of the merger consideration to be paid in the merger pursuant to the Original Proposal. The Company agreed to reimburse Tucker Anthony for all of its reasonable out-of-pocket expenses and disbursements, including outside database and research services and fees and expenses of counsel, incurred in connection with its engagement. In addition, if the Special Committee requested that Tucker Anthony negotiate on its behalf with any party potentially interested in consummating a sale, merger, tender offer or other form of business combination or recapitalization involving the Company or its component businesses (a "Transaction") with the Company, the Company agreed to pay Tucker Anthony a cash fee at the closing of a Transaction in an amount equal to five percent of the Transaction Amount (defined as the total consideration paid or contributed for the Common Stock of the Company) in excess of the Transaction Amount calculated based on $1.9375 per share of Common Stock. The Company also agreed to indemnify Tucker Anthony against certain liabilities and to reimburse Tucker Anthony for reasonable costs and expenses, including counsel fees, incurred in connection therewith. Since Tucker Anthony has not been asked to deliver an opinion as to the fairness, from a financial point of view, of the Merger Consideration, it has not been paid the additional $40,000 fee contemplated in its engagement agreement for delivery of a fairness opinion. See "SPECIAL
FACTORS -- Background," "-- Fairness of the Merger" and "-- Financial Advisors." For a discussion of the reasons Tucker Anthony was not asked to render an opinion as to the fairness of the Proposal price of $2.375 per share, see "SPECIAL
FACTORS -- Background" and "-- Financial Advisors."


     Carter Capital, an investment banking firm, was retained by counsel to Dr. Cohen and the Company in June 1996, after Dr. Cohen made the Proposal, to analyze certain financial information with respect to the Company, including certain portions of the Tucker Anthony Materials. Pursuant to the terms of Carter Capital's engagement, the Company has agreed to pay Carter Capital a fee of $15,000. The Company agreed to indemnify Carter Capital against certain liabilities and to reimburse Carter Capital for reasonable costs and expenses, including counsel fees, incurred in connection therewith. Management of the Company and the Buyer and Dr. Cohen believed that certain aspects of the Tucker Anthony analysis were incorrect and that, as a result, the range of prices suggested by the Tucker Anthony representative at the May 8, 1996 Meeting did not present a reasonable valuation of the Company. See "SPECIAL
FACTORS -- Financial Advisors." Carter Capital was engaged on June 7, 1996, for the limited purpose of assisting the Buyer and Dr. Cohen in analyzing the Tucker Anthony Materials in preparation for negotiations with the Special Committee and the Board prior to or at the June 10, 1996 Board Meeting. Carter Capital reviewed public information with respect to the Company and the Tucker Anthony Materials to assist the Buyer and Dr. Cohen in determining whether their concerns regarding the Tucker Anthony analysis were legitimate. Carter Capital was retained only for the purpose of assisting in the analysis of the Tucker Anthony Materials, and was not retained to provide an opinion with respect to the fairness, from a financial point of view, of the Proposal price of $2.375 per share. For a discussion of the analysis conducted by Carter Capital, see "SPECIAL FACTORS -- Financial Advisors." In light of the limited time available between its engagement and the June 10, 1996 Board Meeting, Carter Capital was not asked to provide an oral or written report or an opinion as to the fairness, from a financial point of view, of the Merger Consideration or to make a presentation to the Board or the Special Committee. The analysis performed by Carter Capital is not necessarily the same analysis, or as extensive an analysis, as it might have performed had more time been available or had it been engaged to provide a report or an opinion as to the fairness of the Merger Consideration. See "SPECIAL FACTORS -- Background," "-- Fairness of the Merger" and "-- Financial Advisors."


CONFLICTS OF INTERESTS; INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the Special Committee and the Board with respect to the Merger, stockholders should be aware that certain members of the Board have conflicts of interest in connection with the Merger, including, in the case of Dr. Cohen, his continuing interest in the equity of the Surviving Corporation after the Merger. In addition, certain members of management and certain other individuals have certain interests in the Merger. See "SPECIAL FACTORS -- Conflicts of Interest; Interests of Certain Persons in the Merger" and "-- Certain Relationships and Related Transactions."

CERTAIN LITIGATION


     The Delaware Lawsuits were filed in the Delaware Chancery Court in February 1996. The Delaware Lawsuits have been consolidated for all purposes by agreement of the parties as the Stockholder Action. The Proposal has been made in connection with the terms of a Memorandum of Understanding, setting forth an agreement-in-principle with respect to the settlement of the Stockholder Action. The settlement contemplated by the Memorandum of Understanding will not be binding on any party until, and is otherwise subject to, consummation of the Merger contemplated by the Proposal, final approval by the Delaware Chancery Court of the settlement (and the exhaustion of possible appeals, if any) and certain other conditions. Under the terms of the Memorandum of Understanding, the parties agreed to use their best efforts to agree upon and execute, by July 14, 1996, a Stipulation of Settlement and to obtain approval by the Delaware Chancery Court of a settlement of the Stockholder Action upon substantially the terms set forth in the Memorandum of Understanding. Pursuant to the Memorandum of Understanding, on July 25, 1996, the parties to the Stockholder Action, by and through their respective attorneys, entered into the Stipulation, subject to the approval of the Delaware Chancery Court. The Delaware Chancery Court has scheduled a settlement hearing for August 27, 1996, at 11:00 a.m. However, there can be no assurance that the Delaware Chancery Court will approve the proposed settlement. See "SPECIAL FACTORS -- Certain Litigation." Counsel for the plaintiffs in the Stockholder Action are not acting on behalf of the public stockholders of the Company for the purpose of negotiating the terms of the Merger. Pursuant to the Stipulation, the parties to the Stockholder Action are requesting the Delaware Chancery Court to approve the Settlement and adjudge the terms of the Settlement to be fair, reasonable and adequate; however, the Delaware Chancery Court will not make a finding, or otherwise determine or render an opinion, as to the fairness, from a financial point of view, of the Proposal price of $2.375 per share to be received by the stockholders (other than Dr. Cohen and the Partnership) upon consummation of the Merger. Under the terms of the Merger Agreement, the Buyer or the Company may elect not to consummate the Merger if the Delaware Chancery Court has not approved the settlement of the Stockholder Action on substantially the terms set forth in the Memorandum of Understanding, or if other legal proceedings relating to the Merger are pending. See "THE MERGER -- Terms of the Merger -- Conditions to Consummation of the Merger."

CERTAIN TAX CONSEQUENCES OF THE MERGER

     Under federal income tax laws, the transfer by Dr. Cohen and the Partnership to the Buyer of all of their shares of Common Stock in exchange for all of the issued and outstanding common stock of the Buyer will not be taxable to Dr. Cohen or the Partnership, and the Company, as a party to the Merger, will not recognize gain or loss as a result of the Merger. However, the Surviving Corporation will be subject to the provisions of Section 382 of the Internal Revenue Code, which will limit the ability of the Surviving Corporation to use any available net operating loss and tax credit carryforwards. The receipt of cash for the Common Stock in the Merger or pursuant to the exercise of appraisal rights under the DGCL will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction for state, local, foreign and other tax purposes. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER. See "SPECIAL FACTORS -- Certain Tax Consequences of the Merger."

EFFECTIVE TIME OF THE MERGER; PAYMENT FOR SHARES OF COMMON STOCK

     The Merger will become effective (the "Effective Time") when a certificate of merger (the "Certificate of Merger") is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The filing of the Certificate of Merger will be made after all conditions set forth in the Merger Agreement have been satisfied or waived and provided that the Merger Agreement has not been terminated. No such waiver or termination will require the vote or consent of the Company's stockholders. See "THE MERGER -- Effective Time of the Merger."

     Detailed instructions with regard to the surrender of certificates, together with a letter of transmittal, will be forwarded to record holders, as of the Effective Time, of certificates formerly evidencing shares of Common Stock as promptly as practicable following the Effective Time by American Stock Transfer & Trust Company (the "Exchange Agent"). Payment will be made to such former holders of Common Stock as promptly as practicable following receipt by the Exchange Agent of certificates for their Common Stock and other required documents. No interest will be paid or accrued on the cash payable upon the surrender of certificates. STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES AT THIS TIME. See "THE MERGER--Payment for Shares of Common Stock."

CONDITIONS TO CONSUMMATION OF THE MERGER

     The obligations of the Company and the Buyer to effect the Merger are subject to the fulfillment at or prior to the Effective Time of certain conditions, including, among others, the approval and adoption by the Company's stockholders of the Merger and the Merger Agreement in accordance with the DGCL, that no legal impediment (e.g., injunction, suit, statute, etc.) to the Merger shall have arisen, and the Delaware Chancery Court shall have approved the settlement of the Stockholder Action on substantially the terms set forth in the Memorandum of Understanding.

     In addition, the obligation of the Buyer to effect the Merger is also subject to the fulfillment at or prior to the Effective Time of certain other conditions, including, among others, the following: the Company's representations and warranties must be true and correct in all material respects; the Company must comply with its obligations under the Merger Agreement in all material respects; the number of shares of the Company Common Stock as to which appraisal rights have been exercised shall not exceed 5% of the total number of shares of Common Stock outstanding on the Effective Time; and the commitment provided to Dr. Cohen for financing to be used to pay a portion of the Merger Consideration to the stockholders of the Company (other than the Buyer) shall remain in full force and effect as of the Effective Time.

     The obligation of the Company to effect the Merger is also subject to the fulfillment at or prior to the Effective Time of certain other conditions, including, among others, the following: the representations and warranties of the Buyer must be true and correct in all material respects; the Buyer must comply with its obligations under the Merger Agreement in all material respects; the Buyer's stockholders shall have duly approved and adopted the Merger Agreement in accordance with the DGCL; the Company shall have received the consent of all third parties whose consent may be required under any agreement or instrument binding the Company or its properties; and the Company shall have received an opinion of counsel to the Buyer with respect to certain matters set forth in the Merger Agreement. See "THE MERGER -- Terms of the
Merger -- Conditions to Consummation of the Merger."

TERMINATION; AMENDMENTS

     The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval of the Merger Agreement and the Merger by the stockholders of the Company: (a) by mutual consent of the respective Boards of Directors of the Buyer and the Company; (b) by the Buyer or the Company, if (i) the Merger has not occurred prior to December 31, 1996, but only if the party seeking to terminate the Merger Agreement has not caused the delay and is not in material breach of any of its obligations under the Merger Agreement or (ii) a final, non-appealable order, decree or ruling has been issued or other action has been taken permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement; (c) by the Buyer if (i) the Company shall have materially breached or failed to comply with its obligations under the Merger Agreement, or
(ii) any representation or warranty of the Company was incorrect in any material respect when made or has ceased to be correct in any material respect; or (d) by the Company, if (i) the Buyer has materially breached or failed to comply with its obligations under the Merger Agreement, or (ii) any representation or warranty of the Buyer was incorrect in any material respect when made or has ceased to be true and correct in any material respect.

     The Merger Agreement may be amended by agreement of the Buyer and the Special Committee and the Board of Directors of the Company, whether before or after approval of the Merger by the stockholders of the Company; however, once the Merger is approved by the Company's stockholders, no amendment may modify the cash consideration of $2.375 per share of Common Stock to be given to the holders of the Common Stock (other than the Buyer), and no amendment may materially adversely affect the rights of the holders of Common Stock of the Company (other than a termination of the Merger Agreement pursuant to its terms). See "THE MERGER -- Terms of the Merger -- Termination" and
"-- Amendments."

EXPENSES

     The Company and the Buyer will bear their respective expenses incurred in connection with entering into the Merger Agreement, except that the Company has agreed to bear all expenses related to the preparation, printing, filing and mailing of this Proxy Statement, the conduct of the Special Meeting and the solicitation of proxies in connection therewith. If the Merger is not consummated as a result of the nonsatisfaction of any condition to the obligations of the Buyer (other than nonsatisfaction, as a result of any action taken or omitted to be taken by the Buyer or Dr. Cohen, of the condition that the commitment provided to the Buyer for financing to be used to pay a portion of the Merger Consideration shall remain in full force and effect as of the Effective Time), and the Buyer has substantially performed its obligations under the Merger Agreement up to the time of termination of the Merger Agreement or abandonment of the Merger, the Company is obligated to reimburse the Buyer, or pay directly for the Buyer's benefit, all documented out-of-pocket expenses of the Buyer relating to the Merger Agreement, the transactions contemplated thereby and any activities related thereto. See "THE MERGER -- Terms of the Merger -- Expenses." For an itemized statement of expenses incurred or estimated to be incurred in connection with the Merger Agreement, the Merger and the related transactions, see "FEES AND EXPENSES."

SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by the Buyer to pay the Merger Consideration to holders of Common Stock (other than the Buyer) and to pay related fees and expenses in connection with the Merger is estimated to be approximately $4.2 million. See "THE MERGER -- Source and Amount of Funds" and "FEES AND EXPENSES." Dr. Cohen has obtained a commitment, dated March 22, 1996, as amended by letter agreement, dated June 10, 1996 (the "Commitment"), from the Company's principal lender providing for a financing in an aggregate amount of up to $3 million. The Buyer currently expects that the Merger Consideration and related fees and expenses will be paid from the proceeds of such financing, and from the personal funds of Dr. Cohen and/or working capital of the Surviving Corporation upon the consummation of the Merger. For a summary of the term, interest rate, security and other principal terms of the Commitment, see "THE MERGER -- Source and Amount of Funds -- Debt Facility." It is a condition to the obligation of the Buyer to effect the Merger that the Commitment shall remain in full force and effect as of the Effective Time. See "THE MERGER -- Terms of the Merger -- Conditions to Consummation of the Merger."

DISSENTERS' APPRAISAL RIGHTS

     Company stockholders who do not vote to adopt the Merger Agreement may dissent from the Merger and elect to have the fair value of their dissenting shares, based on all relevant factors and excluding any element of value from the accomplishment or expectation of the Merger, judicially appraised and paid to them in lieu of the Merger Consideration. Holders of shares of Common Stock are not required to vote such shares against the Merger in order to obtain such rights of appraisal with respect to such shares. Such stockholders must deliver a written demand for such appraisal to the Company prior to the taking of a vote on the Merger Agreement in the manner provided in Section 262 of the DGCL and otherwise comply with the requirements of Section 262 of the DGCL, the full text of which is attached hereto as Annex B. Any deviation from such requirements may result in the forfeiture of dissenters' rights. Holders of shares of Common Stock who sign and return the proxy card included with this Proxy Statement with instructions to vote in favor of the Merger or, since proxy cards returned without instructions will be voted in favor of the Merger, with no instruction to vote against or abstain from voting with respect to the Merger, will not be entitled to rights of appraisal with respect to such shares. See "THE
MERGER -- Appraisal Rights of Dissenting Stockholders" and Annex B to this Proxy Statement. It is a condition to the obligation of the Buyer to consummate the Merger that the number of shares of the Common Stock as to which appraisal rights have been exercised by the holders thereof shall not exceed 5% of the total number of shares of Common Stock outstanding on the Effective Time. See "THE MERGER -- Terms of the Merger -- Conditions to Consummation of the Merger."


MARKET PRICES; DIVIDENDS



     The principal market on which the Company's Common Stock is traded is the American Stock Exchange (the "AMEX") under the symbol CUS. On June 3, 1996, the last full trading day prior to the press release by the Company announcing delivery to the Company of the Proposal, the high and low sales prices of the Common Stock, as reported on the AMEX, were $2.13 and $2.00, respectively. As of August 19, 1996, the high and low sales prices of the Common Stock, as reported on the AMEX, were $2.13 and $2.13, respectively.

     The following table sets forth the high and low sales prices for the Common Stock as reported by the AMEX Composite tape for the periods shown:


                                  FISCAL YEAR                            HIGH     LOW
        ---------------------------------------------------------------  -----   -----
        1994
        First Quarter..................................................  $3.00   $2.25
        Second Quarter.................................................   2.94    2.25
        Third Quarter..................................................   3.13    2.38
        Fourth Quarter.................................................   3.00    2.38
        1995
        First Quarter..................................................   4.38    2.31
        Second Quarter.................................................   3.56    2.56
        Third Quarter..................................................   3.06    2.38
        Fourth Quarter.................................................   3.00    2.25
        1996
        First Quarter..................................................   3.25    2.50
        Second Quarter.................................................   2.88    1.75
        Third Quarter..................................................   2.25    1.88
        Fourth Quarter.................................................   2.25    1.81
        1997
        First Quarter (through August 19, 1996)........................   2.25    2.06


     The Company has not paid any dividends on the Common Stock. The Company's loan agreement, as amended, with its principal lending bank prohibits the payment of any cash dividends by the Company without such bank's prior consent. The Company has no current plans to pay dividends on the Common Stock. See "MARKET PRICES; DIVIDENDS."


     STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK.



SELECTED FINANCIAL DATA


     The following table presents selected historical consolidated financial data for the Company and its subsidiaries. The data should be read in conjunction with the financial information contained in the historical Consolidated Financial Statements and Notes thereto of the Company which are included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995, and the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996, which reports are incorporated by reference elsewhere in this Proxy Statement. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The balance sheet data as of March 31, 1995, is derived from the historical Consolidated Financial Statements and Notes thereto of the Company which are included in the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1995. The interim information for the nine months ended March 31, 1996, and 1995, reflects, in the opinion of management of the Company, all adjustments necessary for a fair presentation of results for such periods, and all such adjustments are of a normal recurring nature. The results of operations for such interim periods are not necessarily indicative of the results of operations for any other interim periods or for the year as a whole.

     Additional financial information regarding the Company has been filed as an exhibit to the Rule 13e-3 Transaction Statement on Schedule 13E-3 of the Company, the Buyer, Dr. Cohen and the Partnership filed with the Securities and Exchange Commission (the "SEC") in connection with the Merger (the "Schedule 13E-3") and may be inspected and copies may be obtained in the manner described in "ADDITIONAL INFORMATION."

                             CUSTOMEDIX CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                      NINE MONTHS ENDED
                                          MARCH 31,                    TWELVE MONTHS ENDED JUNE 30,
                                      ------------------    ---------------------------------------------------
                                       1996       1995       1995       1994       1993       1992       1991
INCOME STATEMENT DATA:
  Revenues (a)......................  $39,542    $37,507    $51,087    $47,307    $41,823    $37,342    $36,684
                                      =======    =======    =======    =======    =======    =======    =======
  Income from continuing operations
     (a)............................  $    90    $   564    $   888    $ 1,021    $   738    $   652    $ 1,230
  Loss from discontinued
     operation......................       --         --         --         --         --     (2,194)      (387)
                                      -------    -------    -------    -------    -------    -------    -------
  Net income (loss).................  $    90    $   564    $   888    $ 1,021    $   738    $(1,542)   $   843
                                      =======    =======    =======    =======    =======    =======    =======
  Weighted average number of shares
     outstanding (b)................    3,334      3,719      3,646      3,735      3,726      3,431      3,280
                                      =======    =======    =======    =======    =======    =======    =======
  Income (loss) per share:
  Continuing operations (a).........  $   .03    $   .15    $   .24    $   .27    $   .20    $   .19    $   .38
  Discontinued operation............       --         --         --         --         --       (.64)      (.12)
                                      -------    -------    -------    -------    -------    -------    -------
  Income (loss) per share...........  $   .03    $   .15    $   .24    $   .27    $   .20    $  (.45)   $   .26
                                      =======    =======    =======    =======    =======    =======    =======
  Cash dividends declared per
     share..........................  $    --    $    --    $    --    $    --    $    --    $    --    $    --
                                      =======    =======    =======    =======    =======    =======    =======
BALANCE SHEET DATA:
  Working capital...................  $10,600    $10,357    $10,641    $ 9,726    $ 8,940    $ 8,438    $ 8,983
  Total assets......................  $23,872    $23,462    $23,396    $24,347    $22,641    $22,120    $25,648
  Long-term debt and obligations
     under capital leases, less
     current portion................  $ 6,371    $ 6,540    $ 6,824    $ 6,988    $ 7,908    $ 9,050    $12,012
  Total assets less excess of cost
     over net assets of businesses
     acquired.......................  $19,276    $18,552    $18,587    $19,136    $17,028    $16,105    $19,231
  Stockholders' equity..............  $10,491    $10,671    $10,402    $10,128    $ 9,074    $ 8,389    $ 9,229
  Book value per share (c)..........  $  3.18    $  2.89    $  3.16    $  2.74    $  2.46    $  2.26    $  2.86
  Tangible book value per share
     (d)............................  $  1.79    $  1.56    $  1.70    $  1.33    $   .94    $   .64    $   .87
                                      =======    =======    =======    =======    =======    =======    =======


- ---------------
(a) Does not include the operations of Automatic Injection Molding, Inc., which were discontinued effective December 31, 1991.

(b) As adjusted for the effect of the one-for-ten reverse stock split declared by the Board of Directors of the Company in May 1991 for stockholders of record on November 4, 1991.

(c) Based on the number of shares outstanding on last day of period.

(d) Tangible book value per share is computed by taking stockholders' equity less the amount of cost over net assets of businesses acquired divided by the number of shares outstanding on the last day of the period.

                              THE SPECIAL MEETING

GENERAL

     This Proxy Statement is being furnished to holders of shares of Common Stock in connection with the solicitation of proxies by and on behalf of the Board for use at the Special Meeting to be held on the date, at the time and place and for the purposes set forth below and in the accompanying Notice of Special Meeting of Stockholders and at any adjournments or postponements thereof.


     The Special Meeting will be held on September 30, 1996, at 9:00 a.m., Eastern Daylight Time, at the Ramada Inn, 275 Research Parkway, Meriden, Connecticut.


PURPOSE; RECORD DATE; VOTING AT THE SPECIAL MEETING

     The purpose of the Special Meeting is to consider and vote upon a proposal to authorize and adopt the Merger Agreement, dated as of June 10, 1996, between the Company and the Buyer. The Merger Agreement provides that, subject to the adoption of the Merger Agreement by the Company's stockholders and the satisfaction of certain conditions contained therein, the Buyer will be merged with and into the Company. In the Merger, each share of Common Stock (other than shares (i) held in the treasury of the Company, (ii) owned by the Buyer and
(iii) held by stockholders who have not voted in favor of the Merger and who have otherwise properly exercised their rights for appraisal of such shares in accordance with Section 262 of the DGCL) will be converted into the right to receive, upon surrender of the certificate evidencing such share, $2.375 per share in cash, without interest. The Company will be the Surviving Corporation of the Merger, and each outstanding share of common stock of the Buyer will be converted into one share of common stock of the Surviving Corporation. Common Stock held by the Buyer or by the Company in treasury will be cancelled without further consideration. As a result of the Merger, Dr. Cohen and the Partnership, as the sole stockholders of the Buyer, will have acquired the entire equity of the Company, the Common Stock of the Company will cease to be publicly traded and the former stockholders of the Company will cease to share in the future earnings and growth, and will have no further rights as stockholders, of the Company. See "SPECIAL FACTORS -- Certain Effects of the Merger" and "THE
MERGER -- Terms of the Merger."

     The Board has fixed the close of business on August 8, 1996, as the Record Date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Holders of Common Stock are entitled to one vote at the Special Meeting for each share of Common Stock held of record on the Record Date.

     Stockholders have the right to dissent from the Merger Agreement and, subject to certain conditions provided under the DGCL, to receive payment for the fair value of their shares of Common Stock. See "THE MERGER -- Appraisal Rights of Dissenting Stockholders" and Annex B to this Proxy Statement.

     The directors of the Company other than Dr. Cohen have advised the Company that they intend to vote all shares of Common Stock (currently approximately 1.27% of the outstanding Common Stock in the aggregate) owned or held by them, including shares with respect to which they hold proxies, in favor of the authorization and adoption of the Merger Agreement. Dr. Cohen intends to vote all shares of Common Stock owned or controlled by him, including the shares of Common Stock owned by the Partnership, in favor of the authorization and adoption of the Merger Agreement. See "-- Votes Required" and "STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS."

VOTES REQUIRED

     The presence, in person or represented by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Authorization and adoption of the Merger Agreement and the Merger require, under Section 251 of the DGCL, the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the Record Date. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting or any and all adjournments and postponements thereof.

     As of the Record Date and August 19, 1996, 3,295,886 shares of Common Stock, held by approximately 2,400 holders of record, were issued and outstanding. As of the Record Date, Dr. Cohen and the Partnership owned an aggregate of 1,683,292 shares, or approximately 51.07%, of the issued and outstanding shares of Common Stock. See "STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS." Dr. Cohen has voting and dispositive power with respect to the shares of Common Stock owned by the Partnership. Accordingly, Dr. Cohen owns or controls a sufficient number of shares of Common Stock to cause the Merger Agreement and the Merger to be authorized and adopted by the stockholders of the Company. SINCE DR. COHEN INTENDS TO VOTE ALL SHARES OF COMMON STOCK THAT HE OWNS OR CONTROLS IN FAVOR OF THE AUTHORIZATION AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER, THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER BY THE COMPANY'S STOCKHOLDERS ARE ASSURED.



     Shares of Common Stock represented at the Special Meeting by a properly executed, dated and returned proxy will be treated as present at the Special Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. Proxies relating to "street name" shares that are properly executed and returned by brokers will be counted as shares present for purposes of determining the presence of a quorum, but will not be treated as shares having voted at the Special Meeting as to the Merger Agreement and the Merger if authority to vote is withheld by the broker (a "broker non-vote"). Abstentions will be recorded as such by the Inspector of Election for the Special Meeting. In light of the treatment of abstentions and broker non-votes and the fact that the affirmative votes required to authorize and adopt the Merger Agreement and the Merger are stated percentages of the total number of outstanding shares of Common Stock on the Record Date, abstentions and broker non-votes (as well as any other failure to vote shares of Common Stock) will have the same effect as votes against the authorization and adoption of the Merger Agreement and the Merger. STOCKHOLDERS WHO FAIL TO PROPERLY EXECUTE AND RETURN A PROXY CARD OR OTHERWISE FAIL TO VOTE THEIR SHARES OF COMMON STOCK AT THE SPECIAL MEETING WILL IN EFFECT BE VOTING AGAINST THE AUTHORIZATION AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.


REVOCATION AND USE OF PROXIES; SOLICITATION

     Shares of Common Stock which are represented by properly executed, dated and returned proxies, unless such proxies shall have previously been properly revoked, will be voted in accordance with the instructions indicated in such proxies. If no contrary instructions are indicated, such shares will be voted FOR authorization and adoption of the Merger Agreement and the Merger and in the discretion of the proxy holder as to any other matter which may properly come before the Special Meeting. Any other matter which may properly come before the Special Meeting at which a quorum is present for such purpose requires the affirmative vote of at least a majority of the shares of Common Stock present, in person or by proxy. A stockholder who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by delivering a written notice of revocation of the proxy being revoked, or by submission of a properly executed proxy bearing a later date than the proxy being revoked, to the Secretary of the Company at 53 North Plains Industrial Road, Wallingford, Connecticut 06492, or by attending the Special Meeting and voting the Common Stock covered thereby in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy).

     Proxies are being solicited by and on behalf of the Board. Any questions or requests for assistance regarding proxies and related materials may be directed in writing to Secretary, Customedix Corporation, 53 North Plains Industrial Road, Wallingford, Connecticut 06492, (203) 284-9079. The Company will bear the cost of the Special Meeting and of soliciting proxies therefor, including the reasonable expenses incurred by brokerage houses, custodians, nominees and fiduciaries in forwarding proxy material to the beneficial owners of shares of Common Stock.

                                SPECIAL FACTORS

BACKGROUND


     At a regular meeting of the Board held on February 5, 1996, Dr. Cohen delivered to the Company the Original Proposal to acquire all of the Common Stock held by stockholders of the Company, other than Dr. Cohen and the Partnership, in a negotiated cash merger of a corporation to be formed and owned by Dr. Cohen and the Partnership, with and into the Company, for $1.9375 per share in cash. In response to the Original Proposal, the Board appointed the Original Special Committee, consisting of William T. Fitch and Robert N. Thomas, each a non-employee director of the Company, to, among other things, represent the interests of the unaffiliated stockholders of the Company and take any and all actions necessary or advisable in connection with the evaluation and, if appropriate, the approval of the Original Proposal. Dr. Cohen and the members of the Board, including the members of the Original Special Committee, understood that the Board would not consider the Original Proposal or the transactions contemplated thereby, including the proposed merger, unless, after review and negotiation of the Original Proposal, the Original Special Committee, as representative of the interests of the Company's unaffiliated stockholders, determined that the Original Proposal was fair to, and in the best interests of, the stockholders of the Company (other than Dr. Cohen and the Partnership) and recommended that the Board accept the Original Proposal. Following the February 5, 1996, Board meeting, the Original Special Committee formally engaged Brody and Ober, P.C., as legal counsel, and Tucker Anthony, as financial advisor, with respect to the Original Proposal and related matters. After such appointment and prior to May 3, 1996, the Original Special Committee met on several occasions with its advisors, and Company management provided Tucker Anthony with certain information with respect to the Company to assist Tucker Anthony in its evaluation. Dr. Cohen did not participate in the deliberations of the Special Committee. For a description of the terms of Tucker Anthony's engagement by the Company, see "-- Financial Advisors." In February 1996, the Delaware Lawsuits were filed in the Delaware Chancery Court. See "-- Certain Litigation."


     Prior to May 3, 1996, Tucker Anthony provided the Special Committee with the Tucker Anthony Materials prepared by Tucker Anthony in connection with its evaluation, from a financial point of view, of the fairness of the merger consideration to be paid in the merger pursuant to the Original Proposal. On May 3, 1996, the Original Special Committee and its counsel met with representatives of the Buyer and its counsel to negotiate the terms of the Original Proposal. At that meeting, the Buyer suggested that negotiations over the proposed price might be more productive if the Buyer understood the information on which the Original Special Committee was relying as well as the analysis of that information by the Original Special Committee and/or its financial advisor, Tucker Anthony, and the Original Special Committee furnished the Tucker Anthony Materials to the Buyer and its counsel. The parties agreed that they would engage in further discussion after the Buyer had an opportunity to review the Tucker Anthony Materials, and that a representative of Tucker Anthony should be present during such discussion. A meeting was scheduled for May 8, 1996, the earliest date a representative of Tucker Anthony was available to attend.

     The full text of the Tucker Anthony Materials has been filed as an exhibit to the Schedule 13E-3. See "-- Financial Advisors" for further information with respect to the Tucker Anthony Materials.

     On May 8, 1996, the Original Special Committee, representatives of the Buyer, their respective counsel and representatives of Tucker Anthony met to discuss the Tucker Anthony Materials and to negotiate a price in connection with the Original Proposal. After a representative from Tucker Anthony reviewed and the parties discussed the Tucker Anthony Materials, discussion on pricing ensued. After considerable discussion, both parties remained far apart on pricing, with Tucker Anthony's representative indicating that he believed the Tucker Anthony committee which would have to approve an opinion as to the fairness of the price would certainly support a price of $3.25 per share, probably support a price of $3.00 per share and perhaps a price as low as $2.90 per share. The Buyer indicated that it could not reach a price within the range suggested by the representative of Tucker Anthony, and the representative of Tucker Anthony indicated that he did not believe it would be worthwhile to seek to have Tucker Anthony consider rendering an opinion as to the fairness of a price lower than that range. Since at this point the Original Special Committee and the Buyer were unwilling to proceed without a fairness opinion from Tucker Anthony, the meeting concluded without an agreement on price. Following the meeting, the Tucker Anthony representative advised the Special Committee's Chairman and its counsel that if Dr. Cohen wished to submit a price to Tucker Anthony for consideration, Tucker Anthony would advise the Special Committee as to its view of the fairness of such price. However, the representative of Tucker Anthony stated that any such advice would require payment by the Company of the $40,000 additional fee due to Tucker Anthony upon rendering of an opinion. Dr. Cohen refused to accept Tucker Anthony's condition for its consideration of an increased offer. Later that day, Dr. Cohen advised the Company that he was withdrawing the offer under the Original Proposal.

     On May 13, 1996, at a regular meeting of the Board, Adraine J. Tom, a Chartered Financial Analyst who had served as an analyst for several mutual fund and investment management companies, was elected to serve as a director of the Company. The directors believed that Ms. Tom's financial background and experience would be a valuable addition to the Board. See "DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY." Ms. Tom attended business school with an employee of the Company who is a relative of Dr. Cohen, and was brought to the attention of the Board by such employee.

     On June 3, 1996, counsel for Dr. Cohen and counsel for the plaintiffs in the Delaware Lawsuits commenced settlement discussions. In connection with those discussions, Dr. Cohen's attorneys informed the plaintiffs' attorneys that Dr. Cohen was willing to consider another merger proposal, provided the parties to the Delaware Lawsuits could reach an agreement-in-principle to settle such litigation. After further arm's-length negotiations between counsel for Dr. Cohen and the plaintiffs, such parties, by their respective attorneys, entered into the Memorandum of Understanding setting forth such an agreement-in-principle. Pursuant to the Memorandum of Understanding, Dr. Cohen and the Partnership agreed to make a merger proposal to the Company pursuant to which, subject to the approval of the Merger Agreement by Dr. Cohen, the Board and the stockholders of the Company, and further subject to the approval of the settlement of the Delaware Lawsuits by the Delaware Chancery Court, a corporation to be formed and owned by Dr. Cohen and the Partnership would be merged with and into the Company, and each share of Common Stock (other than shares (i) held in the treasury of the Company, (ii) owned by the Buyer and
(iii) held by stockholders who had not voted in favor of the Merger and who had otherwise properly exercised their rights for appraisal of such shares in accordance with Section 262 of the DGCL) would be converted into the right to receive, upon surrender of the certificate evidencing such share, $2.375 per share in cash, without interest. The Memorandum of Understanding contemplates the payment by the Company of the legal fees and expenses of plaintiffs' counsel in an amount not to exceed $200,000. Under the terms of the Memorandum of Understanding, the parties agreed to use their best efforts to agree upon and execute, by July 14, 1996, a Stipulation of Settlement and to obtain the Delaware Chancery Court's approval of a settlement of the Delaware Lawsuits, which have been consolidated for all purposes as the Stockholder Action, upon substantially the terms of the Memorandum of Understanding. Pursuant to the Memorandum of Understanding, on July 25, 1996, the parties to the Stockholder Action, by and through their respective attorneys, entered into the Stipulation, subject to the approval of the Delaware Chancery Court. The Delaware Chancery Court has scheduled a settlement hearing for August 27, 1996, at 11:00 a.m. However, there can be no assurance that the Delaware Chancery Court will approve the proposed settlement. For a summary of certain of the terms of the Memorandum of Understanding and the Stipulation, see "-- Certain Litigation." Consummation of the Merger is conditioned upon, among other things, settlement of the Stockholder Action upon substantially the terms set forth in the Memorandum of Understanding and approval of the settlement by the Delaware Chancery Court. See "THE MERGER -- Terms of the Merger -- Conditions to Consummation of the Merger."

     On June 4, 1996, Dr. Cohen delivered to the Company the Proposal to acquire all of the Common Stock held by stockholders of the Company, other than Dr. Cohen and the Partnership, in a negotiated cash merger of a corporation to be formed and owned by Dr. Cohen and the Partnership, with and into the Company, for $2.375 per share.


     In response to the Proposal, the Board reconstituted the Special Committee, consisting of Robert N. Thomas, as Chairman, William T. Fitch and Adraine J. Tom, each a non-employee director of the Company, to, among other things, represent the interests of the unaffiliated stockholders of the Company and take any and all actions necessary or advisable in connection with the evaluation and, if appropriate, the approval of the Proposal. The Special Committee indicated that it intended to continue to engage Brody and Ober, P.C., as legal counsel. As a result of the discussions with Tucker Anthony at the May 8, 1996 Meeting, the Special Committee and the Company understood that any further consideration by Tucker Anthony as to the fairness of the price offered pursuant to the Proposal would require the Company to pay an additional $40,000 fee to Tucker Anthony. Because the Company did not believe this condition to Tucker Anthony's consideration of an increased offer was consistent with the terms of Tucker Anthony's engagement, neither the Special Committee nor the Company desired to ask Tucker Anthony to provide additional services in connection with the Proposal. In addition, management of the Company, and the Buyer and Dr. Cohen, believed that certain aspects of the Tucker Anthony analysis were incorrect and that, as a result, the range of prices suggested by Tucker Anthony's representative at the May 8, 1996 Meeting did not present a reasonable valuation of the Company. See "SPECIAL FACTORS -- Financial Advisors." For these reasons, Tucker Anthony was not asked to provide any services, or to render an opinion with respect to the fairness of the Merger Consideration, in connection with the Proposal.


     As with the Original Proposal, Dr. Cohen and the members of the Board, including the members of the Special Committee, understood that the Board would not consider the Proposal or the transactions contemplated thereby, including the proposed Merger, unless, after review and negotiation of the Proposal, the Special Committee, as representative of the interests of the Company's unaffiliated stockholders, determined that the Proposal was fair to, and in the best interests of, the stockholders of the Company (other than Dr. Cohen and the Partnership) and recommended that the Board accept the Proposal. After its appointment, the Special Committee held several telephonic meetings with its legal advisor and with counsel for the independent directors in the Stockholder Action to evaluate the Proposal, the Memorandum of Understanding, the Tucker Anthony Materials and Dr. Cohen's analysis of the Tucker Anthony Materials, reflecting, in part, discussions between the transaction proponents and Carter Capital, an investment banking firm retained by counsel to Dr. Cohen and the Company, which had performed a limited review of the Tucker Anthony Materials. For a description of the services provided and the analysis performed by Carter Capital, see "-- Financial Advisors." Dr. Cohen did not participate in the deliberations of the Special Committee. Between June 4, 1996, and the June 10, 1996 Board Meeting, the Special Committee and the Buyer negotiated with respect to the Merger Consideration; and the Special Committee and the Buyer, through their legal advisors, had discussions regarding, and agreed upon certain revisions to, the Merger Agreement.

RECOMMENDATION OF THE BOARD

     On June 10, 1996, the Special Committee met to further consider the Proposal. At the conclusion of that meeting, based on the Special Committee's review and consideration of the Proposal, the members of the Special Committee unanimously determined that the Proposal was fair to, and in the best interests of, the stockholders of the Company (other than Dr. Cohen and the Partnership), and unanimously voted to recommend that the Board accept the Proposal and approve the Merger Agreement and the Merger.

     Later on June 10, 1996, at a special meeting of the full Board, which Dr. Cohen attended, the Special Committee presented its report with respect to the Proposal and advised the Board that it had unanimously determined that the Proposal was fair to, and in the best interests of, the stockholders of the Company (other than Dr. Cohen and the Partnership), and unanimously recommended that the Board accept the Proposal and approve the Merger Agreement and the Merger. After the Special Committee's presentation, Dr. Cohen and Martin L. Schulman (each of whom is an officer of the Company and an employee of its major subsidiary), and Robert S. Cooper and David H. Leigh (each of whom is a non-employee director whose employers have business dealings with the Company) left the meeting. The remaining non-employee directors of the Board, Elry C. Bird, William T. Fitch, Robert N. Thomas and Adraine J. Tom, unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and determined that the Merger is fair to, and in the best interests of, the holders of the Common Stock (other than Dr. Cohen and the Partnership). After the vote of the non-employee directors, the full Board reconvened and was advised of the vote of the non-employee directors. The full Board, including Dr. Cohen, then adopted the recommendation of the Special Committee as its own; considered, and unanimously approved, the Merger Agreement and the Merger; determined that the Merger is fair to, and in the best interests of, the holders of the Common Stock (other than Dr. Cohen and the Partnership); and resolved to recommend that the Company's stockholders approve and adopt the Merger Agreement and the Merger. The Merger Agreement was executed immediately thereafter by the Company and the Buyer and a press release was issued announcing the Board's approval of the Merger.

     Certain members of the Board have conflicts of interest in connection with the Board's recommendation, including in the case of Dr. Cohen, who voted in favor of the Merger, his continuing interest in the equity of the Surviving Corporation. See "SPECIAL FACTORS -- Conflicts of Interest; Interests of Certain Persons in the Merger" and "-- Certain Relationships and Related Transactions."

FAIRNESS OF THE MERGER

     The Company. The Special Committee, in determining to recommend approval of the Merger Agreement and the Merger to the Board, and the full Board, in approving the Merger Agreement and the Merger and recommending its approval and adoption by stockholders of the Company, considered a number of factors. The material factors considered by the Special Committee and the Board are as follows:

          (1) information with respect to the financial condition, results of operations, business and prospects of the Company, as well as current industry, economic and market conditions and risks involved with the Company's business (see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS");


          (2) an analysis of earnings before interest, taxes, depreciation and amortization ("EBITDA") performed by the Special Committee. The Tucker Anthony Materials appeared to support the application of a multiple of approximately 8x the Company's EBITDA in order to arrive at a total enterprise value for the Company. This 8x multiple was based on valuation multiples for a number of companies which Tucker Anthony considered to be comparable to the Company. However, the Tucker Anthony Materials also showed that the Company had much lower operating and net income margins and revenue growth than the companies considered "comparable" by Tucker Anthony. In particular, the Special Committee noted that the Company's precious metals business, which represented in excess of 50 percent of the Company's revenues, was a very low margin business. In light of the Special Committee's conclusion that the Company and the so-called "comparable" companies identified in the Tucker Anthony Materials were in fact not comparable in certain key respects, the Special Committee performed an EBITDA analysis which applied a separate EBITDA multiple to each segment of the Company's business, in contrast to the Tucker Anthony Materials, which applied one EBITDA multiple to the Company as a whole. Under this analysis, an EBITDA value was determined for each of the Company's product lines identified in the Tucker Anthony Materials, based on the Company's audited financial statements for the year ended June 30, 1995. Because the Company's actual and estimated 1996 financial results indicated that the Company's results would be less favorable in fiscal 1996 than fiscal 1995, fiscal 1995 financial results were used to obtain as large an enterprise value as possible based on the Company's recent financial performance. Each product line was assigned a multiplier based on its growth prospects and profitability potential; this method valued the low margin portion of the Company's business at a lower multiple than the higher margin portion of the Company's business. The multiplier for each product line was applied to the product line's EBITDA value, and these values were totaled to arrive at an enterprise value of approximately $15,086,000. The Company's funded debt, including its revolving credit facility, in the amount of approximately $7,306,000 as of March 31, 1996, was subtracted from this enterprise value, yielding an equity valuation of approximately $7,800,000, or a value of $2.35 per share based on approximately 3,314,000 shares outstanding reflected in the Tucker Anthony Materials. The Special Committee believed that this analysis supported the Proposal price of $2.375 per share;



          (3) the Special Committee understood that management believed that the Company's financial results for 1996 would likely be more indicative of the Company's current valuation than the Company's historical performance. Based on this information, the Special Committee performed an EBITDA analysis applying Tucker Anthony's suggested multiple of 8x EBITDA for the Company, based on the Company's actual and estimated fiscal 1996 results as calculated by Tucker Anthony. The Tucker Anthony Materials provided an estimated EBITDA of approximately $1,890,000 for the Company's 1996 fiscal year. Applying an 8x multiple to this value yielded an enterprise value of approximately $15,120,000. The Company's funded debt, including its revolving credit facility, in the amount of approximately $7,306,000 as of March 31, 1996, was subtracted from this enterprise value, yielding an equity valuation of approximately $7,814,000, or a value of approximately $2.36 per share based on approximately 3,314,000 shares outstanding as reflected in the Tucker Anthony Materials. The Special Committee believed that this analysis supported the Proposal price of $2.375 per share;



          (4) the Special Committee's belief, based on the analysis in (2) above, and the fact that the Tucker Anthony Materials reflected a median multiple of 7.2x EBITDA for "remaining minority interest" transactions similar to the Proposal, that the 8x multiple used in Tucker Anthony's EBITDA analysis was unduly high for an entity with the Company's profitability and revenue growth characteristics. The Tucker Anthony Materials provided an estimated EBITDA of approximately $1,890,000 for the Company's 1996 fiscal year. Using an estimate of $1,900,000 as roughly accurate for computation purposes, the Special Committee applied the median multiple of 7.2x EBITDA to arrive at an estimated enterprise value of approximately $13,680,000. The Company's funded debt, including its revolving credit facility, in the amount of approximately $7,200,000 as of June 30, 1996, was subtracted from this enterprise value, yielding an equity valuation for the Company of approximately $6,480,000, or a value of approximately $1.96 per share based on approximately 3,314,000 shares outstanding as reflected in the Tucker Anthony Materials. The Special Committee believed this valuation supported the Proposal price of $2.375 per share;



          (5) the Special Committee was aware that the Company had an unfunded pension liability and noted that the Tucker Anthony analysis failed to subtract the Company's unfunded pension liability from its EBITDA calculation. The Special Committee believed this was one of the flaws in Tucker Anthony's analysis. The Special Committee noted that the Special Committee's EBITDA analyses described in paragraphs (2), (3) and (4) above, which subtracted the Company's funded debt from its enterprise value, supported the Proposal price of $2.375 per share. The Special Committee believed that, had the Company's unfunded pension liability also been subtracted from enterprise value in its analyses described in paragraphs
     (2), (3) and (4) above, the results would have supported an even lower equity and per share valuation for the Company;



          (6) the Special Committee was aware that the Company's price/earnings ratio at the Proposal price of $2.375 per share was in excess of 26x, based on the Company's actual and estimated fiscal 1996 results as reflected in the Tucker Anthony Materials. Using the Company's audited financial statements for the year ended June 30, 1995, the price/earnings ratio at the Proposal price was approximately 10x. These ratios were within the range of price/earnings ratios for companies considered "comparable" to the Company in the Tucker Anthony Materials. For example, as of June 7, 1996, the price/earnings ratios of Dentsply, Patterson Dental, Sullivan Dental and Sybron (companies considered "comparable" by Tucker Anthony), as reported in The New York Times on June 8, 1996, were 21x, 25x, 14x and 25x, respectively;


          (7) the Special Committee analyzed the Proposal on a premium-over-market basis, noting that the Proposal price represented an 18.75% premium over the $2.00 closing price of the Common Stock on June 3, 1996, the last full trading day prior to the press release by the Company announcing delivery to the Company of the Proposal. The Tucker Anthony Materials indicate that for 40% to 49.9% remaining interest transactions like the Proposal, median premiums paid over share price one day, one week and four weeks prior to announcement of the transaction were 19.5%, 21.5% and 25.2%, respectively. The Special Committee believed an 18.75% premium was in line with these median premiums for completed "remaining minority interest" transactions;


          (8) the Special Committee reviewed certain projections included in the Tucker Anthony Materials. These projections were prepared by Tucker Anthony; at the request of Tucker Anthony, the Company's management reviewed and commented on drafts of the projections. While the Special Committee believed that these projections generally supported the Proposal price of $2.375 per share, the Special Committee had certain reservations regarding the projections. The Special Committee took note of the fact that the projections in the Tucker Anthony Materials had been prepared by Tucker Anthony solely for purposes of Tucker Anthony's analysis and that the Company had not previously prepared projections of its future performance or earnings in the ordinary course. As a result of these concerns, although the Special Committee and the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the factors considered in reaching their determinations, the Special Committee and the Board viewed the projections as less persuasive than the other factors considered;


          (9) the Special Committee reviewed Dr. Cohen's analysis of the Tucker Anthony Materials, reflecting, in part, discussions between the transaction proponents and Carter Capital, an investment banking firm retained by counsel to Dr. Cohen and the Company, which performed a limited review of the Tucker Anthony Materials. Carter Capital had analyzed the value of the Company's stock, relying on the Tucker Anthony Materials, from the point of view of a leveraged buy-out valuation and through a present value analysis of the Company's future cash flows. These analyses resulted in valuations of less than $2.20 per share. For a discussion of the analyses conducted by Carter Capital, see "-- Financial Advisors;"


          (10) the fact that the Common Stock is thinly traded, that there is a limited market for the Common Stock and that, as a result, it is difficult for the Company's stockholders to sell their shares when they so desire; and further that a transaction such as the Merger would afford stockholders the opportunity to receive a price for their shares of Common Stock which they might not otherwise be able to obtain in market transactions;

          (11) the fact that Dr. Cohen, who controls more than 50% of the outstanding Common Stock, has advised the Board that he does not intend to sell his interest in the Company or enter into a transaction which might provide a premium for the minority stockholders or liquidity for their holdings. The Special Committee concluded that it would take a great deal of time for a price higher than $2.375 per share to be available generally to the Company's stockholders, and that a higher price might never be offered to the minority stockholders;


          (12) the terms and conditions of the Memorandum of Understanding, including that under the terms thereof plaintiffs and plaintiffs' counsel in the Stockholder Action conditionally recognized the fairness of the $2.375 per share price offered under the Proposal. The Special Committee noted that approval of the settlement of the Stockholder Action on substantially the terms set forth in the Memorandum of Understanding was a condition to the consummation of the Merger and was aware that there is no assurance that the parties would settle the Stockholder Action or that the Delaware Chancery Court would approve the terms of the Stipulation of Settlement contemplated under the Memorandum of Understanding.



(Stockholders should be aware that (i) counsel for the plaintiffs in the Stockholder Action are not acting on behalf of the public stockholders of the Company for the purpose of negotiating the terms of the Merger, and (ii) while pursuant to the Stipulation the parties to the Stockholder Action are requesting the Delaware Chancery Court to approve the Settlement and adjudge the terms of the Settlement to be fair, reasonable and adequate, the Delaware Chancery Court will not make a finding, or otherwise determine or render an opinion, as to the fairness, from a financial point of view, of the Proposal price of $2.375 per share to be received by the stockholders (other than Dr. Cohen and the Partnership) upon consummation of the Merger. For a description of the Stockholder Action and a summary of certain of the terms of the Memorandum of Understanding and the Stipulation, see "SPECIAL FACTORS - Certain Litigation.");



          (13) the Special Committee believed that the increase in the price offered under the Proposal to $2.375 per share represents a meaningful increase of $.4375 per share from the Original Proposal and that acceptance of the Proposal by the Special Committee would provide stockholders with an opportunity to receive the increased price. Based on the Special Committee's negotiations with Dr. Cohen, the Special Committee was satisfied that the Proposal represents the highest price Dr. Cohen is willing to pay to acquire the outstanding shares of Common Stock held by the Company's unaffiliated stockholders;


          (14) the terms and conditions of the Merger Agreement, including the fact that the consummation of the Merger is subject to the Delaware Chancery Court's approval of the Stipulation of Settlement; and

          (15) the fact that any stockholder dissatisfied with the Proposal price of $2.375 per share can exercise appraisal rights pursuant to Section 262 of the DGCL upon consummation of the proposed Merger.



     The Special Committee and the Board did not consider alternatives to the Proposal, such as a tender offer, a reverse stock split or a sale of the Company, based on (i) the stated intention of the Buyer and Dr. Cohen not to sell the Company or liquidate the Company in the immediate future, (ii) the fact that the Proposal was made in response to and in the context of the Memorandum of Understanding, which contemplated a merger transaction with a price equal to the Proposal price of $2.375 per share, and (iii) the fact that a transaction like the Merger afforded any stockholder dissatisfied with the $2.375 per share price offered in the Proposal the opportunity to exercise appraisal rights under the DGCL upon consummation of the proposed Merger. It is possible that such alternatives, if pursued, could have resulted in a price higher than the Proposal price of $2.375 per share.


     The Special Committee and the Board were aware that the Company has not received any offers by third parties to acquire the Company, purchase a substantial part of the assets of the Company or purchase all or a controlling block of the securities of the Company. Based on the stated intention of the Buyer and Dr. Cohen not to sell the Company in the immediate future, neither the Special Committee nor the Board solicited any such offers. It is possible that such an offer could have resulted in a price higher than the Proposal price of $2.375 per share.


     Based on the intention of the Buyer and Dr. Cohen not to sell the assets of the Company or liquidate the Company in the immediate future, the Special Committee and the Board did not consider the liquidation value or the sale value of assets of the Company to have significant weight or relevance in its analysis as to whether the Proposal was fair to, and in the best interests of, the stockholders of the Company (other than Dr. Cohen and the Partnership). Accordingly, neither the Special Committee nor the Board sought to determine the liquidation value or the sale value of the assets of the Company. It is possible that if the liquidation value or the sale value of the assets of the Company had been determined, such liquidation value or sale value could have resulted in a per share valuation of the Company higher than the Proposal price of $2.375 per share.


     The Special Committee and the Board were aware that the price which would be paid to stockholders (other than Dr. Cohen and the Partnership) pursuant to the Proposal is below the range that, at the May 8, 1996 Meeting, a representative of Tucker Anthony indicated would be required in order for a Tucker Anthony committee to issue a fairness opinion in connection with the Original Proposal. See "SPECIAL
FACTORS -- Background." The Special Committee and the Board, along with management of the Company, and the Buyer and Dr. Cohen, believed that certain aspects of the Tucker Anthony analysis were incorrect and that, as a result, the range of prices suggested by the Tucker Anthony representative at the May 8, 1996 Meeting did not present a reasonable valuation of the Company. See "SPECIAL FACTORS -- Financial Advisors."

     The Special Committee, in making its recommendations to the Board, and the full Board, in making its determination with respect to the Proposal, recognized that (i) the Merger is not structured to require the approval of a majority of the unaffiliated stockholders of the Company; (ii) Dr. Cohen owns or controls a sufficient number of shares of Common Stock to approve and adopt the Merger Agreement and the Merger without the affirmative vote of any other stockholder of the Company; (iii) after the Merger, Dr. Cohen and the Partnership would own the entire equity interest in the Company and the other holders of the Common Stock would no longer have the opportunity to participate in the future growth prospects of the Company (see "-- Certain Effects of the Merger"); and (iv) certain members of the Board have conflicts of interest in connection with the Board's recommendation, including, in the case of Dr. Cohen, who voted in favor of the Merger, his continuing interest in the equity of the Surviving Corporation, and certain members of management of the Company and certain other individuals have certain interests in the Merger (see "-- Conflicts of Interest; Interests of Certain Persons in the Merger" and "-- Certain Relationships and Related Transactions").

     In light of the wide variety of factors considered in connection with the evaluation of the Proposal, the Special Committee and the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching their determinations. In addition, individual members of the Special Committee or the Board may have given different weights to different factors.


     Neither the Board nor the Special Committee believed it was necessary to retain an unaffiliated representative, other than the Special Committee and its legal advisors, to act solely on behalf of the public stockholders of the Company for the purpose of negotiating the Merger Agreement with the Buyer, based on the following factors: (i) the appointment of the Special Committee, the members of which are non-employee directors of the Company; (ii) the engagement of Brody and Ober, P.C. as independent legal advisor to the Special Committee; (iii) the terms and conditions of the Memorandum of Understanding, including, without limitation, the provision therein that the Memorandum of Understanding shall be null and void and of no force and effect if, among other things, plaintiffs' counsel determines in good faith that, based on discovery conducted pursuant to the Memorandum of Understanding, the proposed settlement (which includes the Merger as a condition thereto) is not fair, reasonable and adequate (see "-- Certain Litigation"); and (iv) the requirement that the settlement be approved by the Delaware Chancery Court (see "-- Certain Litigation"). For a discussion of the stockholder vote requirements applicable to the Merger Agreement, see "THE SPECIAL MEETING -- Votes Required."



     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER. STOCKHOLDERS SHOULD BE AWARE THAT CERTAIN MEMBERS OF THE BOARD HAVE CONFLICTS OF INTEREST IN CONNECTION WITH SUCH RECOMMENDATION, INCLUDING, IN THE CASE OF DR. COHEN, WHO VOTED IN FAVOR OF THE MERGER, HIS CONTINUING INTEREST IN THE EQUITY OF THE SURVIVING CORPORATION. SEE "-- CONFLICTS OF INTEREST; INTERESTS OF CERTAIN PERSONS IN THE MERGER" AND "-- CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."



     The Buyer, Dr. Cohen and the Partnership. The Buyer, Dr. Cohen and the Partnership have concluded that the Merger is fair to the stockholders of the Company (other than Dr. Cohen and the Partnership) and that the $2.375 per share cash consideration to be received by the stockholders in the Merger is fair to such holders from a financial point of view. In reaching their conclusion, the Buyer, Dr. Cohen and the Partnership took into consideration the factors referred to above as having been taken into account by the Board and the Special Committee and have adopted as their own the conclusion and analysis of the Special Committee and the Board. In addition, the Buyer, Dr. Cohen and the Partnership have considered the measures taken by the Board to ensure the procedural fairness of the transaction, including the formation of the Special Committee, the retention of an independent legal advisor by the Special Committee, and the terms and conditions of the Memorandum of Understanding, including the requirement that the settlement be approved by the Delaware Chancery Court, the agreement to provide plaintiffs with access to Company records and, through depositions, the opportunity to question Dr. Cohen and a member of the Special Committee with respect to the Proposal, and the arm's-length nature of the negotiations between both the Special Committee and the Buyer and plaintiffs' counsel and the Buyer. See "SPECIAL
FACTORS -- Background" and "-- Certain Litigation." The Buyer, Dr. Cohen and the Partnership did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered above, including the factors considered by the Board and the Special Committee.


FINANCIAL ADVISORS

     Tucker Anthony Incorporated. In connection with its selection of a financial advisor, the Original Special Committee contacted a number of investment banking firms in February 1996. Tucker Anthony, a brokerage and investment banking firm, was selected by the Original Special Committee based on the Special Committee's judgment as to Tucker Anthony's experience and expertise. The Original Special Committee retained Tucker Anthony in March 1996 to act as financial advisor in connection with the Original Proposal. In connection with such engagement, the Original Special Committee requested that Tucker Anthony evaluate the fairness, from a financial point of view, of the merger consideration to be paid in the merger pursuant to the Original Proposal.

        Terms of Tucker Anthony's Engagement. Pursuant to the terms of Tucker Anthony's engagement, the Company paid Tucker Anthony a fee of $60,000. Under the terms of Tucker Anthony's engagement, the Company also agreed to pay Tucker Anthony an additional $40,000 if Tucker Anthony rendered an opinion, oral or written, as to the fairness, from a financial point of view, of the merger consideration to be paid in the merger pursuant to the Original Proposal, and to reimburse Tucker Anthony for all of its reasonable out-of-pocket expenses and disbursements, including outside database and research services and fees and expenses of counsel, incurred in connection with its engagement. In addition, if the Special Committee requested that Tucker Anthony negotiate on its behalf with any party potentially interested in consummating a Transaction with the Company, the Company agreed to pay Tucker Anthony a cash fee at the closing of a Transaction in an amount equal to five percent of the Transaction Amount (defined as the total consideration paid or contributed for the Common Stock of the Company) in excess of the Transaction Amount calculated based on $1.9375 per share of Common Stock. The Company also agreed to indemnify Tucker Anthony and its affiliates, the respective directors, officers, controlling persons, if any, agents and employees of Tucker Anthony or any of its affiliates from and against any claims, liabilities, losses, damages, proceedings or actions (whether pending or threatened) related to or arising out of Tucker Anthony's engagement or its role in connection therewith, and to reimburse Tucker Anthony and any indemnified party described above for all reasonable costs and expenses, including counsel fees, as they are incurred in connection with investigating, preparing for and defending any such claim, proceeding or action (whether pending or threatened), except for claims, liabilities, losses, damages or expenses finally judicially determined to have resulted primarily from Tucker Anthony's gross negligence or intentional or reckless misconduct. Since Tucker Anthony has not been asked to deliver an opinion as to the fairness of the Merger Consideration, see "-- Background," it has not been paid the additional $40,000 fee contemplated in its engagement agreement for delivery of a fairness opinion.


     In connection with its evaluation of the fairness, from a financial point of view, of the merger consideration to be paid in the merger pursuant to the Original Proposal, Tucker Anthony prepared and provided the Special Committee with the Tucker Anthony Materials. For a description of Tucker Anthony's meeting with the Original Special Committee, representatives of the Buyer and their respective counsel to discuss the Tucker Anthony Materials and negotiate the terms of the Original Proposal, and the results of such discussions, see
"-- Background." For a discussion of the Special Committee's analysis with respect to the Proposal, based in part on the Special Committee's review of the Tucker Anthony Materials, see "-- Background" and "-- Fairness of the
Merger -- The Company."


        The Tucker Anthony Materials. The full text of the Tucker Anthony Materials prepared by Tucker Anthony has been filed as an exhibit to the
Schedule 13E-3. Copies thereof will be made available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested stockholder of the Company or his representative who has been so designated in writing, and may be inspected and copies may be obtained in the manner described in "ADDITIONAL INFORMATION." The discussion in this Proxy Statement of the Tucker Anthony Materials is qualified in all respects by reference to the full text of the Tucker Anthony Materials.


     The Tucker Anthony Materials include certain financial projections of the Company's future performance prepared by Tucker Anthony with input from Company management. The Company does not as a matter of course prepare, or make public, forecasts or estimates as to future performance or earnings. However, during March and April 1996, Company management provided Tucker Anthony with certain information and assumptions for use by Tucker Anthony in the preparation of certain financial projections with respect to the Company included in the Tucker Anthony Materials. The Tucker Anthony Materials, including the projections therein, were prepared by Tucker Anthony solely for review by the Special Committee and the Board in connection with their review of the Original Proposal and the transactions contemplated thereby and not with a view to public disclosure. The Tucker Anthony Materials, including the projections therein, have been filed as an exhibit to the Schedule 13E-3 solely because the Tucker Anthony Materials were reviewed by the Original Special Committee in connection with its analysis of the Original Proposal and the transactions contemplated thereby and by the Special Committee and the Board in connection with their analysis of the Proposal and the transactions contemplated thereby.

     NEITHER THE COMPANY, THE BOARD, THE SPECIAL COMMITTEE, THE BUYER, DR. COHEN, THE PARTNERSHIP OR TUCKER ANTHONY, NOR ANY OF THEIR ADVISORS, AGENTS OR REPRESENTATIVES, ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OF ANY OF THE PROJECTIONS INCLUDED IN THE TUCKER ANTHONY MATERIALS. THE INCLUSION OF THE PROJECTIONS IN THE TUCKER ANTHONY MATERIALS SHOULD NOT BE REGARDED AS AN INDICATION THAT THE COMPANY, THE BOARD, THE SPECIAL COMMITTEE, THE BUYER, DR. COHEN, THE PARTNERSHIP OR TUCKER ANTHONY, OR ANY OF THEIR ADVISORS, AGENTS OR REPRESENTATIVES, CONSIDER THEM AN ACCURATE PREDICTION. BECAUSE PROJECTIONS OF THIS TYPE ARE BASED ON A NUMBER OF ESTIMATES AND ASSUMPTIONS AND ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MOST OF WHICH WILL BE BEYOND THE CONTROL OF THE COMPANY OR ANY OTHER COMPANY PREPARING FORECASTS, THERE CAN BE NO ASSURANCE THAT THE FUTURE RESULTS PROJECTED IN THE TUCKER ANTHONY MATERIALS WILL BE REALIZED. TO THE COMPANY'S KNOWLEDGE, THE PROJECTIONS INCLUDED IN THE TUCKER ANTHONY MATERIALS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH ANY RULES OR PUBLISHED GUIDELINES OF THE SEC WITH RESPECT TO THE PREPARATION OR DISCLOSURE OF PROJECTIONS OR FORECASTS OR ANY GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS.



     Management of the Company and Dr. Cohen believed that certain aspects of the Tucker Anthony Materials did not reflect a complete understanding of the Company or its business and strategy, and believed that the resulting range of prices discussed by the Tucker Anthony representative at the May 8, 1996 Meeting did not reflect a reasonable valuation of the Company. Management of the Company, and the Buyer and Dr. Cohen, had the following material concerns with respect to the Tucker Anthony analysis and the Tucker Anthony Materials:



          (i) Tucker Anthony appeared to believe that the Company was overspending, and projecting excessive expenditures, for research and development. As the Company has reported in previous public filings, Company management believes that it is, and in the future will be, required to make substantial expenditures on research and development and product introduction to ensure the long-term viability and growth of the Company, and that the necessary levels of expenditures on research and development will adversely affect the Company's profitability. Company management and the Buyer and Dr. Cohen believe that the Company's failure to devote sufficient resources to research and development would cause long-term damage to the Company;



          (ii) Company management, and the Buyer and Dr. Cohen, believed that Tucker Anthony's analyses based on selected "comparable" companies was flawed, because the companies identified by the Tucker Anthony Materials were in fact not comparable to the Company. The Tucker Anthony Materials identified eight publicly-traded "selected reference companies" (the "Selected Reference Companies") to be used as a basis of comparison with the Company. The eight Selected Reference Companies were: BioDental Technologies, Dentsply, Lancer Orthodontics, Phoenix Shannon, Sybron, Henry Schein, Patterson Dental Co. and Sullivan Dental Products.



        - BioDental Technologies, Henry Schein, Patterson Dental Co. and Sullivan Dental Products are distributors; Company management and the Buyer and Dr. Cohen did not believe that the distribution business is comparable to the Company's business. Lancer Orthodontics appears to be in the orthodontics market, a market in which the Company is not involved and which Company management and the Buyer and Dr. Cohen believed is not comparable to the Company's markets.


        - Phoenix Shannon, Dentsply and Sybron all have product lines similar to those of the Company. Of these:

           - Dentsply and Sybron are two of the largest companies in the industry (based on the Tucker Anthony Materials, the last twelve months' net revenues of Dentsply and Sybron were approximately $572 million and $554 million, respectively, compared to approximately $52 million for the Company). Company management and the Buyer and Dr. Cohen believed that smaller companies like the Company would have difficulty competing against either of these large companies because of their size and influence; and that in light of their greater size and resources, such large companies could be expected to trade at higher multiples than the Company, rendering a financial comparison of the Company to either Dentsply or Sybron inappropriate.



           - The most comparable of the Selected Reference Companies in terms of size is Phoenix Shannon (based on the Tucker Anthony Materials, last twelve months' net revenues of approximately $24 million). However, Company management and the Buyer and Dr. Cohen believed there are significant differences between Phoenix Shannon and the Company, including the following: Phoenix Shannon is in the laboratory business only, specifically alloys and machinery, and has only one overlapping product line with the Company, alloys; Phoenix Shannon's J.M. Ney subsidiary has a lucrative equipment division in California which has a unique position in the industry and significant brand equity; Phoenix Shannon sells products directly in Europe, recognizing much higher margins than the Company, which sells through distributors; Phoenix Shannon has a different margin structure than the Company and different cash demands, since, unlike the Company, it has few research and development expenses; and as an Irish company, Phoenix Shannon receives favorable tax treatment in Ireland, which the Company does not receive in the United States.



     Generally, Company management and the Buyer and Dr. Cohen believed that comparisons to the Selected Reference Companies would give misleading results, since these companies were more dissimilar than comparable to the Company; and



          (iii) Company management and the Buyer and Dr. Cohen believed that the Company's actual 1996 performance, which reflects a reduction in profitability resulting from, among other things, increased expenditures on research and development, is more indicative of the Company's current valuation, and its likely valuation for the next several years, than the 1995 historical performance underlying the Tucker Anthony analysis.



The above concerns of management of the Company and the Buyer and Dr. Cohen were communicated to the Special Committee as part of the negotiations conducted by the Special Committee and the Buyer and Dr. Cohen between June 4, 1996, and the June 10, 1996 Board Meeting.


     Carter Capital Corporation. Carter Capital was retained by counsel to Dr. Cohen and the Company in June 1996, after Dr. Cohen made the Proposal, to analyze certain financial information with respect to the Company, including certain portions of the Tucker Anthony Materials.


        Terms of Carter Capital's Engagement. Pursuant to the terms of Carter Capital's engagement, the Company has agreed to pay Carter Capital a fee of $15,000. The Company has agreed to indemnify Carter Capital and its affiliates, the respective directors, officers, controlling persons, if any, agents and employees of Carter Capital or any of its affiliates from and against any claims, liabilities, losses, damages, proceedings or actions (whether pending or threatened) relating to or arising out of Carter Capital's services pursuant to its engagement, and to reimburse Carter Capital and any indemnified party described above for all reasonable costs and expenses, including counsel fees, as they are incurred in connection with investigating, preparing for and defending any such claim, proceeding or action (whether pending or threatened), except for claims, liabilities, losses, damages or expenses finally judicially determined to have resulted primarily from Carter Capital's gross negligence or intentional or reckless misconduct.



     Carter Capital is an investment banking firm located in Southport, Connecticut. Carter Capital was retained because of its expertise and experience in valuing businesses in connection with mergers, acquisitions, fairness opinions, shareholder disputes, purchase and sale agreements and estate planning; advising companies and management on buying and selling businesses, including structuring the transaction, pricing, negotiations, due diligence and documentation; and raising debt and equity capital for expansion, mergers, acquisitions and recapitalizations.


     Management of the Company, and the Buyer and Dr. Cohen, believed that certain aspects of the Tucker Anthony analysis were incorrect and that, as a result, the range of prices suggested by the Tucker Anthony representative at the May 8, 1996 Meeting did not present a reasonable valuation of the Company. Carter Capital was engaged on June 7, 1996, for the limited purpose of assisting the Buyer and Dr. Cohen in analyzing the Tucker Anthony Materials in preparation for negotiations with the Special Committee and the Board prior to or at the June 10, 1996 Board Meeting. Carter Capital reviewed public information with respect to the Company and the Tucker Anthony Materials to assist the Buyer and Dr. Cohen in determining whether their concerns regarding the Tucker Anthony analysis were legitimate. Carter Capital was retained only for the purpose of assisting in the analysis of the Tucker Anthony Materials, and was not retained to provide an opinion with respect to the fairness, from a financial point of view, of the Proposal price of $2.375 per share. Carter Capital completed its analysis prior to the June 10, 1996 Board Meeting. See "-- Background."



        Analysis of Carter Capital. Carter Capital reviewed the Tucker Anthony Materials and analyzed the information contained therein, and reviewed the Company's publicly available financial statements and the employment agreements for Dr. Cohen and Martin L. Schulman. Carter Capital conducted two analyses based on the Tucker Anthony Materials and the public information available to it: a leveraged buy-out analysis and a present value analysis of the Company's future cash flows.



          Leveraged Buy-Out Analysis. This analysis is based upon how a leveraged buy-out investor would value the Company. The Company's 1996 EBITDA of approximately $1,900,000, as reflected in the Tucker Anthony Materials, was adjusted to account for royalty payments, capital expenditures and a reduction in executive compensation which a new owner might seek to achieve, yielding an adjusted cash flow of approximately $2,400,000. A multiple of 7x or 8x cash flow was considered appropriate based on multiples frequently applied by financial investors in such transactions. Using these multiples resulted in enterprise values ranging from approximately $14,300,000 to $16,300,000. Subtracting the Company's funded debt and long-term pension obligation and other long-term liabilities as of March 31, 1996 (approximately $9,000,000 in the aggregate), from these enterprise values yielded an equity value in the range of approximately $5,200,000 to $7,200,000, or a range of approximately $1.58 to $2.20 per share.


          Present Value Analysis. This analysis estimates the present value of the Company's future cash flows. A discount rate of 15% was deemed reasonable based on Carter Capital's estimates of the Company's cost of capital. To determine a terminal value of future cash flows, terminal multiples in the range of 8x to 9x were considered reasonable. The discount rate and terminal multiples were applied to projections of the Company's future cash flows contained in the Tucker Anthony Materials. These calculations yielded equity values below $2.00 per share.


     In light of the limited time available between its engagement and the June 10, 1996 Board Meeting, Carter Capital was not asked to provide an oral or written report or an opinion as to the fairness, from a financial point of view, of the Merger Consideration or to make a presentation to the Board or the Special Committee. The analysis performed by Carter Capital is not necessarily the same analysis, or as extensive an analysis, as it might have performed had more time been available or had it been engaged to provide a report or an opinion as to fairness of the Merger Consideration. For a description of the Special Committee's review of Dr. Cohen's analysis of the Tucker Anthony Materials, reflecting, in part, discussions between the transaction proponents and Carter Capital, see "-- Fairness of the Merger."


PURPOSE AND STRUCTURE OF THE TRANSACTION; PLANS FOR THE COMPANY

     Purpose and Structure of the Transaction. The Company's purpose in submitting the Merger to the vote of its stockholders with a favorable recommendation at this time is (i) to allow stockholders (other than Dr. Cohen and the Partnership) an opportunity to receive a cash payment at a price that has been determined by the Board to be fair to the Company's stockholders (other than Dr. Cohen and the Partnership) with a minimum of conditions and contingencies and (ii) to permit a settlement of the Stockholder Action in a manner that would eliminate the distraction, burden and expense of further litigation and that would document that the defendants have denied, and continue to deny, that any of them have committed or have threatened to commit any violations of law or breaches of duty to anyone. For a discussion of the factors considered by the Special Committee and the Board in determining to approve and recommend the Merger Agreement, and in reaching its conclusion that the Merger is fair to, and in the best interests of, the holders of the Common Stock (other than Dr. Cohen and the Partnership), see "-- Fairness of the Merger." Certain members of the Board have conflicts of interest in connection with the Board's recommendation, including, in the case of Dr. Cohen, who voted in favor of the Merger, his continuing interest in the equity of the Surviving Corporation. See "-- Conflicts of Interest; Interests of Certain Persons in the Merger" and "-- Certain Relationships and Related Transactions."


     The purpose of the Buyer, Dr. Cohen and the Partnership in proceeding with the Merger at this time is to acquire the entire equity interest in the Company in a transaction that provides fair value to the stockholders of the Company (other than Dr. Cohen and the Partnership).

     The Buyer, Dr. Cohen and the Partnership believe that it is in the best interest of the Company for its ownership to be in the hands of a supportive, long-term investor group and for its stockholders (other than Dr. Cohen and the Partnership), many of whom may have shorter term goals with respect to their holdings of Company stock, to be provided an opportunity to receive a cash payment for their shares. In light of the limited trading market for the Common Stock, the Buyer, Dr. Cohen and the Partnership believe that many of the Company's stockholders who might wish to sell their Common Stock would be unable, absent the Merger, to sell their stock without causing a material reduction in the market price of the Common Stock. The Merger has been structured as a cash merger in order to provide a prompt and orderly transfer of ownership of the Company to the stockholders of the Buyer, Dr. Cohen and the Partnership, and to provide the Company's stockholders (other than Dr. Cohen and the Partnership) with cash for all of their shares of Common Stock.

     The Buyer, Dr. Cohen and the Partnership further believe that under private ownership significant amounts of management time currently spent on public company matters, such as reporting obligations, investor relations and financial statement requirements, can be devoted to operational matters, resulting in increased effectiveness in the Company's ability to use its assets. Upon consummation of the Merger, the Company estimates that it will eliminate expenses of approximately $300,000 per year on matters related to its status as a public company. The Buyer, Dr. Cohen and the Partnership believe that the elimination of these expenses under private ownership would benefit the Company.

     In addition, the Buyer, Dr. Cohen and the Partnership believe that the Company operates in an industry in which most of the Company's competitors do not publicly disclose information that the Company is required to make available, either because these competitors are part of much larger public companies, and information regarding these competitors is not separately reported, or because they are privately owned. The Buyer, Dr. Cohen and the Partnership believe that certain of the disclosures the Company is required to make as a public company place the Company at a competitive disadvantage in the industry segments in which it operates. The Company will be relieved of these reporting obligations under private ownership.


     As noted under "SPECIAL FACTORS -- Financial Advisors," the Buyer and Dr. Cohen and management of the Company believe that the Company must make substantial expenditures on research and development and product introduction to remain competitive in the long-term. The Buyer, Dr. Cohen and the Partnership are of the opinion that the Company will benefit if these and other business decisions can be made without concern for the effect of such decisions upon short-term earnings and the consequent short-term effect of such earnings on the market value of the Company's stock.


     The Merger is not structured to require the approval of a majority of the unaffiliated stockholders of the Company. Authorization and adoption of the Merger Agreement and the Merger require, under Section 251 of the DGCL, the affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the Record Date. Dr. Cohen owns or controls a sufficient number of shares of Common Stock to cause the Merger Agreement and the Merger to be authorized and adopted without the affirmative vote of any other stockholder of the Company. See "THE SPECIAL MEETING -- Votes Required."

     Prior to or simultaneously with the Merger, Dr. Cohen and the Partnership will transfer to the Buyer all of the shares of Common Stock held by them in exchange for all of the issued and outstanding common stock of the Buyer. Dr. Cohen and the Partnership will be the sole stockholders of the Buyer. Upon the consummation of the Merger, the Buyer will be merged with and into the Company, and the separate corporate existence of the Buyer will cease. In the Merger, each share of Common Stock (other than shares (i) held in the treasury of the Company, (ii) owned by the Buyer and (iii) held by stockholders who have not voted in favor of the Merger and who have otherwise properly exercised their rights for appraisal of such shares in accordance with Section 262 of the DGCL) will be converted into the right to receive, upon surrender of the certificate evidencing such share, the Merger Consideration. The Company will be the Surviving Corporation of the Merger, and each outstanding share of common stock of the Buyer issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation. Common Stock held by the Buyer or by the Company in treasury will be cancelled without further consideration. As a result of the Merger, Dr. Cohen and the Partnership, as the sole stockholders of the Buyer, will have acquired the entire equity interest in the Company and the Company will cease to be publicly-owned. For a description of the terms of the Merger Agreement, see "THE MERGER -- Terms of the Merger." For a discussion of certain effects of the Merger on the Company, as the Surviving Corporation, see "-- Certain Effects of the Merger."


     Plans for the Company. It is currently expected that, following the Merger, except as described in this Proxy Statement, the business and operations of the Company will be continued by the Company, as the Surviving Corporation, substantially as they are currently being conducted. The Merger Agreement provides that Dr. Cohen, the sole director of the Buyer, will be the initial director of the Surviving Corporation of the Merger, and that the current officers of the Company will be the officers of the Surviving Corporation of the Merger.


     Except for the Merger, and as otherwise described in this Proxy Statement, neither the Buyer nor Dr. Cohen has any current plans or proposals to enter into material corporate transactions or to sell a substantial portion of the Company's assets. After the Merger, the management of the Company will continue from time to time to evaluate the business and operations of the Company and may propose or develop new plans or proposals, and make such changes, as are deemed appropriate.

CERTAIN EFFECTS OF THE MERGER

     If the Merger is consummated, stockholders of the Company (other than Dr. Cohen and the Partnership) will no longer have any equity interest in the Company, and therefore, will not share in its future earnings (or losses) and growth, if any, nor will they share in the risks associated with the continuing operations of the Company. Instead, each such stockholder (other than such stockholders who properly exercise their rights for appraisal in accordance with
Section 262 of the DGCL) will have the right to receive, upon surrender of the certificate or certificates evidencing the shares, $2.375 per share in cash, without interest, in exchange for each share of Common Stock owned immediately prior to the Effective Time.


     As a result of the Merger, the Company will be wholly-owned by Dr. Cohen and the Partnership, and Dr. Cohen and the Partnership will have acquired the full interest in the Company's net book value, net tangible book value (computed by taking stockholders' equity less the amount of cost over net assets of businesses acquired) and net earnings ($10,491,264, $5,895,285 and $90,119, respectively, based on the unaudited financial statements of the Company as of March 31, 1996, and for the nine months then ended), as well as in the risks associated with the continuing operations of the Company. See "-- Conflicts of Interest; Interests of Certain Persons in the Merger." Currently, Dr. Cohen and the Partnership have approximately a 51.07% interest in the net book value, net tangible book value and net earnings of the Company ($5,357,889, $3,010,722 and $46,024, respectively, based on the unaudited financial statements of the Company as of March 31, 1996, and for the nine months then ended).


     The Merger Agreement provides that the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation after the Merger, except that the Certificate of Incorporation shall be amended to provide that the total number of shares of Common Stock which the Surviving Corporation shall have authority to issue is 3,000 shares, with a par value of $.01 per share. The Merger Agreement also provides that the By-Laws of the Company as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation after the Merger.

     Pursuant to the Merger Agreement, Dr. Cohen, the sole director of the Buyer, will be the initial director of the Surviving Corporation of the Merger, and the current officers of the Company will be the officers of the Surviving Corporation of the Merger.

     If the Merger is consummated, the Company will cease to be publicly-owned. Public trading of the Common Stock will cease, the Common Stock will cease to be listed on the American Stock Exchange, and the registration of the Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated. As a result, the Company, after the Merger, will be relieved of the duty to file informational reports under the Exchange Act, such as proxy statements, and its officers, directors and holders of more than 10% of its stock will be relieved of the reporting requirements under, and the "short-swing" profit recapture provisions of, Section 16 of the Exchange Act. Accordingly, little or no public information about the Company will be required to be made available.

     As a result of the borrowing to be incurred to finance the Merger, the consolidated indebtedness of the Company will be substantially increased relative to current levels. The ratio of liabilities to stockholders' equity as of March 31, 1996, and as of March 31, 1996, as adjusted to reflect the consummation of the Merger, is estimated to be approximately 1.3 to 1 and approximately 2.9 to 1, respectively. The capitalization of the Company will be substantially altered in the Merger, resulting in a reduction in the number of common shares outstanding. After the Merger, the Company will be required to comply with certain financial covenants, and the Company's ability to effect changes in stock ownership or management will be subject to certain restrictions, to be contained in the financing agreements to be entered into in connection with the Merger. See "THE MERGER -- Source and Amount of
Funds -- Debt Facility."

CONFLICTS OF INTEREST; INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the Special Committee and the Board with respect to the Merger, stockholders should be aware that certain members of the Board at the time of the approval of the Merger Agreement and the Merger had, and currently have, certain conflicts of interest in connection with the Merger. In addition, certain members of management of the Company and certain other individuals have certain interests in the Merger. Certain of these matters as they relate to the Merger transaction are discussed below. Certain other of these matters are described under "-- Certain Relationships and Related Transactions." The members of the Special Committee and the Board were aware of these conflicts of interest and other interests and considered them along with the other matters described under "SPECIAL FACTORS -- Fairness of the Merger."

     Interests of Dr. Cohen and the Partnership. Dr. Cohen and the Partnership will have a continuing interest in the equity of the Surviving Corporation after the Merger. Prior to or simultaneously with the Merger, Dr. Cohen and the Partnership will contribute to the Buyer all of the shares of Common Stock held by them in exchange for all of the issued and outstanding common stock of the Buyer. Dr. Cohen and the Partnership will be the sole stockholders of the Buyer. If the Merger is consummated, the shares of the Company's Common Stock contributed to the Buyer prior to the Merger will be cancelled at the Effective Time, and each share of common stock of the Buyer issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of Common Stock of the Company, as the Surviving Corporation. At the conclusion of the Merger, the equity ownership and percentage interest of Dr. Cohen and the Partnership in the net earnings, net tangible book value and net book value of the Company, as the Surviving Corporation, will have increased from approximately 51.07% to 100%. Dr. Cohen plans to vote all shares which he owns or controls in favor of the Merger. See "-- Certain Effects of the Merger."

     The Merger Agreement provides that Dr. Cohen, the sole director of the Buyer, will be the initial director of the Surviving Corporation of the Merger.

     Interests of Directors of the Company other than Dr. Cohen.  Each of Elry
C. Bird and William T. Fitch, the directors of the Company other than Dr. Cohen who own shares of Common Stock of the Company as of the Record Date, has represented that such director plans to vote in favor of the Merger Agreement and the Merger. See "STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS."


     Elry C. Bird, a director of the Company, owns jointly with his wife 40,792 shares of Common Stock, and William T. Fitch, a director of the Company and a member of the Original Special Committee and the Special Committee, owns 1,200 shares of Common Stock. See "STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS." Under the Merger Agreement, the officers and directors of the Company, together with all other stockholders of the Company (other than the Buyer and stockholders who have not voted in favor of the Merger and who have otherwise properly exercised their rights for appraisal of such shares in accordance with Section 262) will be entitled to receive the Merger Consideration for each share of Common Stock owned by them upon consummation of the Merger and the surrender of his shares.

     The members of the Original Special Committee, Robert N. Thomas and William
T. Fitch, and the members of the Special Committee, Messrs. Thomas and Fitch and Adraine J. Tom, were compensated at a rate of $130 per hour for the time spent by such individuals in meetings and deliberations of the Original Special Committee and the Special Committee, respectively. Outside directors are currently paid $1,875 per meeting attended. Employee directors of the Company are not compensated as such.

     Interests of Management of the Company. The Merger Agreement provides that the current officers of the Company will be the officers of the Surviving Corporation of the Merger.


     Interests of Certain Other Individuals. Certain emancipated adult children of Dr. Cohen and their respective spouses hold an aggregate of 126,500 shares of Common Stock. Dr. Cohen disclaims beneficial ownership of these shares. Under the Merger Agreement, such individuals, together with all other stockholders of the Company (other than the Buyer and stockholders who have not voted in favor of the Merger and who have otherwise properly exercised their rights for appraisal of such shares in accordance with Section 262 of the DGCL) will be entitled to receive the Merger Consideration in cash for each share of Common Stock owned by them upon consummation of the Merger and surrender of their shares.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Employment Agreements with Dr. Cohen and Mr. Schulman. Dr. Cohen and Mr. Schulman are each party to employment agreements with Jeneric/Pentron, pursuant to which Dr. Cohen serves as President, Treasurer and Chairman of the Board of Directors of Jeneric/Pentron and Chairman of the Board of Directors and Chief Executive Officer of the Company, and Mr. Schulman serves as Executive Vice President, Secretary and a director of Jeneric/Pentron and President, Chief Operating Officer and a director of the Company.


     Dr. Cohen's employment agreement, as amended (the "Cohen Employment Agreement"), provides for a term of employment ending on December 31, 2002. Under the Cohen Employment Agreement, Dr. Cohen receives, among other benefits,
(i) annual compensation of not less than $250,000 (to be increased annually by the cost of living adjustment provided generally to all Jeneric/Pentron employees or by 5% if that amount exceeds the cost of living adjustment), (ii) an annual bonus of not less than $130,000, and (iii) an additional annual bonus, not to exceed $150,000 annually, equal to 2% of gross sales by Jeneric/Pentron, or its successors and/or assigns, of products in its dental products division in excess of base gross sales of such products in the amount of $6,585,000, such bonus to be paid commencing with respect to the 1996 fiscal year of Jeneric/Pentron. The Cohen Employment Agreement provides that on each January 1 through and including January 1, 2002, Dr. Cohen will receive an option to acquire up to 25,000 restricted shares of Common Stock, exercisable at no cost to Dr. Cohen, at any time from the date of receipt of the option through December 31, 2002. If Dr. Cohen fails to exercise any such option on or before December 31, 2002, such option expires. During fiscal year 1995, Dr. Cohen received an option with respect to his services during calendar year 1994 entitling him to receive 12,500 shares of common stock; on January 1, 1996, Dr. Cohen received an option with respect to his services during calendar year 1995 entitling him to receive 25,000 shares of Common Stock. Dr. Cohen's compensation from the Company for the twelve months ended June 30, 1995, was approximately $574,000; the Company currently estimates that Dr. Cohen's compensation from the Company for the twelve months ended June 30, 1996, will be approximately $645,000.



     Mr. Schulman's employment agreement (the "Schulman Employment Agreement") provides for a term of employment ending on December 31, 2002. The Schulman Employment Agreement provides for maximum annual payments of salary, assuming all bonuses are earned, aggregating approximately $567,000, subject to reduction in certain circumstances, through the term thereof. Under the Schulman Employment Agreement, Mr. Schulman receives, among other benefits, (i) annual compensation of not less than $291,122 (to be increased annually by the cost of living adjustment provided generally to all Jeneric/Pentron employees), (ii) an annual bonus of not less than $26,000, and (iii) an additional annual bonus equal to 7% of the gross sales by Jeneric/Pentron, or its successors and/or assigns, of dental related composite, porcelain and ceramic products in excess of base gross sales of such products in the amount of $1,000,000, but in no event in excess of $250,000 per annum. Pursuant to the Schulman Employment Agreement, Mr. Schulman relinquished all rights to receive options for the purchase of shares of Common Stock of the Company to which he was entitled under his prior employment agreements with Jeneric/Pentron. The Schulman Employment Agreement also contains provisions pursuant to which 394,328 shares of the Common Stock held by Mr. Schulman were purchased by the Company at a price of $1.50 per share. The purchase price of the shares was paid by delivery of the Company's subordinated promissory note, which bears interest at 8% per annum which accrues and is not compounded until principal and interest payments begin in January 2003. Final maturity of the note is December 31, 2014.


     Each of the Cohen Employment Agreement and the Schulman Employment Agreement provides that if Dr. Cohen's or Mr. Schulman's employment is terminated by Jeneric/Pentron without cause (defined to include the placement of such individual in a position of less responsibility or prestige, whether as a result of a sale, merger or consolidation of Jeneric/Pentron or otherwise), Jeneric/Pentron will continue to pay such individual his full compensation for the remainder of the term of employment without any adjustment or offset, and will employ Dr. Cohen as a consultant for a period of 10 years and will employ Mr. Schulman as a consultant for a period of 12 years. In addition to the compensation described in the first sentence of this paragraph, during the first year of Dr. Cohen's consulting term, he will receive the minimum compensation, with bonus, to which he would be entitled under the Cohen Employment Agreement as of the date of termination; during the remainder of Dr. Cohen's consulting term, he will be compensated at the rate of $1,000 per day for services rendered, but in no event less than $2,000 per month. In addition to the compensation described in the first sentence of this paragraph, during Mr. Schulman's consulting term, Mr. Schulman will be compensated at the rate of $6,000 per year (to be increased annually by 50% of the cost of living adjustment provided generally to all Jeneric/Pentron employees). In addition, in the event of wrongful termination, Dr. Cohen and Jeneric/Pentron will enter into a non-competition agreement having a term of 10 years during which he will receive an additional $40,000 per annum; Mr. Schulman and Jeneric/Pentron will enter into a non-competition agreement having a term of 12 years subsequent to the termination of Mr. Schulman's employment, conditioned upon Mr. Schulman's receipt of all payments which are provided in the Schulman Employment Agreement.

     The obligations of Jeneric/Pentron under the Cohen Employment Agreement and the Schulman Employment Agreement are guaranteed by the Company. The employment arrangements under the Cohen Employment Agreement and the Schulman Employment Agreement will continue after the Merger.

     Leases with Wallingford Property Associates. Jeneric/Pentron is party to two lease agreements (the "Leases") with Wallingford Property Associates, a Connecticut general partnership (the "WPA"), with respect to certain property having an aggregate of approximately 54,000 square feet of rentable space located at 53 and 125 North Plains Industrial Road, Wallingford, Connecticut. This space is currently occupied by the Company and Jeneric/Pentron. Dr. Cohen, an officer and director of the Company and the President, Secretary and sole director of the Buyer, and Mr. Schulman, an officer and director of the Company, are the general partners of WPA. The independent directors of the Company have approved an Amendment and Renewal of the Leases to extend their terms to December 31, 2006, on substantially the same terms and conditions set forth in the Leases. The independent directors believed that it was possible that more favorable rental rates might have been available from third parties for comparable properties. However, in light of the cost of leasehold improvements previously made, having a net book value at that time of approximately $1,059,400, the substantial anticipated costs of relocating the business conducted at these facilities, more favorable rate of amortization of leasehold improvements and the loss of production during the period of any such move, the independent directors also believed it was in the best interests of the Company to renew the Leases for the extended terms. The aggregate annual rental under the Leases for the 1995 fiscal year was $388,500; the Company currently estimates that the aggregate annual rental under the Leases for the 1996 fiscal year will be approximately $408,000. Rental on the Leases is to be increased annually by the greater of 5% or the increase in a designated consumer price index. The Leases are "net leases" and all real estate taxes, utilities, insurance costs and ordinary repairs are paid by the tenant. The obligations of Jeneric/Pentron under the Leases are guaranteed by the Company. The Leases will continue after the Merger.


     License Agreement to use the names Jeneric(R) and Rexillium(R). Pursuant to a license agreement (the "License Agreement") between Jeneric/Pentron and a trust (the "Trust") of which Dr. Cohen is a beneficiary, Jeneric/Pentron was granted a worldwide license to use the names Jeneric(R) and Rexillium(R). Under the License Agreement, Jeneric/Pentron is obligated to pay annually to the Trust an amount equal to the sum of 1% of Jeneric/Pentron's net sales of products sold under the name Rexillium(R) and 0.25% of Jeneric/Pentron's net sales of all products and services. During the twelve months ended June 30, 1995, Jeneric/Pentron paid to the Trust approximately $145,000 under the License Agreement; the Company estimates that for the twelve months ended June 30, 1996, Jeneric/Pentron will pay to the Trust approximately $157,000 under the License Agreement. Management believes that the License Agreement is on terms as favorable as those available from unaffiliated third parties. The License Agreement will continue after the Merger.


     Relationship with Mr. Cooper. Robert S. Cooper, a director of the Company, is a member of the firm of Zeldes, Needle & Cooper, which renders legal services to the Company and its subsidiaries. During the past fiscal year, fees for legal services rendered by Zeldes, Needle & Cooper amounted to less than 5% of the Company's consolidated gross revenues and less than 5% of the gross revenues of Zeldes, Needle & Cooper.


     Relationship with Mr. Leigh. David H. Leigh, a director of the Company, is a member of the firm of Bailey, Moore, Glazer, Schaefer & Proto, which renders accounting services to the Company and its subsidiaries. During the past fiscal year, fees for accounting services rendered by Bailey, Moore, Glazer, Schaefer & Proto amounted to less than 5% of the Company's consolidated gross revenues and less than 5% of the gross revenues of Bailey, Moore, Glazer, Schaefer & Proto.


CERTAIN LITIGATION


     In conjunction with the Company's receipt of the Proposal, in February 1996, four putative class action complaints were filed in the Delaware Chancery Court, which suits are styled as follows: Moise Katz v. Gordon S. Cohen, Martin
L. Schulman, William T. Fitch, Elry C. Bird, Robert S. Cooper, David H. Leigh, Robert N. Thomas and Customedix Corporation, Civil Action No. 14812; Frederick Manillo v. Gordon S. Cohen, Martin L. Schulman, William T. Fitch, Elry C. Bird, Robert S. Cooper, David H. Leigh, Robert N. Thomas and Customedix Corporation, Civil Action No. 14813; Thomas Torre v. Gordon S. Cohen, Martin L. Schulman, William T. Fitch, Elry C. Bird, Robert S. Cooper, David H. Leigh, Robert N. Thomas and Customedix Corporation, Civil Action No. 14814; and Sylvia Torre v. Gordon S. Cohen, Martin L. Schulman, William T. Fitch, Elry C. Bird, Robert S. Cooper, David H. Leigh, Robert N. Thomas and Customedix Corporation, Civil Action No. 14818 (collectively, the "Complaints").


     All of the above actions were brought on behalf of the plaintiffs and all other stockholders of the Company and seek to enjoin the proposed merger pursuant to the Original Proposal or, alternatively, to recover damages. The Complaints name the Company and its directors as of the date of the Original Proposal (including Dr. Cohen) as defendants. The Complaints generally allege that the course of conduct taken by Dr. Cohen in proposing, and by the Company and the other directors in responding to, the Original Proposal has been in violation of the Board's fiduciary duty to the Company's stockholders. The Company believed that the course of conduct taken by the Board and the Original Special Committee in response to the Original Proposal was and is in compliance with the directors' fiduciary duties and that these allegations are therefore without merit (although no assurance can be made that the Delaware Chancery Court would agree with the Company) and had instructed legal counsel to vigorously defend each such action.


     On May 8, 1996, Dr. Cohen withdrew the offer under the Original Proposal. See "-- Background." On June 3, 1996, counsel for Dr. Cohen and counsel for the plaintiffs in the Delaware Lawsuits commenced settlement discussions. In connection with those discussions, Dr. Cohen's attorneys informed the plaintiffs' attorneys in the Stockholder Action that Dr. Cohen was willing to consider another merger proposal, provided the parties to the Delaware Lawsuits could reach an agreement-in-principle to settle such litigation. After further arm's-length negotiations between counsel for Dr. Cohen and the plaintiffs, such parties, by their respective attorneys, entered into the Memorandum of Understanding, dated June 3, 1996, setting forth such an agreement-in-principle. By agreement of the parties dated June 3, 1996, the Complaints were consolidated for all purposes under the caption In Re Customedix Corporation Shareholders Litigation, Cons. Civil Action No. 14812 (this consolidated action has been, and is hereinafter, referred to in this Proxy Statement as the "Stockholder Action").


     Memorandum of Understanding. The following is a summary of certain provisions of the Memorandum of Understanding, a copy of which is filed as an exhibit to the Schedule 13E-3 and can be obtained in the manner described in "ADDITIONAL INFORMATION." Such summary is qualified in its entirety by reference to the full text of the Memorandum of Understanding.


     Pursuant to the Memorandum of Understanding, (i) Dr. Cohen agreed to make the Proposal to the Company, subject to approval of the Merger Agreement by Dr. Cohen, the Board and the stockholders of the Company, and further subject to the approval by the Delaware Chancery Court of the settlement on the terms and subject to the conditions set forth in the Memorandum of Understanding; (ii) plaintiffs' counsel were given the right to review preliminary stockholder disclosure materials relating to the Proposal, including a preliminary draft of this Proxy Statement, and the parties agreed to negotiate and seek to resolve any issues raised by plaintiffs' counsel concerning the adequacy of such disclosure materials; and (iii) plaintiffs' counsel stated that if the Delaware Chancery Court approves the settlement and the dismissal of the Stockholder Action with prejudice, plaintiffs' counsel intend to petition the Delaware Chancery Court for a total award of, and defendants have agreed not to object to an application for, reasonable attorneys' fees and expenses (including expert expenses) not to exceed $200,000.


     Under the terms of the Memorandum of Understanding, the parties to the Stockholder Action agreed to use their best efforts to agree upon, execute and present to the Delaware Chancery Court, on or before July 14, 1996, a Stipulation of Settlement and other necessary documents to obtain prompt approval of the settlement and dismissal with prejudice of the Stockholder Action in the manner contemplated in the Memorandum of Understanding and by the Stipulation of Settlement. There can be no assurance that the Delaware Chancery Court will approve the proposed settlement.


     In accordance with the terms of the Memorandum of Understanding, on June 4, 1996, Dr. Cohen delivered the Proposal to the Company. On June 10, 1996, the Special Committee and the Board approved the Merger Agreement and the Merger, and the Company and the Buyer executed the Merger Agreement. For a description of the deliberations of the Special Committee and the Board with respect to the Proposal and such approval, see "-- Background," "-- Recommendation of the Board" and "-- Fairness of the Merger."


     Thereafter, pursuant to the Memorandum of Understanding, plaintiffs' counsel reviewed defendants' document production in the Stockholder Action, conducted depositions of Ms. Tom, a director and a member of the Special Committee, and Dr. Cohen, and reviewed preliminary stockholder disclosure materials relating to the Merger, including the preliminary proxy statement of the Company filed with the SEC on July 2, 1996.

     Stipulation of Settlement and Scheduling Order. The parties to the Stockholder Action, by and through their respective attorneys, entered into the Stipulation on July 25, 1996, and on July 31, 1996, the Delaware Chancery Court entered an order (the "Scheduling Order") pursuant to the Stipulation.

     The following is a summary of certain provisions of the Stipulation and Scheduling Order. A copy of the Stipulation and the exhibits thereto, comprised of (a) the Scheduling Order, (b) the Notice of Pendency of Class Action, Proposed Settlement of Class Action and Settlement Hearing (the "Notice"), and
(c) the proposed Final Order and Judgment to be entered if the Settlement is approved by the Delaware Chancery Court (the "Order and Final Judgment"), has been filed as an exhibit to the Schedule 13E-3 and can be obtained in the manner described in "ADDITIONAL INFORMATION." Such summary is qualified in its entirety by reference to the full text of the Stipulation and the exhibits thereto.


     In accordance with the terms of the Scheduling Order, a copy of the Notice and proposed Order and Final Judgment have been enclosed with this Proxy Statement.


     Scheduling Order. Pursuant to the Scheduling Order, the Delaware Chancery Court, among other things: (i) determined, preliminarily and solely for purposes of the terms and conditions of the settlement provided for in the Stipulation (the "Settlement"), that the Stockholder Action shall be maintained as a class action on behalf of a class composed of all record and beneficial owners of Common Stock from and including February 5, 1996, through and including the date of consummation of the Merger, as contemplated in the Merger Agreement, including their successors-in-interest, predecessors, legal representatives, trustees, heirs, assigns or transferees, immediate and remote, and excluding defendants and their affiliates (the "Class"), and the plaintiffs, on whose behalf the Stipulation has been executed, shall serve as representative parties for the Class; (ii) directed that a hearing shall be held on August 27, 1996, at 11:00 a.m., in the Court of Chancery in the Daniel L. Herrmann Courthouse, 10th & King Streets, Wilmington, Delaware (the "Settlement Hearing") (a) to determine whether the proposed Settlement on the terms and conditions set forth in the Stipulation is fair, reasonable, and adequate, (b) to determine whether the Stipulation and the Settlement should be approved by the Delaware Chancery Court and an Order and Final Judgment as provided in the Stipulation entered thereon, and (c) to hear and determine any objections to the Settlement; and (iii) sets forth the procedure which must be followed by any Class member who objects to the Stipulation, the Settlement, the class action determination, the judgment to be entered, and/or the application for attorneys' fees and expenses by Class counsel, or who otherwise wishes to be heard at the Settlement Hearing.


     Pursuant to the Scheduling Order, on or immediately after the days on which the Delaware Chancery Court enters the Order and Final Judgment and the Order and Final Judgment becomes Final (as defined below), the Company will file a Form 8-K with the SEC and issue a press release summarizing the effect of the action occurring on that day.

     Stipulation of Settlement. The Stipulation provides, among other things, as follows:

     General. In light of the events, negotiations and agreements described in the Stipulation, analysis of applicable law, and based on the discovery taken in the Stockholder Action, and after consultation with their financial expert, Howard, Lawson & Co., plaintiffs' counsel have concluded that the terms and conditions of the Settlement are fair, reasonable, and adequate to the plaintiffs and the class of stockholders represented in the Stockholder Action.


     Release. The parties stipulate and agree, subject to the approval of the Delaware Chancery Court, that any and all claims, rights, demands, actions, causes of action, suits, damages, losses, obligations, judgments, matters and issues of any kind or nature whatsoever, which have been, could have been, or in the future can or might be asserted in the Stockholder Action or in any court, tribunal or proceeding (including, but not limited to, any claims arising under state or federal law relating to any alleged fraud, breach of any duty, negligence, violations of federal securities laws or otherwise) (collectively, "Claims") by or on behalf of plaintiffs in the Stockholder Action and/or any member of the Class, which have arisen, arise now, or hereafter arise out of or relate in any matter whatsoever, directly or indirectly, to the allegations, facts, events, transactions, occurrences, acts, statements, representations, misrepresentations, omissions, or any other matter, thing or cause whatsoever, or any series thereof, involved, embraced, set forth, referenced in, or otherwise referred or related to, in any way, directly or indirectly, any of the Complaints, the Merger Agreement, the Original Proposal, the Merger Proposal, the Merger, any agreements or disclosures relating to the Original Proposal, the Merger Proposal, the Merger Agreement or the Merger, including but not limited to this Proxy Statement, or the Stipulation, excepting only such rights created under the Stipulation (collectively, the "Settled

Claims"), against any of the defendants in the Stockholder Action and all other Released Persons (as defined in the Stipulation) are fully, finally and forever compromised, extinguished, dismissed, discharged and released with prejudice, subject only to compliance with the Settlement. The Settled Claims do not include an action to enforce compliance with the terms of the Settlement or to prosecute properly perfected appraisal rights relating to the Merger pursuant to
Section 262 of the DGCL.



     Finality of Settlement. The Settlement shall be considered final ("Final") upon the later of: (a) the entry of the Order and Final Judgment approving the Settlement and the expiration of any applicable appeal period (which is 30 days from the date of entry of the Order and Final Judgment) without an appeal having been filed or, if an appeal is taken, upon entry of an order affirming the Order and Final Judgment appealed from and the expiration of any applicable period for the reconsideration, rehearing or appeal of such affirmance without any motion for reconsideration or rehearing or further appeal having been filed; or (b) the consummation of the Merger in accordance with the terms of the Merger Agreement.


     Defendants' Denial of Liability. Defendants specifically disclaim any liability whatsoever relating to any of the Settled Claims, expressly deny having engaged in any wrongful or illegal activity, or having violated or threatened to violate any law or regulation or duty and expressly deny that any person or entity has suffered any harm or damages as a result of the Settled Claims. The Stipulation provides that the Delaware Chancery Court has made no finding that defendants engaged in any wrongdoing or wrongful conduct or otherwise acted improperly or in violation of any law or regulation or duty in any respect, that the defendants believe they have acted with the utmost care, candor and honesty, and have at all times acted in the best interests of the Company stockholders, and that, without conceding any infirmity in their defenses against the Settled Claims, the defendants are agreeing to the Settlement solely to avoid the substantial burden, expense, distraction and inconvenience of continued litigation.

     Attorneys' Fees. Defendants agree not to object to plaintiffs' application for an award of attorneys' fees, expenses and costs (including expert's fees and expenses) in an aggregate amount not to exceed $200,000. Any fee award to plaintiffs' attorneys shall be paid exclusively by the Company for the benefit of the individual defendants in the event the Settlement becomes Final. Defendants retain the right to oppose any other application for fees or disbursements by plaintiffs, plaintiffs' counsel or any other person.

     Stipulation not an Admission. The provisions in the Stipulation and all negotiations, statements and proceedings in connection therewith shall not be deemed a presumption, concession or admission by any defendant of any fault, liability or wrongdoing as to any fact or claim alleged or asserted in the Stockholder Action or any other actions or proceedings and shall not be interpreted, construed, deemed, invoked, offered or received in evidence or otherwise used by any person except in a proceeding to enforce the terms or conditions of the Stipulation.

     Right to Withdraw from the Settlement. Each of the parties has the option to withdraw from and terminate the Settlement in the event that: (i) either the Scheduling Order or the Order and Final Judgment are not entered substantially in the forms specified in the Stipulation, including such modifications as may be ordered by the Delaware Chancery Court with the consent of the parties; (ii) the Settlement is not approved by the Delaware Chancery Court or is disapproved or substantially modified upon appeal; or (iii) the Merger Agreement is not consummated in accordance with its terms. In addition, defendants have the option to withdraw from and terminate the Settlement in the event that, prior to the time the Settlement becomes Final, any action is pending in any state or federal court which raises any Settled Claims against any of the Released Persons.

     In the event the Settlement proposed in the Stipulation is not approved by the Delaware Chancery Court, or the Delaware Chancery Court approves the Settlement but such approval is reversed or vacated on appeal, reconsideration or otherwise and the order reversing or vacating the Settlement becomes final by lapse of time or otherwise, or if any of the conditions to the Settlement are not fulfilled, then the Settlement proposed in the Stipulation will be of no further force and effect, and the Stipulation and all negotiations, proceedings and statements relating thereto and any amendment thereof will be null and void and without prejudice to any party thereto, and each party shall be restored to his, her or its respective position as it existed prior to execution of the Stipulation.

     There can be no assurance that any of the events described in the first paragraph of this subsection will not occur or that, if one or more of such events does occur, that a party will not exercise its right to withdraw from the Settlement. In addition, there can be no assurance that one of the events described in the preceding paragraph will not occur, rendering the Stipulation of no further force and effect.


     Counsel for the plaintiffs in the Stockholder Action are not acting on behalf of the public stockholders of the Company for the purpose of negotiating the terms of the Merger. Pursuant to the Stipulation, the parties to the Stockholder Action are requesting the Delaware Chancery Court to approve the Settlement and adjudge the terms of the Settlement to be fair, reasonable and adequate; however, the Delaware Chancery Court will not make a finding, or otherwise determine or render an opinion, as to the fairness, from a financial point of view, of the Proposal price of $2.375 per share to be received by the stockholders (other than Dr. Cohen and the Partnership) upon consummation of the Merger.


     Under the terms of the Merger Agreement, the Buyer or the Company may elect not to consummate the Merger if the Delaware Chancery Court has not approved the Settlement of the Stockholder Action on substantially the terms set forth in the Memorandum of Understanding, or if other legal proceedings relating to the Merger are pending. See "THE MERGER -- Terms of the Merger -- Conditions to Consummation of the Merger."

ACCOUNTING TREATMENT

     Because both the Company and the Buyer are controlled by Dr. Cohen, either through direct ownership or by virtue of his voting and dispositive power with respect to shares of Common Stock of the Company owned by the Partnership, the Merger will be accounted for similar to a pooling of interests as required by generally accepted accounting principles. As a result, the Surviving Corporation will not be permitted to revalue the assets and liabilities acquired as a result of the Merger. In addition, since the Buyer has no assets or operations other than its holdings of Common Stock of the Company, the financial statements of the Surviving Corporation after the Merger will be the same as those of the Company prior to the Merger, except that the amounts borrowed by the Buyer, including amounts borrowed under the Debt Facility (described under "THE
MERGER -- Source and Amount of Funds -- Debt Facility"), to finance the purchase of the shares of Common Stock of the Company and the related transaction costs will be reflected as additional debt and a reduction in stockholders' equity in the Surviving Corporation's financial statements.

     Since the Buyer has no significant assets or operations prior to the Merger, no historical financial information of the Buyer or pro forma financial information reflecting the Merger is presented in this Proxy Statement.

CERTAIN TAX CONSEQUENCES OF THE MERGER

     Under federal income tax laws, the transfer by Dr. Cohen and the Partnership to the Buyer of all of their shares of Common Stock in exchange for all of the issued and outstanding common stock of the Buyer will not be taxable to Dr. Cohen or the Partnership. Under federal income tax laws, the Company, as a party to the Merger, will not recognize gain or loss as a result of the Merger. However, the Surviving Corporation will be subject to the provisions of
Section 382 of the Internal Revenue Code, which will limit the ability of the Surviving Corporation to use any available net operating loss and tax credit carryforwards.

     The receipt of cash for shares of Common Stock in the Merger or pursuant to the exercise of dissenters' appraisal rights under the DGCL will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Generally, a stockholder will recognize gain or loss for such purposes equal to the difference between the cash received and such stockholder's tax basis for the shares of Common Stock such stockholder sells in the Merger. For federal income tax purposes, any such gain or loss will be a capital gain or loss if the shares of Common Stock are held as a capital asset, and a long-term capital gain or loss if the stockholder's holding period is more than one year as of the Effective Time. There are limitations on the deductibility of capital losses.

     The summary of tax consequences set forth above is for general information only. The tax treatment of the Merger with respect to each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, tax-exempt organizations, persons who are not citizens or residents of the United States, stockholders who acquired the shares of Common Stock through the exercise of an employee stock option or otherwise as compensation, and persons who received payments in respect of options to acquire shares of Common Stock. ALL STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND FOREIGN LAWS.

                                   THE MERGER

EFFECTIVE TIME OF THE MERGER

     The Effective Time will occur when the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the DGCL or at such other time as may be specified in the Certificate of Merger so filed. The filing of the Certificate of Merger will be made after all conditions set forth in the Merger Agreement have been satisfied or waived and provided that the Merger Agreement has not been terminated. No such waiver or termination will require the vote or consent of the Company's stockholders. See "-- Terms of the Merger -- Conditions to Consummation of the Merger" and "-- Termination."

PAYMENT FOR SHARES OF COMMON STOCK

     As a result of the Merger, holders of certificates formerly evidencing shares of Common Stock will cease to have any equity interest in the Company. After consummation of the Merger, all certificates formerly evidencing shares of Common Stock (other than shares (i) held in the treasury of the Company, (ii) owned by the Buyer and (iii) held by stockholders who have not voted in favor of the Merger and who have otherwise properly exercised their rights for appraisal of such shares in accordance with Section 262 of the DGCL) (the "Shares") will be deemed to represent only the right to receive the Merger Consideration for each Share represented thereby and will be required to be surrendered to the Exchange Agent in order to receive the Merger Consideration. No interest will be paid or accrued on the cash payable upon the surrender of such certificates.


     From time to time following the Effective Time, the Buyer shall deposit or cause to be deposited in trust with the Exchange Agent, as agent for the holders of Shares, the cash to which holders of Shares who have surrendered their Shares to the Exchange Agent shall be entitled pursuant to the Merger. If payment of any Merger Consideration is to be made to a person other than the person in whose name a surrendered certificate is registered, it shall be a condition to such payment that the surrendered certificate shall be endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment to a person other than the registered holder of the surrendered certificate or shall have established to the satisfaction of the Surviving Corporation or the Exchange Agent that such tax either has been paid or is not payable. If any Merger Consideration deposited with the Exchange Agent for purposes of payment in exchange for Shares remains unclaimed following the expiration of one year after the Effective Time, such Merger Consideration shall be delivered to the Surviving Corporation by the Exchange Agent, and thereafter any person claiming any Merger Consideration shall effect the surrender of Shares directly with the Surviving Corporation, subject to applicable abandoned property laws. No interest for the benefit of any such holder shall accrue or be payable with respect to any Merger Consideration.


     Detailed instructions with regard to the surrender of certificates, together with a letter of transmittal, will be forwarded to record holders, as of the Effective Time, of certificates formerly evidencing shares of Common Stock by the Exchange Agent as promptly as practicable following the Effective Time. Holders of shares of Common Stock should not submit their certificates to the Exchange Agent until they have received such materials. Upon surrender of certificates and other required documents to the Exchange Agent, the Exchange Agent will distribute to the holder of certificates formerly evidencing shares of Common Stock by bank check the cash price of $2.375 per share for each share represented by such certificates. No interest will be paid or accrued on the cash payable upon the surrender of certificates. STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES AT THIS TIME.

REGULATORY APPROVALS

     The Company is not aware of any approval or other action by any federal, state or local governmental authority that would be required for consummation of the Merger. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought.

TERMS OF THE MERGER

     The following is a summary of certain provisions of the Merger Agreement, a conformed copy of which is included as Annex A to this Proxy Statement. Such summary is qualified in its entirety by reference to the Merger Agreement.

     General. The Merger Agreement sets forth the terms and conditions upon and subject to which the Merger is to be effected. If the Merger Agreement is authorized and adopted by the stockholders in accordance with the DGCL, and the other conditions contained in the Merger Agreement are satisfied or waived, the Buyer will be merged with and into the Company, with the Company as the Surviving Corporation of the Merger. Upon the terms and subject to the conditions of the Merger Agreement, each share of the Common Stock (other than shares held in the treasury of the Company, shares owned by the Buyer and shares held by stockholders who have not voted in favor of the Merger and who have otherwise properly exercised their rights for appraisal of such shares in accordance with Section 262 of the DGCL) will be converted into the right to receive, upon surrender of the certificate evidencing such share, $2.375 per share in cash, without interest.

     Conditions to Consummation of the Merger. Under the Merger Agreement, the obligations of the Company and the Buyer to effect the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions, any of which can be waived by the parties: (a) the approval and adoption by the Company's stockholders of the Merger and the Merger Agreement in accordance with the DGCL; (b) no injunction or restraining or other order issued by a court of competent jurisdiction or governmental authority that prohibits the consummation of the Merger shall be in effect, and, except as provided in (c) below, no action or proceeding which seeks or would seek to prohibit, restrain or invalidate consummation of the Merger, or which challenges the legality or validity of the Merger, or which seeks to recover damages from the Company, the Buyer or any of their respective officers, directors, stockholders or any other person in connection with the Merger Agreement or the transactions contemplated thereby shall be pending or overtly threatened; (c) the Delaware Chancery Court shall have approved the settlement of the Stockholder Action on substantially the terms set forth in the Memorandum of Understanding; (d) no government or governmental agency shall have taken any action or enacted any statute, rule or regulation that would render the consummation of the Merger illegal; and (e) all governmental permits, approvals and consents which counsel for the Buyer or the Company may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by the Merger Agreement will be in compliance with all applicable laws shall have been obtained.

     In addition, the obligation of the Buyer to effect the Merger is also subject to the fulfillment at or prior to the Effective Time of each of the following conditions, any one or more of which can be waived by the Buyer: (a) the representations and warranties of the Company set forth in the Merger Agreement shall have been true and correct in all material respects at the date of the Merger Agreement and shall be true and correct in all material respects at and as of the Effective Time, as if made at and as of such time; (b) the Company shall have complied with, performed and fulfilled in all material respects all terms, agreements and conditions of the Merger Agreement to be complied with or performed or fulfilled by the Company at or prior to the Effective Time; (c) the Company shall have furnished a certificate of its President or Chief Financial Officer to evidence compliance with the conditions described in (a) and (b) above; (d) the number of shares of the Company Common Stock as to which appraisal rights have been exercised by the holders thereof shall not exceed 5% of the total number of shares of the Company Common Stock outstanding on the Effective Time; and (e) the Commitment shall remain in full force and effect as of the Effective Time.

     Under the Merger Agreement, the obligation of the Company to effect the Merger is also subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which can be waived by the Company:
(a) the representations and warranties of the Buyer set forth in the Merger Agreement shall have been true and correct in all material respects at the date of the Merger Agreement and shall be true and correct in all material respects at and as of the Effective Time, as if made at and as of such time; (b) the Buyer shall have complied with, performed and fulfilled in all material respects all terms, agreements and conditions of the Merger Agreement to be complied with or performed or fulfilled by it at or prior to the Effective Time; (c) the Buyer shall have furnished a certificate of its President to evidence compliance with the conditions described in (a) and
(b) above; (d) the Buyer's stockholders shall have duly approved and adopted the Merger and the Merger Agreement in accordance with the DGCL; (e) the Company shall have received the consent of all third parties, including, without limitation, the Company's lenders, whose consent may be required under any agreement or instrument binding the Company or its properties; and (f) the Company shall have received an opinion of counsel to the Buyer with respect to certain matters set forth in the Merger Agreement.

     Representations and Warranties. The Merger Agreement contains various representations and warranties of the Buyer and the Company, including representations and warranties of each such party as to (i) its corporate power and authority to execute and deliver the Merger Agreement and, subject, in the case of the Company, to obtaining the necessary stockholder approval of the Merger, to carry out its obligations under the Merger Agreement and (ii) the due authorization of the execution and delivery of the Merger Agreement and, subject to obtaining the necessary stockholder approval of the Merger, the performance of its obligations under the Merger Agreement and the consummation by it of the transactions contemplated by the Merger Agreement.

     Certain Covenants. The Company and the Buyer covenant to certain matters in the Merger Agreement, including, among others, the following:

          Conduct of Business of the Company. The Company agrees that, except as contemplated by the Merger Agreement or as agreed to in writing by the Buyer, prior to the Effective Time: (a) the business of the Company and its subsidiaries shall be conducted only in its ordinary and usual course and in a manner consistent with past practice; (b) the Company will use its best efforts to preserve intact the business organization of the Company and its subsidiaries, to keep available the services of its and their officers and key employees and to preserve the goodwill of those having business relationships with the Company and its subsidiaries; (c) the Company shall not, and shall ensure that each Company subsidiary shall not,
     (i) sell or pledge or agree to sell or pledge any capital stock of any Company subsidiary; (ii) amend its Certificate of Incorporation or By-Laws;
     (iii) split, combine or reclassify the outstanding shares of its capital stock or declare, set aside or pay any dividend payable in cash, stock or property or make any other distributions with respect to its capital stock, except for dividends declared and paid by any wholly-owned subsidiary in the ordinary course of business and in a manner consistent with past practices; (iv) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of capital stock; (v) form any new subsidiary or, except in the ordinary course of business and consistent with past practice, transfer any assets or liabilities to any Company subsidiary; or (vi) authorize or propose any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; and (d) the Company shall not, and shall ensure that each Company subsidiary shall not, (i) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class other than, in the case of the Company, shares issuable upon exercise of options existing on the date of the Merger Agreement; (ii) acquire any material assets other than in the ordinary course of business;
     (iii) dispose of any material assets other than in the ordinary course of business or encumber any of its material assets; (iv) incur any indebtedness for borrowed money or enter into any other material transaction other than in the ordinary course of business; (v) amend any of its material contracts except in the ordinary course of business; (vi) make any payments to any employee of the Company or any Company subsidiary except in the ordinary course of business, and in amounts and in a manner consistent with past practice, or grant or establish any new programs or arrangements, or any new employee benefit plan or employment, severance or consulting agreement (except as agreed to in writing by the Buyer), amend any existing employee benefit plan, program or arrangement or any existing employment, severance or consulting agreement or grant any increases in compensation or benefits (other than actions taken in the ordinary course of business and consistent with past practice or as otherwise provided in the Merger Agreement); (vii) settle or compromise any litigation involving the payment of, or an agreement to pay over time, an amount, in cash, notes or other property, in excess of $25,000 singly or $100,000 in the aggregate, unless a liability equal to or in excess of the amount of any settlement or compromise has been reserved for such litigation in the interim financial statements of the Company most recently filed with the SEC, other than the Stockholder Action; or (viii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

          Stockholders' Meetings. The Company agrees to promptly take all actions required under the DGCL and its Certificate of Incorporation and By-Laws to convene a meeting of its stockholders. The Company agrees to use its best efforts to solicit from its stockholders proxies in favor of the transactions contemplated by the Merger Agreement and to take all other actions necessary or, in the reasonable judgment of the Buyer, advisable to secure the vote or consent of stockholders required by the DGCL to effect the Merger.

          Actions to be Taken. Each of the Company and the Buyer agrees to use its best efforts to take all actions and do all things necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement and use its best efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including without limitation filings under the Exchange Act.

          No Solicitation. Subject to applicable law, the Company has agreed that neither the Company nor any Company subsidiaries nor any of its or their directors, officers, employees, representatives or agents will encourage, solicit or initiate inquiries or proposals (other than from the Buyer, its affiliates or associates, or an officer, employee or authorized representative thereof) concerning any merger, sale of substantial assets, purchase or sale of shares of capital stock or similar transactions involving the Company or any Company subsidiary or division of the Company other than the transactions contemplated by the Merger Agreement.

     Termination. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval of the Merger Agreement and the Merger by the stockholders of the
Company: (a) by mutual consent of the respective Boards of Directors of the Buyer and the Company; (b) by the Buyer or the Company, if (i) the Merger has not occurred prior to December 31, 1996, but only if the party seeking to terminate the Merger Agreement has not caused the delay and is not in material breach of any of its obligations under the Merger Agreement or (ii) a court or governmental, regulatory or administrative agency or commission has issued a final, non-appealable order, decree or ruling or taken other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement; (c) by the Buyer if (i) the Company shall have materially breached or failed to comply with its obligations under the Merger Agreement, or (ii) any representation or warranty of the Company was incorrect in any material respect when made or has ceased to be correct in any material respect; or (d) by the Company, if (i) the Buyer has materially breached or failed to comply with its obligations under the Merger Agreement, or (ii) any representation or warranty of the Buyer was incorrect in any material respect when made or has ceased to be true and correct in any material respect.

     Expenses. Pursuant to the Merger Agreement, the Company and the Buyer each bears its own costs and expenses in connection with entering into the Merger Agreement; provided, that the Company agrees to bear all expenses related to the preparation, printing, filing and mailing of this Proxy Statement, the conduct of the Special Meeting and the solicitation of proxies in connection therewith. If the Merger is not consummated as a result of the nonsatisfaction of any condition to the obligations of the Buyer (other than nonsatisfaction, as a result of any action taken or omitted to be taken by the Buyer or Dr. Cohen, of the condition that the Commitment shall remain in full force and effect as of the Effective Time), and the Buyer has substantially performed its obligations under the Merger Agreement up to the time of termination of the Merger Agreement or abandonment of the Merger, the Company is obligated to reimburse the Buyer, or pay directly for the Buyer's benefit, all documented out-of-pocket expenses of the Buyer relating to the Merger Agreement, the transactions contemplated thereby and any activities related thereto.

     Amendments. The Merger Agreement may be amended by agreement of the Buyer and the Special Committee and the Board of Directors of the Company, whether before or after approval of the Merger by the stockholders of the Company; however, once the Merger is approved by the Company's stockholders, no amendment may modify the cash consideration of $2.375 per share of Common Stock to be given to the holders of the Common Stock (other than the Buyer) and no amendment may materially adversely affect the rights of the holders of Common Stock of the Company (other than a termination of the Merger Agreement pursuant to its terms).

SOURCE AND AMOUNT OF FUNDS

     The total amount of funds required by the Buyer to pay the Merger Consideration to holders of Common Stock (other than the Buyer) and to pay related fees and expenses in connection with the Merger is estimated to be approximately $4.2 million. See "FEES AND EXPENSES." The Buyer currently expects that the Merger Consideration and funds to pay related fees and expenses will be paid from the proceeds of the financing described below, and from the personal funds of Dr. Cohen and/or working capital of the Surviving Corporation upon the consummation of the Merger.

     Debt Facility. Dr. Cohen has obtained the Commitment from the Company's principal lending bank (the "Bank"), providing for borrowings under a debt facility in an aggregate amount of up to $3 million (the "Debt Facility"). Definitive financing agreements have not yet been negotiated. The Debt Facility will close simultaneously with the Merger. Immediately upon the consummation of the Merger, the Company, as the Surviving Corporation, will become, by operation of law, the obligor of the indebtedness under the Debt Facility.

     Pursuant to the Commitment, the consummation of the Merger and the agreement of five wholly-owned subsidiaries of the Company, including Jeneric/Pentron, American Thermocraft and Transidyne, to assume repayment of the obligations to be created under the Commitment, are conditions precedent to the Bank's funding of the Debt Facility. The Buyer currently has no specific plans or arrangements for the repayment of the Debt Facility, but it currently expects to repay such indebtedness primarily from cash flow from operations of the Surviving Corporation. It is a condition to the obligation of the Buyer to effect the Merger that the Commitment shall remain in full force and effect as of the Effective Time. See "-- Terms of the Merger -- Conditions to Consummation of the Merger."

     The following is a summary of certain provisions of the Commitment, a copy of which is filed as an exhibit to the Schedule 13E-3 and can be obtained in the manner described in "ADDITIONAL INFORMATION." Such summary is qualified in its entirety by reference to the full text of the Commitment.

          Term.  The Debt Facility will mature seven years from closing.

          Principal and Interest. Advances under the Debt Facility will accrue interest at the Bank's prime rate as announced from time to time at the Bank's main office. Interest will be payable monthly on the principal balance outstanding. Commencing with the first month of the third year of the term of the Debt Facility, principal will be payable monthly in an amount equal to 1/60th of the principal amount outstanding at the end of the second year of the term of the Debt Facility.

          Security. Advances under the Debt Facility will be secured by a first priority security interest, on a parity with the security for existing loans from the Bank to the Company, in all assets of the Company, as the Surviving Corporation, including but not limited to accounts receivable and inventory, now existing and hereafter acquired, equipment, contracts and contract rights and any other property of the Company, together with proceeds and products of the foregoing, including proceeds of insurance. As additional collateral, the Company will assign to the Bank for the term of the Debt Facility all policies of life insurance owned by the Company on the life of Dr. Cohen.

          Guarantor. Borrowings under the Debt Facility up to $1 million will be guaranteed by Dr. Cohen.

          Prepayments. The Company will be permitted to prepay principal in part or in full at any time without penalty.

          Termination of the Commitment. The Bank may terminate the Commitment prior to the loan closing if: (a) the Bank determines that any representation made in connection with the loan application is false or incorrect in any material respect; (b) any adverse change develops or is identified by the Bank with respect to the Buyer or any guarantor or indemnitor for the loan or with respect to any collateral for the loan or other source of repayment of the loan at any time prior to the closing of the Debt Facility; (c) on or before the closing of the Debt Facility, litigation has been commenced against the Buyer or any guarantor or indemnitor for the loan which the Bank regards as adversely affecting any such party's credit or ability to perform; or (d) at the time of closing of the Debt Facility, the Buyer or any guarantor or indemnitor for the loan shall be insolvent, or shall be involved in any arrangement, bankruptcy, reorganization or insolvency proceeding or shall have failed to pay such party's obligations on a current basis as determined by the Bank.

          Covenants. The Debt Facility will include certain financial covenants, including: (a) maintenance of tangible net worth at or exceeding $2.3 million; (b) stockholders' equity of at least $7 million; (c) consolidated current ratio of at least 2 to 1; and (d) maintenance of the ratio of cash flow (defined as net profits plus depreciation and amortization plus interest expense) to current maturities of long term debt plus interest of at least 1 to 1. These financial covenants will be tested annually at the Company's fiscal year end and will be effective at June 30, 1996. Changes in these covenants for years subsequent to fiscal 1996 will be negotiated. The Debt Facility will include certain additional covenants, including that, without the Bank's approval, the stock ownership or management of the Surviving Corporation, as successor-in-interest by merger to the Buyer, may not change and the Surviving Corporation may not enter into secondary financing or convey any encumbrances or security interests in any of its assets (other than those securing existing loans and leases).

          Additional Provisions. The loan documentation will include appropriate representations and warranties, covenants and events of default with respect to compliance with environmental laws and regulations and the absence of contamination. The Surviving Corporation, as successor-in-interest by merger to the Buyer, will agree to indemnify and hold the Bank harmless in the event any environmental claim is asserted against the Bank for any reason whatsoever.

          Expiration of the Commitment. The Commitment will expire on October 31, 1996, if the loan is not consummated before such date.

     Source and Use of Funds. The estimated sources and uses of funds in connection with the Merger are as follows:

                            SOURCE AND USE OF FUNDS


            Sources of Funds:
            Debt Facility(1).........................................  $3,000,000
            Other Funds(2)...........................................   1,195,677
                      Total Sources of Funds.........................  $4,195,677
                                                                       ==========
            Uses of Funds:
            Purchase of the Shares(3)................................  $3,829,911
            Transaction Costs(4).....................................     365,766
                      Total Uses of Funds............................  $4,195,677
                                                                       ==========


- ---------------

(1) The Debt Facility, in an aggregate principal amount of up to $3 million, as contemplated by the Commitment. See " -- Source and Amount of Funds -- Debt Facility."


(2) Other Funds consist of personal funds of Dr. Cohen and/or working capital of the Surviving Corporation upon the consummation of the Merger. Prior to the consummation of the Merger, the Company will be responsible for paying certain legal and other expenses in connection with the Merger. As of June 30, 1996, the Company had recognized expenses of approximately $300,000 with respect to costs relating to the Merger.


(3) Based on the acquisition of 1,612,594 shares of Common Stock outstanding as of the Record Date (other than 1,683,292 shares which will be owned by the Buyer), at a purchase price of $2.375 per share, in cash, without interest (assuming no stockholders seek appraisal rights). See "-- Terms of the Merger."


(4) See "FEES AND EXPENSES" for a description of such transaction costs.

APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS

     Record holders of shares of Common Stock are entitled to appraisal rights under Section 262 of the DGCL ("Section 262") in connection with the Merger. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the full text of Section 262, which is reprinted in its entirety as Annex B to this Proxy Statement. Except as set forth herein and in Annex B, holders of shares of Common Stock will not be entitled to appraisal rights in connection with the Merger.

     Under the DGCL, if the Merger is consummated, record holders of shares of Common Stock who follow the procedures set forth in Section 262 and who have not voted in favor of the Merger will be entitled to have their shares of Common Stock appraised by the Court of Chancery of the State of Delaware (the "Court") and to be paid, in lieu of the Merger Consideration, the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such Court.

     Under Section 262, where a merger agreement for which appraisal rights are provided under Section 262 is to be submitted for approval at a meeting of stockholders, as in the case of the Special Meeting, not less than 20 days prior to such meeting, the Company must notify each of the holders of Common Stock at the close of business on the record date for such meeting that such appraisal rights are available and include in each such notice a copy of Section 262. This Proxy Statement constitutes such notice for purposes of the Special Meeting. Any stockholder of record who wishes to exercise appraisal rights should review the following discussion and Annex B carefully because failure timely and properly to comply with the procedures specified in Section 262 may result in the loss of appraisal rights under the DGCL. Each stockholder having questions in respect of his rights under Section 262 should consult with his legal counsel.

     Stockholders of record who desire to exercise their appraisal rights must satisfy all of the following conditions. Holders of shares of Common Stock are not required to vote such shares against the Merger in order to obtain rights of appraisal with respect to such shares. A holder of shares of Common Stock wishing to exercise appraisal rights must deliver to the Company, before the vote on the authorization and adoption of the Merger Agreement and the Merger at the Special Meeting, a written demand for appraisal of such holder's shares of Common Stock. This written demand for appraisal of shares must be in addition to and separate from any proxy or vote against, or abstention from voting with respect to, the Merger. Voting against, abstaining from voting on, failing to return a proxy with respect to, or failing to vote on the Merger will not constitute a demand for appraisal within the meaning of Section 262.

     A stockholder must not vote for adoption of the Merger Agreement and the Merger if he intends to preserve his appraisal rights. A vote in favor of adoption of the Merger Agreement and the Merger will constitute a waiver of any previously filed demand for appraisal. Thus, holders of shares of Common Stock who sign and return the proxy card included in this Proxy Statement with instructions to vote in favor of the Merger or, since proxy cards returned without instructions will be voted in favor of the Merger, with no instruction to vote against or abstain from voting with respect to the Merger, will not be entitled to appraisal rights with respect to such shares. A stockholder's failure to vote against the adoption of the Merger Agreement and the Merger will not constitute a waiver of his appraisal rights.

     A holder of shares of Common Stock wishing to exercise appraisal rights must hold such shares of record on the date the written demand for appraisal is made and must continue to hold such shares through the Effective Time. Only a holder of record of shares of Common Stock is entitled to assert appraisal rights for the shares of Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder's name appears on the stock certificate(s).

     If shares of Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if the shares of Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. However, absent an indication to the contrary, the Company will consider a demand executed by or for one joint owner to be effective with respect to all joint owners. An authorized agent, including one for two or more joint owners, may execute the demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for such owner or owners. A record holder such as a broker who holds Common Stock as nominee for several beneficial owners may exercise appraisal rights with respect to the Common Stock held for one or more beneficial owners while not exercising such rights with respect to the Common Stock held for other beneficial owners. In such case, the written demand should set forth the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all Common Stock held in the name of the record owner. Holders of Common Stock who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

     All written demands for appraisal of Common Stock should be sent or delivered to Customedix Corporation, 53 North Plains Industrial Road, Wallingford, Connecticut 06492, Attention: Secretary, so as to be received before the vote on the authorization and adoption of the Merger Agreement and the Merger at the Special Meeting.

     Within 10 days after the Effective Time, the Company, as the Surviving Corporation, must send a notice as to the effectiveness of the Merger to each person who has satisfied the appropriate provisions of Section 262. Within 120 days after the Effective Time, but not thereafter, the Company, as the Surviving Corporation, or any holder of shares of Common Stock entitled to appraisal rights under Section 262 who has complied with the foregoing procedures, may file a petition in the Court demanding a determination of the value of the Common Stock held by all such stockholders. The Company is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the value of the shares of Common Stock. Accordingly, it is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262. If no stockholder were to file such petition within the period specified, all rights to appraisal would cease, and all holders of Common Stock (other than the Buyer) would thereupon be entitled to receive the Merger Consideration.


     Within 120 days after the Effective Time, any record holder of shares of Common Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Company, as the Surviving Corporation, a statement setting forth the aggregate number of shares of the Common Stock not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement must be mailed within 10 days after a written request therefor has been received by the Company or within 10 days after expiration of the period for delivery of appraisal demands, whichever is later.


     Upon the filing of any petition by a stockholder in the Court, service of a copy thereof must be made upon the Company, and the Company must, within 20 days after such service, file in the office of the Register in Chancery of the State of Delaware (the "Register in Chancery") in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for the Common Stock and with whom agreements as to the value of their Common Stock have not been reached by the Company. If a petition for appraisal is timely filed, the Court will fix a time and place for the hearing of such petition, and, if so ordered by the Court, the Register in Chancery will give notice of such hearing to the Company and the stockholders shown on the verified list provided by the Company. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. At the hearing on such petition, the Court will determine the holders of shares of Common Stock who have complied with Section 262 and who have become entitled to appraisal rights. The Court may require such stockholders to submit the certificates evidencing their Common Stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with this direction, the Court may dismiss the proceedings as to him.

     After determining the stockholders entitled to an appraisal, the Court will appraise the Common Stock, determining the "fair value" of the shares of Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court is to take into account all relevant factors. In determining the rate of interest, if any, to be paid upon the amount determined to be the fair value, the Court may consider all relevant factors, including the rate of interest which the Company would have had to pay to borrow money during the pendency of the proceeding. The Company will be required to make payment of the appraised value of the Common Stock, together with interest, if any, to the stockholders entitled thereto upon the surrender to it of the certificate or certificates evidencing the Common Stock. Holders considering seeking appraisal should be aware that the fair value of their shares of Common Stock as determined under Section 262 could be more than, the same as or less than the value of the Merger Consideration that they would otherwise receive if they did not seek appraisal of their shares of Common Stock. The Company reserves the right to assert in any appraisal proceeding that, for purposes of
Section 262, the "fair value" of the Common Stock is less than the Merger Consideration.


     The costs of the appraisal proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable. Upon application of a stockholder entitled to appraisal, the Court may also order that all or a portion of the expenses incurred by any holder of shares of Common Stock in connection with an appraisal, including, without limitation, reasonable attorney's fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares of Common Stock entitled to appraisal. No appraisal proceeding in the Court will be dismissed with respect to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.


     Any holder of shares of Common Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the shares of Common Stock subject to such demand for any purpose or be entitled to receive payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares of Common Stock as of a date prior to the Effective Time).

     If any holder of Common Stock who demands appraisal of shares under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, as provided in the DGCL, the shares of Common Stock of such holder will be converted into the right to receive the Merger Consideration in accordance with the Merger Agreement. A holder of shares of Common Stock entitled to appraisal will fail to perfect, or effectively lose, the right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time. A holder may withdraw a demand for appraisal by delivering to the Company a written withdrawal of the demand for appraisal and acceptance of the Merger at any time within 60 days after the Effective Time or after such 60-day period with the written approval of the Company.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

     The foregoing is a summary of certain of the provisions of Section 262 of the DGCL and is qualified in its entirety by reference to the full text of such Section, a copy of which is included as Annex B to this Proxy Statement.

     It is a condition to the obligation of the Buyer to consummate the Merger that the number of shares of the Company Common Stock as to which appraisal rights have been exercised by the holders thereof shall not exceed 5% of the total number of shares of Common Stock outstanding on the Effective Time. See "--Terms of the Merger--Conditions to Consummation of the Merger."

                            MARKET PRICES; DIVIDENDS


     The principal market on which the Company's Common Stock is traded is the American Stock Exchange under the symbol CUS. As of June 3, 1996, the last full trading day prior to the press release by the Company announcing delivery to the Company of the Proposal, the high and low sales prices of the Common Stock, as reported on the AMEX, were $2.13 and $2.00, respectively. As of August 19, 1996, the high and low sales prices for the Common Stock, as reported on the AMEX, were $2.13 and $2.13, respectively.


     The following table sets forth the high and low sales prices for the Common Stock as reported by the AMEX Composite tape for the periods shown:


                                 FISCAL YEAR                           HIGH       LOW
        -------------------------------------------------------------  -----     -----
        1994
          First Quarter..............................................  $3.00     $2.25
          Second Quarter.............................................   2.94      2.25
          Third Quarter..............................................   3.13      2.38
          Fourth Quarter.............................................   3.00      2.38
        1995
          First Quarter..............................................   4.38      2.31
          Second Quarter.............................................   3.56      2.56
          Third Quarter..............................................   3.06      2.38
          Fourth Quarter.............................................   3.00      2.25
        1996
          First Quarter..............................................   3.25      2.50
          Second Quarter.............................................   2.88      1.75
          Third Quarter..............................................   2.25      1.88
          Fourth Quarter.............................................   2.25      1.81
        1997
          First Quarter (through August 19, 1996)....................   2.25      2.06


     The Company has not paid any dividends on the Common Stock. The Company's loan agreement, as amended, with the Bank prohibits the payment of any cash dividends by the Company without the Bank's prior consent. The Company has no current plans to pay dividends on the Common Stock.


     STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK.

                    CERTAIN TRANSACTIONS IN THE COMMON STOCK


     Since July 1, 1994, the Company has repurchased, and Dr. Cohen and the Partnership have purchased, an aggregate of 546,178 shares of Common Stock at the times and in the amounts summarized in the following schedule:



                                                                  RANGE OF
                                               NUMBER OF          PER SHARE
                                               SHARES OF       PURCHASE PRICES        AVERAGE
                                              COMMON STOCK     ---------------       PER SHARE
                  FISCAL YEAR                  PURCHASED       HIGH       LOW      PURCHASE PRICE
    ----------------------------------------  ------------     -----     -----     --------------
    1995
      First Quarter.........................      15,200       $2.50     $2.38         $ 2.44
      Second Quarter........................      53,000        2.98      2.56           2.72
      Third Quarter.........................      53,800        2.75      2.38           2.64
      Fourth Quarter........................     423,778(a)     2.75      1.50           1.56
    1996
      First Quarter.........................         300        2.75      2.75           2.75
      Second Quarter........................          --          --        --             --
      Third Quarter.........................         100        2.25      2.25           2.25
      Fourth Quarter........................          --          --        --             --
    1997
      First Quarter (through August 19,
         1996)..............................          --          --        --             --


- ---------------

(a) Includes 394,328 shares purchased by the Company from Martin L. Schulman at a purchase price of $1.50 per share pursuant to the Schulman Employment Agreement. The purchase price of the shares has been paid by delivery of the Company's subordinated promissory note which bears interest at a rate of 8% per annum; interest under the note accrues and is not compounded until principal and interest payments begin in January 2003. Final maturity of the note is December 31, 2014. See "SPECIAL FACTORS -- Certain Relationships and Related Transactions." Without giving effect to the shares purchased from Mr. Schulman, the number of shares of Common Stock purchased during this quarter was 29,450, with a high and low purchase price per share of $2.75 and $2.25, respectively, and an average per share purchase price of $2.44.

                             CUSTOMEDIX CORPORATION

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                      NINE MONTHS ENDED                     TWELVE MONTHS ENDED
                                          MARCH 31,                              JUNE 30,
                                      ------------------    ---------------------------------------------------
                                       1996       1995       1995       1994       1993       1992       1991
                                      -------    -------    -------    -------    -------    -------    -------
INCOME STATEMENT DATA:
  Revenues (a)......................  $39,542    $37,507    $51,087    $47,307    $41,823    $37,342    $36,684
                                       ======     ======     ======     ======     ======     ======     ======
  Income from continuing operations
     (a)............................  $    90    $   564    $   888    $ 1,021    $   738    $   652    $ 1,230
  Loss from discontinued
     operation......................       --         --         --         --         --     (2,194)      (387)
                                       ------     ------     ------     ------     ------     ------     ------
  Net income (loss).................  $    90    $   564    $   888    $ 1,021    $   738    $(1,542)   $   843
                                       ======     ======     ======     ======     ======     ======     ======
  Weighted average number of shares
     outstanding (b)................    3,334      3,719      3,646      3,735      3,726      3,431      3,280
                                       ======     ======     ======     ======     ======     ======     ======
  Income (loss) per share:
  Continuing operations (a).........  $   .03    $   .15    $   .24    $   .27    $   .20    $   .19    $   .38
  Discontinued operation............       --         --         --         --         --       (.64)      (.12)
                                       ------     ------     ------     ------     ------     ------     ------
  Income (loss) per share...........  $   .03    $   .15    $   .24    $   .27    $   .20    $  (.45)   $   .26
                                       ======     ======     ======     ======     ======     ======     ======
  Cash dividends declared per
     share..........................  $    --    $    --    $    --    $    --    $    --    $    --    $    --
                                       ======     ======     ======     ======     ======     ======     ======
BALANCE SHEET DATA:
  Working capital...................  $10,600    $10,357    $10,641    $ 9,726    $ 8,940    $ 8,438    $ 8,983
  Total assets......................  $23,872    $23,462    $23,396    $24,347    $22,641    $22,120    $25,648
  Long-term debt and obligations
     under capital leases, less
     current portion................  $ 6,371    $ 6,540    $ 6,824    $ 6,988    $ 7,908    $ 9,050    $12,012
  Total assets less excess of cost
     over net assets of businesses
     acquired.......................  $19,276    $18,552    $18,587    $19,136    $17,028    $16,105    $19,231
  Stockholders' equity..............  $10,491    $10,671    $10,402    $10,128    $ 9,074    $ 8,389    $ 9,229
  Book value per share (c)..........  $  3.18    $  2.89    $  3.16    $  2.74    $  2.46    $  2.26    $  2.86
  Tangible book value per share
     (d)............................  $  1.79    $  1.56    $  1.70    $  1.33    $   .94    $   .64    $   .87
                                       ======     ======     ======     ======     ======     ======     ======


- ---------------
(a) Does not include the operations of Automatic Injection Molding, Inc., which were discontinued effective December 31, 1991.

(b) As adjusted for the effect of the one-for-ten reverse stock split declared by the Board of Directors of the Company in May 1991 for stockholders of record on November 4, 1991.

(c) Based on the number of shares outstanding on last day of period.

(d) Tangible book value per share is computed by taking stockholders' equity less the amount of cost over net assets of businesses acquired divided by the number of shares outstanding on the last day of the period.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FISCAL YEARS

  Operations.

     Comparison of Fiscal Year Ended June 30, 1995 vs. June 30, 1994. Sales for the fiscal year ended June 30, 1995, were $50,568,600 versus $46,742,900 for the fiscal year ended June 30, 1994, an increase of $3,825,700, or 8.2%. Approximately $2,100,000 of this increase resulted from an increase in the average cost of certain precious metals found in a significant percentage of the Company's products which increased the selling prices of these products. The balance of the increase was largely attributable to higher sales, both domestic and foreign, of most of the Company's dental products. These increases offset a $387,000 decrease in sales of custom kits by the Company's subsidiary, Transidyne.

     Other income for the fiscal year ended June 30, 1995, was $518,500 versus $564,100 for the fiscal year ended June 30, 1994. This decrease of $45,600 was entirely attributable to an $86,000 settlement of a lawsuit received by the Company in the fiscal year ended June 30, 1994, offset in part by a reduction in royalty income.

     Gross profit as a percentage of sales was 26.5% for fiscal year ended June 30, 1995, versus 28.5% for fiscal year ended June 30, 1994. This decrease of 2.0% was partially attributable to the increase in the average cost of certain precious metals compared to the prior year, which reduced gross profit as a percentage of sales. This decrease was also caused in part by the write-off of obsolete inventory.

     Selling, general and administrative expenses as a percentage of sales for the fiscal year ended June 30, 1995, was 23.7% compared to 25.5% for the fiscal year ended June 30, 1994. This decrease of 1.8% was primarily attributable to the increased sales caused by the increase in the average cost of certain precious metals. In total, selling, general and administrative expenses increased $49,500 in fiscal 1995 compared to fiscal 1994. The increase was due primarily to increases in advertising expenses and royalty payments which were partially offset by a decrease in legal fees, net of reimbursements.

     Interest expense for the fiscal year ended June 30, 1995, was $903,000 versus $851,400 for the fiscal year ended June 30, 1994, an increase of $51,600. This increase was attributable to an increase in interest rates and was partially offset by a reduction in long-term debt.

     Provision for income taxes was $165,000 for the fiscal year ended June 30, 1995, versus $90,000 for the year ended June 30, 1994. This increase of $75,000 was primarily attributable to an increase in required alternative minimum tax provisions, which was partially offset by a reversal of valuation allowances related to deferred tax assets of $170,000 which was recorded in the year ended June 30, 1995.

     Net income for the fiscal year ended June 30, 1995, was $887,900 versus $1,020,900 for the year ended June 30, 1994. This decrease of $133,000 is primarily due to the increase in provision for income taxes discussed above, and the nonrecurring legal settlement of $86,000 in the fiscal year ended June 30, 1994.

     Net income per share for the fiscal year ended June 30, 1995, was $.24 versus $.27 for the fiscal year ended June 30, 1994. Per share earnings were based upon the weighted average number of common stock and common stock equivalent shares outstanding of 3,646,200 and 3,734,700 for the fiscal years ended June 30, 1995 and 1994, respectively.

     Comparison of Fiscal Year Ended June 30, 1994 vs. June 30, 1993. Sales from continuing operations for the fiscal year ended June 30, 1994, were $46,742,900 versus $41,084,400 for the fiscal year ended June 30, 1993, an increase of $5,658,500, or 13.8%. This increase was primarily attributable to an increase in the average cost of certain precious metals found in a significant percentage of the Company's products. This increased the selling prices of such products and increased sales approximately $3,200,000 for the fiscal year ended June 30, 1994. Approximately $1,123,700 of the increase in sales was due to a higher level of dental sales as a result of an acquisition in February 1993. In addition, approximately $875,200 of this increase in sales was due to additional medical sales of the Company's subsidiary, Transidyne.

     Other income for the fiscal year ended June 30, 1994, was $564,100 versus $738,700 for the fiscal year ended June 30, 1993. This decrease of $174,600 was entirely attributable to a difference in litigation settlement amounts. In the fiscal year ended June 30, 1993, the Company received settlements of approximately $275,000, net of associated expenses, from the favorable resolution of two lawsuits, as compared to the fiscal year ended June 30, 1994, where the Company received $86,000 in settlement of a lawsuit.

     Gross profits as a percentage of sales was 28.5% for fiscal year ended June 30, 1994, versus 30.4% for fiscal year ended June 30, 1993. This decrease of 1.9% was primarily attributable to the increase in the average cost of certain precious metals compared to the prior year, which reduced gross profit as a percentage of sales.

     Selling, general and administrative expenses as a percentage of sales for the fiscal year ended June 30, 1994, was 25.5% compared to 27.3% for the fiscal year ended June 30, 1993. This decrease of 1.8% was entirely attributable to the increased sales caused by the increase in the average cost of certain precious metals. In total, selling, general and administrative expenses increased $699,500 in fiscal year 1994, compared to fiscal 1993. Approximately $143,500 of this increase was due to the inclusion of expenses associated with the Company's new dental subsidiary for the entire year ended June 30, 1994, versus five months for the year ended June 30, 1993. The balance of this increase was due primarily to increases in legal fees, net of reimbursements, payroll and rent expenses.

     Interest expense for the fiscal year ended June 30, 1994, was $851,400 versus $951,400 for the fiscal year ended June 30, 1993, a decrease of $100,000. This decrease was attributable to reductions in both long-term debt and lower interest rates that prevailed during most of the period, a portion of which related to the Company's retirement in fiscal 1994 of the 15% convertible subordinated debentures which were outstanding at June 30, 1993.

     Provision for income taxes was $90,000 for the fiscal year ended June 30, 1994, versus $362,000 for the year ended June 30, 1993. This decrease of $272,000 was primarily attributable to reduced state tax provisions upon obtaining a favorable resolution of a State of Connecticut tax assessment.

     Net income for the fiscal year ended June 30, 1994, was $1,020,900 versus $738,100 for the year ended June 30, 1993. This increase of $282,800 is primarily due to the decrease in provision for income taxes discussed above.

     Net income per share for the fiscal year ended June 30, 1994, was $.27 versus $.20 for the fiscal year ended June 30, 1993. Per share earnings were based upon the weighted average number of common stock and common stock equivalent shares outstanding of 3,734,700 and 3,726,000 for the fiscal years ended June 30, 1994 and 1993, respectively.

     Impact of Inflation and Changing Prices. Except for changes in precious metal costs as discussed above, the Company experienced only minor inflation-related cost increases which were not a material factor in the comparison of expenses with respect to the periods presented. Inflation has not had a material impact on the Company's results of operations since most of the increases in material costs have been passed through to customers.

     Liquidity and Capital Resources. Working capital increased by $914,500 to $10,640,600 at June 30, 1995, as compared to $9,726,100 at June 30, 1994. This increase was primarily due to earnings of the Company.

     For the fiscal year ended June 30, 1995, cash generated by operations totaling $1,140,500 and cash on hand at the beginning of the year were used primarily as follows: (i) to reduce debt by approximately $1,106,100, and (ii) to purchase property and equipment totaling $323,400.

     Based on current plans, which are subject to change depending on business conditions, capital expenditures in fiscal year 1996 are expected to total approximately $500,000, of which approximately $250,000 will be funded by capital leases and the balance through cash provided by operations. The Company also anticipates spending approximately $1,100,000 on research and development activities. The source of funds for these expenditures is expected to be cash generated by operations.

INTERIM PERIODS

     Operations. Sales for the nine months ended March 31, 1996, were $39,168,200 compared to $37,124,600 for the nine months ended March 31, 1995, an increase of $2,043,600 or 5.5%. Sales for the quarter ended March 31, 1996, were $14,216,300 compared to $12,909,900 for the quarter ended March 31, 1995, an increase of $1,306,400 or 10.1%. The increases were attributable to higher unit sales, both domestic and foreign, of many of the Company's products. The increase in unit sales was offset by reductions in fiscal 1996 in the average cost of certain precious metals found in a significant percentage of the Company's products, which decreased the selling prices of such products. These decreases reduced sales by approximately $640,000 for the nine months ended March 31, 1996, and $240,000 for the quarter ended March 31, 1996, compared with the corresponding periods of the prior year. Unit sale increases were also offset by decreases in medical sales by the Company's subsidiary, Transidyne, of approximately $252,200 and $78,400 for the nine and three months ended March 31, 1996, respectively, compared to the same periods of the prior year.

     Gross profit as a percentage of sales was 27.2% for the nine months ended March 31, 1996, compared to 27.1% for the nine months ended March 31, 1995.
Gross profit as a percentage of sales was 29.0% for the quarter ended March 31, 1996, compared to 27.3% for the quarter ended March 31, 1995. These increases of
 .1% and 1.7%, respectively, were attributable in part to a change in product mix to higher margin products and in part to the decrease in the cost of certain precious metals compared to the prior year, which increased gross profit as a percentage of sales. These increases were partially offset by an increase in the reserve for possibly unsalable inventory in fiscal 1996 and the write-off of obsolete inventory. Gross profit as a percentage of sales was 26.5% for the fiscal year ended June 30, 1995.


     Selling, general and administrative expenses were $10,073,500 for the nine months ended March 31, 1996, compared to $8,926,400 for the nine month period ended March 31, 1995. Selling, general and administrative expenses were $3,822,400 for the quarter ended March 31, 1996, as compared to $3,055,600 for the prior year quarter. These increases of $1,147,100 and $766,800, respectively, were due primarily to increases in professional fees; salaries; advertising expenses; expenses of the Special Committee; and expenses associated with an alleged employee misappropriation of funds at Transidyne. The increases were partially offset by decreases in pension expenses and amortization of goodwill.


     Income before income taxes was $265,100 for the nine months ended March 31, 1996, compared to $849,200 for the nine months ended March 31, 1995. Income before income taxes was $178,000 for the quarter ended March 31, 1996, compared to $389,400 for the quarter ended March 31, 1995. These decreases of $584,100 and $211,400, respectively, were primarily attributable to increased selling, general and administrative expenses as discussed above and were partially offset by increased gross profits.

     Provision for income taxes was $175,000 for the nine months ended March 31, 1996, compared to $285,000 for the nine months ended March 31, 1995. Provision for income taxes was $145,000 for the quarter ended March 31, 1996, compared to $100,000 for the quarter ended March 31, 1995. The increased effective tax rate was due to the Company using the balance of its available net operating loss carryforwards in fiscal 1995 and due to an increase in non-deductible expenses incurred in fiscal 1996.

     Impact of Inflation. The Company experienced only minor inflation-related cost increases which were not a material factor in the comparison of expenses with respect to the periods compared.

     Liquidity and Capital Resources. Working capital decreased by approximately $40,700 to $10,599,900 at March 31, 1996, from June 30, 1995.

     For the nine months ended March 31, 1996, cash generated by operations and cash on hand were primarily used as follows: (i) to reduce debt by approximately $605,400, and (ii) to purchase property and equipment totaling approximately $392,800.


     As of March 31, 1996, the Company was in compliance with all of the financial covenants contained in the loan agreement, as amended, with the Bank. The loan is scheduled to mature on January 2, 2000. The interest rates on the term loan and the $1,000,000 revolving line of credit were reduced from 1/4% above the Bank's index rate to the Bank's index rate, effective November 8, 1995.

     The Company expects significant demands on cash during the next twelve months as a result of anticipated advertising expenses, salaries, continuing litigation expenses, facilities expansion, increased costs associated with regulatory compliance relating to sales of the Company's products, federal alternative minimum taxes and state income taxes. In addition, because of the Company's substantial debt burden, a significant portion of cash flow will continue to be used to repay debt. This substantial use of cash limits the funds available for general working capital purposes, product research and marketing, as well as funds that can be expended on new facilities and capital equipment. Furthermore, the ability of the Company to expand operations through mergers or acquisitions is limited by the lack of available cash with which to fund such activities.

     Future Outlook. The Company expects to continue to incur high expenses in the areas of new product development and research and product introduction. The Company expects these efforts will focus primarily on dental products, and the associated expenses could contribute to reduced earnings. In addition, the dental products market faces increasing competition and profitability pressures, both in domestic and foreign markets. Accordingly, the Company may experience further reduction in its margins on certain dental products. The Company is highly leveraged and any significant increase in interest rates could materially and adversely affect the Company's profitability and cash flow.

     The Company's profitability could be adversely affected in fiscal 1996 and 1997 if it incurs significant legal costs in connection with the prosecution of a suit filed by its subsidiary, Jeneric/Pentron, against two former employees and business entities with which they are affiliated for unfair trade practices, breach of contract and breach of common law duties of loyalty; and in connection with a recently instituted proceeding in Germany and an arbitration proceeding in the United States, all of which are described under "BUSINESS OF THE
COMPANY -- Certain Legal Proceedings." An adverse outcome in some or all of these matters, or protracted litigation, could have a material adverse effect on the Company's financial condition and results of operations.

          STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     Set forth below is certain information, to the Company's knowledge, as of the Record Date, regarding beneficial ownership of Common Stock by (i) each person who beneficially owns more than 5% of the Common Stock, (ii) any pension, profit sharing or similar plan of the Company or any affiliate, (iii) each director and executive officer of the Company, and (iv) all directors and executive officers of the Company as a group. To the Company's knowledge, each person holds sole voting and/or investment power over the shares shown unless otherwise indicated.


                                                    AMOUNT AND NATURE OF
                        NAME                       BENEFICIAL OWNERSHIP(1)     PERCENTAGE OF CLASS(2)
    ---------------------------------------------  -----------------------     ----------------------
    Dr. Gordon S. Cohen(3).......................         1,847,292                    55.42%
    53 North Plains Industrial Road
    Wallingford, CT 06492
    Elry C. Bird(4)..............................            40,792                     1.24%
    William T. Fitch.............................             1,200                         *
    All officers and directors as a group (9
      persons)...................................         1,889,284                    56.68%


- ---------------
 *  Less than one percent

(1) The figures in the table represent record and beneficial ownership, which includes voting and investment power, except as otherwise indicated in the notes to the table.

(2) Based upon 3,295,886 shares of Customedix's Common Stock issued and outstanding at the Record Date. With respect to Dr. Cohen and all officers and directors as a group, the number of shares of Common Stock deemed outstanding includes 37,500 shares which Dr. Cohen has the right to receive within 60 days of the Record Date as a result of options granted pursuant to the Cohen Employment Agreement.


(3) Includes 435,262 shares held by the Partnership, whose partners are trusts established for the benefit of Dr. Cohen and certain members of his family. Dr. Cohen, in his capacity as trustee of the trusts that are partners in the Partnership, is a managing partner of the Partnership. Also includes 126,500 shares held jointly by emancipated adult children of Dr. Cohen and their respective spouses, as to which shares Dr. Cohen disclaims beneficial ownership. Also includes 37,500 unissued shares which Dr. Cohen has the right to receive as a result of options granted under the Cohen Employment Agreement. Prior to or simultaneously with the Merger, Dr. Cohen and the Partnership will transfer to the Buyer an aggregate of 1,683,292 of such shares, representing all of the shares of Common Stock held by them, in exchange for all of the issued and outstanding shares of common stock of the Buyer. Dr. Cohen and the Partnership will be the sole stockholders of the Buyer. See "SPECIAL FACTORS -- Purpose and Structure of the Transaction; Plans for the Company."


(4) All of such shares are owned jointly by Mr. Bird and his wife.

                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The directors and executive officers of the Company are as follows:

                NAME                                     POSITION
        ---------------------  ------------------------------------------------------------
        Gordon S. Cohen......  Chairman of the Board, Chief Executive Officer and Director
        Martin L. Schulman...  President, Chief Operating Officer and Director
        Barry L. Kosowsky....  Treasurer, Chief Financial Officer and Secretary
        Elry C. Bird.........  Director
        Robert S. Cooper.....  Director
        William T. Fitch.....  Director
        David H. Leigh.......  Director
        Robert N. Thomas.....  Director
        Adraine J. Tom.......  Director

     DR. GORDON S. COHEN. Dr. Cohen was elected to the Board in 1987 and, at the same time, was also elected Chairman of the Company. Dr. Cohen was elected Chief Executive Officer in May 1989. Dr. Cohen has been Chairman, President and Treasurer of the Company's subsidiary, Jeneric/Pentron, since 1975. From 1968 to 1976, Dr. Cohen served in various positions at Yale University School of Medicine, including Assistant Professor of Pathology and Assistant Clinical Professor of Pathology.

     MARTIN L. SCHULMAN. Mr. Schulman was elected to the Board in 1987 and was appointed a Vice President of the Company at that time. In May 1989, Mr. Schulman was elected President and Chief Operating Officer. Mr. Schulman has been Executive Vice President and Secretary of Jeneric/Pentron since 1977.

     BARRY L. KOSOWSKY. Mr. Kosowsky has been Treasurer since 1993 and Secretary since 1992. He served as Assistant Treasurer from 1989 to 1993 and was Assistant Secretary of the Company from 1990 to 1992. Mr. Kosowsky has also served as Assistant Treasurer of Jeneric/Pentron since 1990 and Controller since 1988.

     Dr. Cohen, Mr. Schulman and Mr. Kosowsky also serve as directors and/or officers of various Company subsidiaries.

     ELRY C. BIRD. Mr. Bird has been a director since 1982 and served as President of the Company's former oilfield subsidiaries from 1980 until his retirement in 1985.

     ROBERT S. COOPER. Mr. Cooper has been a director since 1987 and has, for more than five years, been a partner in the law firm of Zeldes, Needle & Cooper, which is general counsel to Jeneric/Pentron. The address of Zeldes, Needle & Cooper is 1000 Lafayette Boulevard, Bridgeport, Connecticut 06601.

     WILLIAM T. FITCH. Mr. Fitch has been a director of the Company since 1981. Mr. Fitch is Chairman, and from 1982 until 1994 was President, of Star Dynamics Company, Inc., a manufacturer of hydraulic cylinders. The address of Star Dynamics Company, Inc. is 529 Washington Trust Bldg., Washington, Pennsylvania 15301.

     DAVID H. LEIGH. Mr. Leigh has been a director since 1992 and is a certified public accountant. Mr. Leigh has been a partner, for more than five years, at the accounting firm of Bailey, Moore, Glazer, Schaefer & Proto, which provides regular accounting services to the Company and its subsidiaries. The address of Bailey, Moore, Glazer, Schaefer & Proto is 16 Lunar Drive, Woodbridge, Connecticut 06525.

     ROBERT N. THOMAS. Mr. Thomas has been a director since 1995. Mr. Thomas has been a Senior Vice President, for more than five years, of William B. Meyer, a company specializing in household goods relocation, transportation of special commodities, public warehousing, electrical contracting and various real estate enterprises. Mr. Thomas has responsibility for labor, public warehousing, real estate, record retention and special commodities. The address of William B. Meyer is 255 Long Beach Blvd., Stratford, Connecticut 06497.

     ADRAINE J. TOM. Ms. Tom was elected a director of the Company on May 13, 1996. Ms. Tom is currently a securities analyst and Vice President of Trust Company of the West. Prior to assuming this position, Ms. Tom was a securities analyst and Vice President, for more than five years, of Evergreen Asset Management. The address of Trust Company of the West is 200 Park Avenue, New York, New York 10166.

     All of the persons listed above are citizens of the United States of America.

     Except with respect to Messrs. Cooper, Fitch, Leigh and Thomas and Ms. Tom, the business address of each of the above individuals is c/o Customedix Corporation, 53 North Plains Industrial Road, Wallingford, Connecticut 06492.

                            BUSINESS OF THE COMPANY

GENERAL

     The Company is a Delaware corporation incorporated in 1968. The mailing address and telephone number of the Company's principal executive offices are 53 North Plains Industrial Road, Wallingford, Connecticut 06492, (203) 284-9079.

     The Company is engaged in two principal industry segments: dental health care products and medical health care products. Dental products consist of a wide variety of precious and non-precious metal casting alloys, amalgams, impression materials, porcelains and composites and are manufactured, distributed and marketed primarily by the Company's direct and indirect wholly-owned subsidiaries, Jeneric/Pentron, Technical Education and American Thermocraft.

     Medical disposables are assembled, distributed and marketed by the Company's wholly-owned subsidiary, Transidyne.

     Operating income (loss) consists of sales less cost of goods sold and selling, general and administrative expenses directly attributable to the industry segments. Corporate expenses consist of administrative costs not directly attributable to a specific industry segment. Intersegment sales are insignificant. Identifiable assets are those used in the specific industry segment. Corporate assets are principally cash and excess of cost over net assets of businesses acquired. Capital expenditures include purchases of property and equipment, property and equipment financed through capital lease financing transactions and property and equipment acquired in connection with business acquisitions. Summarized financial information is as follows (in thousands):

                   FISCAL YEAR                  DENTAL      MEDICAL     CORPORATE     CONSOLIDATED
    ------------------------------------------  -------     -------     ---------     ------------
    1995
      Sales...................................  $49,290     $1,279       $    --        $ 50,569
      Operating income (loss).................    2,455       (233 )        (785)          1,437
      Identifiable assets.....................   17,728        648         5,020          23,396
      Depreciation and amortization...........      581         39           405           1,025
      Capital expenditures....................      436          6             1             443
    1994
      Sales...................................  $45,077     $1,666       $    --        $ 46,743
      Operating income (loss).................    2,206         98          (911)          1,393
      Identifiable assets.....................   18,303        994         5,050          24,347
      Depreciation and amortization...........      609         40           401           1,050
      Capital expenditures....................      757         31            14             802
    1993
      Sales...................................  $40,293     $  791       $    --        $ 41,084
      Operating income (loss).................    2,500        (92 )      (1,132)          1,276
      Identifiable assets.....................   16,706        581         5,354          22,641
      Depreciation and amortization...........      563         38           404           1,005
      Capital expenditures....................      651         87            --             738

     No one customer accounted for 10% or more of the Company's sales in 1995, 1994 or 1993.

     Foreign sales, primarily dental products, by geographic area, consisted of the following (in thousands):

                                                                1995       1994       1993
                                                               ------     ------     ------
    Europe...................................................  $6,471     $5,697     $6,549
    Asia.....................................................   1,806      1,878      1,085
    Canada...................................................     725        695        565
    Other....................................................     438        419        420
                                                               ------     ------     ------
         Total...............................................  $9,440     $8,689     $8,619
                                                               ======     ======     ======

     The Company's net sales, gross profit, net income and earnings per share, for each full quarterly period within the fiscal years ended June 30, 1995, and 1994, and for the quarterly periods ended September 30, 1995, December 31, 1995, and March 31, 1996, respectively, are as follows:

                                                                                            EARNINGS
               FISCAL YEAR                   NET SALES      GROSS PROFIT     NET INCOME     PER SHARE
- ------------------------------------------  -----------     ------------     ----------     ---------
                                                                   (UNAUDITED)
1996
  First Quarter...........................  $11,977,499     $  3,255,048     $   24,803       $0.01
  Second Quarter..........................   12,974,419        3,277,992         32,343        0.01
  Third Quarter...........................   14,216,310        4,117,583         32,473        0.01
1995
  First Quarter...........................  $11,384,289     $  3,082,954     $   77,410       $0.02
  Second Quarter..........................   12,830,389        3,504,644        197,299        0.05
  Third Quarter...........................   12,909,888        3,559,004        289,448        0.08
  Fourth Quarter..........................   13,443,993        3,259,368        323,780        0.09
                                            -----------      -----------     ----------       -----
     Total Fiscal Year....................  $50,568,559     $ 13,405,970     $  887,937       $0.24
                                            ===========      ===========     ==========       =====
1994
  First Quarter...........................  $10,075,937     $  3,056,487     $  112,379       $0.03
  Second Quarter..........................   11,885,767        3,501,018        187,128        0.05
  Third Quarter...........................   11,851,882        3,597,571        261,750        0.07
  Fourth Quarter..........................   12,929,268        3,157,246        459,661        0.12
                                            -----------      -----------     ----------       -----
     Total Fiscal Year....................  $46,742,854     $ 13,312,322     $1,020,918       $0.27
                                            ===========      ===========     ==========       =====

DENTAL PRODUCTS

     Jeneric/Pentron is engaged in the development, manufacture, distribution and sale of products to the dental health care market. After first establishing itself as a supplier of casting alloys to dentists and dental laboratories, Jeneric/Pentron extended its marketing and sales programs to include other materials such as composites and porcelains as well as the sale of related equipment used in applying these materials. Jeneric/Pentron now also distributes porcelain furnaces and titanium casting equipment and related products for dental restorations.

     Jeneric/Pentron's principal product line is casting alloys for bridges, crowns, inlays and other items used in the restoration and reconstruction of teeth and for tooth support structures. Jeneric/Pentron currently offers approximately 100 mixtures of precious metals made by vacuum induction melting and pouring processes. A wide variety of alloys using non-precious metals such as high purity nickel/chrome blends is also offered. Jeneric/Pentron also supplies amalgams as well as composite and porcelain products which are used extensively for cosmetic applications and for reconstruction and restoration of teeth. Composites, in many instances, are now being substituted for amalgam (metal blend) fillings and replacing cast alloys in inlays. Porcelains are also being used extensively as a replacement for amalgams in fillings and caps and in the construction of bridgework.

     Jeneric/Pentron also produces a line of dental impression materials and dental bonding agents as well as proprietary and non-proprietary composite and porcelain products used for repair and reconstruction of teeth and for cosmetic applications, including Synspar(R), a synthetic porcelain, and OPC(TM) and Optec(TM), its high strength porcelains.



     The Company's subsidiary, American Thermocraft, is the manufacturer of Synspar(R), OPC(TM) and Optec(TM), as well as a manufacturer of other high quality ceramic materials for dental health care applications.


MEDICAL PRODUCTS


     Transidyne is engaged in the assembly and sale of medical disposables. Transidyne's main products are custom kits and a sterile, disposable fetal blood collection kit used to collect a blood sample from the fetus during delivery. This sample is used for pH measurements, and the resulting diagnostic information is used by the obstetrician in determining whether to proceed with a Caesarean section or to allow the birth to proceed normally. Transidyne recently began the packaging of single-use laundry detergents, a pre-packaged consumer good, for a new customer.


     Transidyne entered into a license agreement pursuant to which it granted an exclusive world-wide license for the technical know-how, trade secrets and patents relating to Transidyne's fetal blood monitor device and accessory products. The license provides for a royalty of 5% of sales through June 28, 1997 (the date the design patent expires), at which time the license becomes irrevocable and royalty free. Transidyne received approximately $130,000, $159,000, and $181,000 in such royalties during fiscal 1995, 1994 and 1993, respectively. The Company currently estimates that the royalties for fiscal 1996 will be approximately $134,000.

MARKETING

     The Company's dental products are sold to approximately 21,000 customers throughout the United States, Canada and foreign countries. Domestic sales are primarily through telemarketing, direct mail and solicitations. Foreign sales are primarily through distributors. Foreign sales for dental products increased to approximately 18.7% of consolidated sales in fiscal 1995 from approximately 18.6% of sales in 1994. Foreign sales for dental products decreased to approximately 18.6% of consolidated sales in fiscal 1994 from approximately 21.0% of sales in 1993. For the three fiscal years ended June 30, 1995, 1994 and 1993, foreign sales were approximately $9,440,000, $8,689,000, and $8,619,000, respectively. Operating income from foreign sales of dental products, before interest, taxes, and corporate administrative fees, was approximately $443,000, $444,000 and $539,000, respectively. Operating income percentages on foreign sales are substantially the same as for domestic sales. Most foreign sales are made to Europe and Asia. See "-- General."

     Medical products are marketed directly and through selected representatives, telemarketing and direct mail solicitations to health care suppliers and hospitals. Currently, there are no significant foreign sales of medical products.

CERTAIN LEGAL PROCEEDINGS

     Certain legal proceedings are currently pending against the Company, as described below:


     The Company's subsidiary, Jeneric/Pentron, has filed suit in Connecticut Superior Court against two former employees and business entities with which they are affiliated for unfair trade practices, breach of contract and breach of common law duties of loyalty in connection with the alleged sale of dental products through companies in competition with Jeneric/Pentron. The Company is seeking injunctive relief and damages. The Company's claims against its former employees, asserted in the Superior Court action, have been submitted to arbitration; however, the Superior Court action remains pending.



     Ivoclar A.G. ("Ivoclar") has sued Jeneric/Pentron and its German distributor for unfair competition in connection with sales of porcelain pellets used for manufacturing dental restorations. The action was brought in Landgericht Regional Court in Cologne, Germany. Potential damages, if any, are uncertain; however, an adverse decision in this action could preclude Jeneric/Pentron from selling such porcelain pellets in Germany.

Jeneric/Pentron believes it has meritorious defenses to Ivoclar's claim and has instructed its attorneys to vigorously defend this action.

     Ivoclar North America, Inc. ("Ivoclar North America") recently filed a demand for arbitration with the American Arbitration Association against Jeneric/Pentron alleging that Jeneric/Pentron made false, misleading and harmful statements to certain of Ivoclar North America's customers and potential customers in breach of the confidentiality provision in a settlement agreement between Ivoclar North America and Jeneric/Pentron concerning a prior lawsuit. Jeneric/Pentron denies Ivoclar North America's claims, believes it has meritorious defenses and intends to vigorously defend this proceeding.


     For a discussion of the possible effect of the foregoing legal proceedings on the Company's future outlook, see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."


                        INFORMATION CONCERNING THE BUYER

     The Buyer is a Delaware corporation recently organized by Dr. Cohen and the Partnership for the purpose of effecting the Merger. The mailing address and telephone number of the Buyer's office are 53 North Plains Industrial Road, Wallingford, Connecticut 06492, (203) 269-5534.


     Dr. Cohen, the President and Secretary of the Buyer, is the Buyer's sole officer and director. For information concerning Dr. Cohen's business address, principal occupation or employment and citizenship, see "DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY."



     The Partnership is comprised of trusts established for the benefit of Dr. Cohen and certain members of Dr. Cohen's family. Dr. Cohen, in his capacity as trustee of the trusts that are partners in the Partnership, is a managing partner of the Partnership and has voting and dispositive power with respect to the Common Stock owned by the Partnership. See "INFORMATION CONCERNING THE PARTNERSHIP." For a description of the Common Stock owned by Dr. Cohen and the Partnership, see "STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS."


     The Buyer has no material assets, has no operating history and has not engaged in any activities except in connection with the Merger Agreement and the transactions pursuant thereto. Dr. Cohen, the sole director of the Buyer, has approved the Merger Agreement and the Merger. Prior to or simultaneously with the Merger, Dr. Cohen and the Partnership will transfer to the Buyer all of the shares of Common Stock held by them in exchange for all of the Buyer's issued and outstanding stock. Upon becoming the sole stockholders of the Buyer, Dr. Cohen and the Partnership will approve the Merger Agreement and the Merger. Upon the consummation of the Merger, the Buyer will be merged with and into the Company and the separate corporate existence of the Buyer will cease.

                     INFORMATION CONCERNING THE PARTNERSHIP


     The Partnership is a Connecticut general partnership. The principal business of the Partnership is to acquire, own, build upon, alter, repair, rent, lease, sell and otherwise deal with real and personal property. The address of the Partnership is c/o Dr. Cohen S. Cohen, Trustee, Managing Partner, c/o Customedix Corporation, 53 North Plains Industrial Road, Wallingford, Connecticut 06492.


     The partners of the Partnership are: Dr. Cohen and Stanley N. Bergman, as trustees for each of the following trusts: the Irene Cohen Revocable Trust, dated April 27, 1996, among Irene Cohen, as grantor, and the trustees, F/B/O Terri S. Alpert, formerly known as Terri Susan Cohen; the Irene Cohen Revocable Trust, dated April 27, 1976, among Irene Cohen, as grantor, and the trustees, F/B/O Bonnie Lynne Cohen; the Irene Cohen Revocable Trust, dated April 27, 1976, among Irene Cohen, as grantor, and the trustees, F/B/O Lisa Michelle MacDougald, formerly known as Lisa Michelle Cohen; the Leon Cohen Revocable Trust, dated April 27, 1976, among Leon Cohen, as grantor, and the trustees, F/B/O Terri S. Alpert, formerly known as Terri Susan Cohen; the Leon Cohen Revocable Trust, dated April 27, 1976, among Leon Cohen, as grantor, and the trustees, F/B/O Bonnie Lynne Cohen; and the Leon Cohen Revocable Trust, dated April 27, 1976, among Leon Cohen, as grantor, and the trustees, F/B/O Lisa Michelle MacDougald, formerly known as Lisa Michelle Cohen.


     The managing partners of the Partnership are Dr. Cohen and Stanley N. Bergman in their capacity as trustees of the trusts that are partners in the Partnership. For information with respect to Dr. Cohen, see "DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY" AND "INFORMATION CONCERNING THE BUYER." Mr. Bergman is and has been, for more than five years, a principal in the law firm of Bergman, Horowitz & Reynolds, P.C., 157 Church Street, New Haven, Connecticut 06502. Mr. Bergman is a citizen of the United States of America.


                         INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP, independent auditors, audited and reported on the consolidated financial statements of the Company and its subsidiaries for its fiscal year ended June 30, 1995. Such financial statements have been incorporated by reference in this Proxy Statement. A representative of Arthur Andersen is expected to be present at the Special Meeting, will have an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions.

                               FEES AND EXPENSES

     The Merger Agreement provides that the Buyer and the Company will bear their respective costs and expenses in connection with entering into the Merger Agreement, except that the Company shall bear all expenses related to the preparation, printing, filing and mailing of this Proxy Statement, the conduct of the Special Meeting and the solicitation of proxies in connection therewith, and except in the event the Merger is not consummated in certain circumstances specified in the Merger Agreement. See "THE MERGER AGREEMENT -- Terms of the Merger -- Expenses." The expenses incurred and to be incurred by the Company and the Buyer in connection with the Merger Agreement, the Merger and the related transactions are estimated as follows:

            Filing fees...............................................  $    766
            Legal fees (1)............................................   170,000
            Accounting fees...........................................    45,000
            Financial Advisors (2)....................................    75,000
            Printing and mailing fees.................................    40,000
            Miscellaneous.............................................    35,000
                                                                        --------
                      Total...........................................  $365,766
                                                                        ========

- ---------------
(1) Includes the fees and estimated expenses of counsel to the Board, the Original Special Committee and the Special Committee (see "SPECIAL
    FACTORS -- Background") and counsel to the Buyer; does not include fees and expenses in connection with the litigation described in "SPECIAL FACTORS -- Certain Litigation" or any other litigation that may arise in connection with the Merger. The Company currently estimates that legal fees and expenses in connection with the litigation described in "SPECIAL
    FACTORS -- Certain Litigation," will be approximately $255,000. The Company anticipates that a portion of these fees and expenses will be covered by the Company's directors and officers liability insurance policy. The aggregate amount of legal fees to be paid to all legal advisors may vary from the amount indicated; however, the amount of such legal fees ultimately paid will not affect the amount of Merger Consideration to be paid to the stockholders of the Company (other than the Buyer) pursuant to the Merger.

(2) Includes $60,000 paid to Tucker Anthony, financial advisor to the Original Special Committee, and $15,000 paid to Carter Capital.

                             ADDITIONAL INFORMATION


     The Company, the Buyer, Dr. Cohen and the Partnership have filed a Schedule 13E-3 with the SEC with respect to the Merger. As permitted by the rules and regulations of the SEC, this Proxy Statement omits certain information contained in the Schedule 13E-3. The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC. The Schedule 13E-3 and the respective exhibits thereto, as well as such reports, proxy statements and other information, may be inspected and copied, without charge, or copies thereof may be obtained from the SEC upon payment of prescribed rates at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Office of the SEC: Seven World Trade Center, 13th Floor, New York, New York 10048. The
Schedule 13E-3 and the respective exhibits thereto, as well as such reports, proxy statements and other information filed through the Electronic Data Gathering, Analysis and Retrieval system are publicly available through the SEC's web site (http://www.sec.gov). Statements contained in this Proxy Statement concerning documents filed with the SEC as exhibits to the Schedule 13E-3 or included with this Proxy Statement as annexes are necessarily not complete and, in each instance, reference is made to the copy of the document filed as an exhibit to the Schedule 13E-3 or such annexes. Each such statement is qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the SEC are incorporated herein by reference:

          1. Annual Report on Form 10-K for the fiscal year ended June 30, 1995.

          2. Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1995.

          3. Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1995.

          4. Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996.


          5. Current Reports on Form 8-K dated June 4, 1996, June 10, 1996, and August 6, 1996, respectively.



     All documents and reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed incorporated by reference in this Proxy Statement and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained herein, or in any subsequently filed document or report which is or is deemed to be incorporated by reference herein, modifies or supersedes such previous statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.



     A copy of the documents incorporated herein by reference (without exhibits, unless such exhibits are specifically incorporated by reference into the information incorporated by reference herein) that are not delivered herewith will be provided, without charge, to each person to whom a copy of this Proxy Statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of request. Requests should be directed to Customedix Corporation, 53 North Plains Industrial Road, Wallingford, Connecticut 06492, attention: Office of the Secretary, telephone number (203) 284-9079.


                                 OTHER MATTERS

     The Board does not intend to bring any other matters before the Special Meeting and does not know of any other matters that may be brought before the Special Meeting by others. If any other matter should come before the Special Meeting, the persons named in the enclosed proxy will have discretionary authority to vote the shares of Common Stock thereby represented in accordance with their best judgment.

                              STOCKHOLDER MEETING

     If the Merger is not consummated, the Company will hold its 1996 Annual Meeting of the stockholders of the Company in accordance with the Company's By-Laws and the DGCL.

                                          By Order of the Board of Directors

                                          Barry L. Kosowsky
                                          Secretary

Wallingford, Connecticut

August 27, 1996

                                                                         ANNEX A
                                                                  CONFORMED COPY

                            ------------------------

                          AGREEMENT AND PLAN OF MERGER
                                    BETWEEN
                             CUSTOMEDIX CORPORATION
                                      AND
                             CUS ACQUISITION, INC.
                           DATED AS OF JUNE 10, 1996

                            ------------------------

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of June 10, 1996, between CUS Acquisition, Inc., a Delaware corporation ("Buyer"), and Customedix Corporation, a Delaware corporation (the "Company").

     WHEREAS, the Boards of Directors of Buyer and the Company deem it advisable and in the best interests of their respective shareholders that Buyer shall merge into the Company (the "Merger") in accordance with the Delaware General Corporation Law, such law being referred to herein as the "Corporation Law," upon the terms and subject to the conditions set forth herein, and the Buyer and the Company have directed that the principal terms of the Merger be submitted to their respective stockholders for approval;

     NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1. The Merger. At the Effective Time (as hereinafter defined), Buyer shall be merged with and into the Company in accordance with the provisions of this Agreement and the Corporation Law and the separate existence of Buyer shall thereupon cease, and the Company, as the surviving corporation in the Merger (the "Surviving Corporation"), shall continue its corporate existence under the Delaware General Corporation Law.

     1.2. Effective Time of the Merger. As soon as practicable after satisfaction or waiver of the conditions set forth in Article VI, the Company and Buyer (collectively, the "Constituent Corporations") will cause the Merger to be consummated by the filing with the Secretary of State of Delaware of a Certificate of Merger in such form or forms as may be required by the Corporation Law (the time of such filing with the Secretary of State of Delaware being the "Effective Time").

     1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Delaware General Corporation Law. Without limiting the generality of the foregoing, at the Effective Time all the property, rights, privileges, powers and franchises of each of the Constituent Corporations so merged shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Constituent Corporations shall become the debts, liabilities and duties of the Surviving Corporation.

     1.4. Conversion of Shares. At the Effective Time, and without any action on the part of Buyer, the Company or the holder of any of the following securities:

          1.4.1. Each share of Common Stock, par value $.01 per share, of the Company issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined in Section 1.7) and shares to be canceled pursuant to Section 1.4.2) (collectively, the "Shares") shall automatically be converted into the right to receive $2.375 of cash (the "Merger Consideration").

          1.4.2. Each share of Common Stock held in the treasury of the Company and each Share owned by Buyer immediately prior to the Effective Time shall automatically be canceled and extinguished, and no payment or other consideration shall be made in respect thereof.

          1.4.3. Each share of Common Stock, par value $.01 per share, of Buyer issued and outstanding immediately prior to the Effective Time shall thereafter be converted into one validly issued, fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.


     1.5. Surrender of Shares. From time to time following the Effective Time, Buyer shall deposit or cause to be deposited in trust with a disbursing agent to be designated by the Company (the "Disbursing Agent"), as agent for the holders of Shares, the cash to which holders of Shares who have surrendered their

Shares to the Disbursing Agent shall be entitled pursuant to Section 1.4.1. Each holder of a certificate or certificates representing Shares converted upon the Merger pursuant to Section 1.4.1 may, following the Merger, surrender each such certificate to the Disbursing Agent, as agent for such holder, to effect the surrender of such certificate on such holder's behalf. The Surviving Corporation shall, promptly after the Effective Time, distribute to such holders appropriate materials to facilitate such surrender. Each such holder shall be entitled, promptly upon surrender of one or more certificates representing such converted Shares and of such properly completed transmittal materials as the Surviving Corporation shall require, to receive in exchange therefor a check for the amount of cash to which such holder is entitled pursuant to Section 1.4.1 in respect of the converted Shares represented by such certificate or certificates. Until so surrendered and exchanged, each such certificate shall, after the Effective Time, be deemed to represent only the right to receive the Merger Consideration for each Share represented thereby and until such surrender and exchange no Merger Consideration shall be delivered to the holder of such certificate in respect thereof. If payment of any Merger Consideration is to be made to a person other than the person in whose name a surrendered certificate is registered, it shall be a condition to such payment that the surrendered certificate shall be endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment to a person other than the registered holder of the surrendered certificate or shall have established to the satisfaction of the Surviving Corporation or the Disbursing Agent that such tax either has been paid or is not payable. If any Merger Consideration deposited with the Disbursing Agent for purposes of payment in exchange for Shares remains unclaimed following the expiration of six months after the Effective Time, such Merger Consideration shall be delivered to the Surviving Corporation by the Disbursing Agent, and thereafter the Disbursing Agent shall not be liable to any person claiming any Merger Consideration and the surrender and exchange shall be effected directly with the Surviving Corporation (subject to applicable abandoned property laws). No interest for the benefit of any such holder shall accrue or be payable with respect to any Merger Consideration. The Surviving Corporation or the Disbursing Agent shall be authorized to deliver Merger Consideration attributable to any certificate for Shares which has been lost or destroyed upon receipt of satisfactory evidence of ownership of the Shares represented thereby and of appropriate indemnification. From and after the Effective Time, the holders of certificates evidencing Shares outstanding immediately prior to the Merger shall cease to have any rights with respect to such Shares except as otherwise provided herein or by law.

     1.6. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company.

     1.7. Appraisal Rights. If, but only if, the holders of any Shares issued and outstanding immediately prior to the Effective Time shall, in accordance with the applicable provisions of the Corporation Law, become entitled to receive payment for the fair value of such Shares (the "Dissenting Shares"), such payment shall be made by the Surviving Corporation; provided, however, that if any holder of Dissenting Shares shall have forfeited his right or is otherwise no longer entitled to receive payment of the fair value of his Shares under the Corporation Law, such Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for the Merger Consideration.

                                   ARTICLE II

                     CERTIFICATE OF INCORPORATION; BY-LAWS


     2.1. Certificate of Incorporation. Unless otherwise determined by Buyer prior to the Effective Time, at the Effective Time the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by law and such certificate of incorporation, except that Article Fourth, Paragraph (A) of the certificate of incorporation shall be amended to read in its entirety as follows: "The total number of shares of Common Stock which the Corporation shall have authority to issue is Three Thousand (3,000) shares with a par value of $.01 per share."

     2.2. By-Laws. The by-laws of the Company, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by law, the certificate of incorporation of the Surviving Corporation and such by-laws.

     2.3. Directors and Officers. The directors of Buyer immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Buyer as follows:

     3.1. Authorization. The Company has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining the necessary stockholder approval of the Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors and no other corporate proceeding on the part of the Company is necessary for the execution and delivery of this Agreement by the Company and, subject to obtaining the necessary stockholder approval of the Merger, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and (assuming the due authorization, execution and delivery by Buyer) is a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms subject to the approval of the Merger by the stockholders of the Company.

     3.2. Board Recommendation. The Special Committee of the Board of Directors of the Company constituted for the purpose of considering the Merger (the "Special Committee") and the entire Board of Directors of the Company have, by resolutions duly adopted by a vote at separate meetings of such Special Committee and of such Board, approved and adopted this Agreement and the transactions contemplated hereby and recommended that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated hereby and determined that the Merger is in the best interests of the stockholders of the Company.

     3.3. Required Filings and Consents. Except for applicable requirements, if any, of the Securities Act of 1933, the Securities Exchange Act of 1934 (the "Exchange Act") and the securities laws of the various states, and filing and recordation of appropriate merger documents as required by the Corporation Law, it is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby.


     3.4. Disclosure. The proxy statement relating to the Special Meeting of Stockholders called to approve the Merger (the "Proxy Statement"), as corrected pursuant to Section 5.2, or in any amendments thereof or supplements thereto, will, on the date the Proxy Statement is first mailed to stockholders, at the time of the Company Stockholders' Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it will be made, will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the Company Stockholders' Meeting which has become false or misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information that has been supplied by the Buyer or the Buyer's accountants, counsel, financial advisors or other authorized representatives for use in any of the foregoing documents.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to the Company as follows:

     4.1. Organization. It is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by it, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by its Board of Directors and no other corporate proceeding on the part of the Buyer is necessary for the execution and delivery of this Agreement by the Buyer and, subject to obtaining the necessary stockholder approval of the Merger, the performance by the Buyer of its obligations hereunder and the consummation by the Buyer of the transactions contemplated hereby. This Agreement has been duly executed and delivered by it and (assuming the due authorization, execution and delivery hereof by the Company) is a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms subject to the approval of the Merger by the stockholders of the Buyer.

     4.2. No Violation. It is not subject to or obligated under its certificate of incorporation or by-laws, or any law, or rule or regulation of any governmental authority, or any material contract to which it is a party or by which it is bound, that would be breached or violated by the execution, delivery or performance of this Agreement or the transactions contemplated hereby.

     4.3. Required Filings and Consents. Except for applicable requirements, if any, of the Securities Act of 1933, the Exchange Act and the securities laws of the various states, and filing and recordation of appropriate merger documents as required by the Corporation Law, it is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby.

     4.4. Disclosure. None of the information supplied by Buyer for inclusion in the proxy statement relating to the Special Meeting of Stockholders called to approve the Merger (the "Proxy Statement"), as corrected pursuant to Section 5.2, or in any amendments thereof or supplements thereto, will, on the date the Proxy Statement is first mailed to stockholders, at the time of the Company Stockholders' Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it will be made, will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the Company Stockholders' Meeting which has become false or misleading. Notwithstanding the foregoing, Buyer makes no representation or warranty with respect to any information that has been supplied by the Company or the Company's accountants, counsel, financial advisors or other authorized representatives or by any party other than Buyer for use in any of the foregoing documents.

                                   ARTICLE V

                                   COVENANTS

     5.1. Conduct of Business by the Company Pending the Merger. Prior to the Effective Time, unless Buyer shall otherwise agree in writing or as otherwise contemplated by this Agreement:

          5.1.1. The business of the Company and its subsidiaries shall be conducted only in the ordinary and usual course and in a manner consistent with past practice.


          5.1.2. The Company shall not, and shall ensure that each subsidiary shall not, (a) sell or pledge or agree to sell or pledge any capital stock of any Company subsidiary; (b) amend its certificate of incorporation or by-laws; (c) split, combine or reclassify the outstanding shares of its capital stock or declare, set aside or pay any dividend payable in cash, stock or property or make any other distributions with respect to its capital stock, except for dividends declared and paid by any wholly-owned subsidiary in the ordinary course of business and in a manner consistent with past practices; (d) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire any shares of capital stock; (e) form any new subsidiary or, except in the ordinary course of business and consistent with past practice, transfer any assets or liabilities to any Company subsidiary; or (f) authorize or propose any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

          5.1.3. The Company shall not, and shall ensure that each Company subsidiary shall not, (a) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class other than, in the case of the Company, shares issuable upon exercise of options existing on the date hereof; (b) acquire any material assets other than in the ordinary course of business; (c) dispose of any material assets other than in the ordinary course of business or encumber any of its material assets; (d) incur any indebtedness for borrowed money or enter into any other material transaction other than in the ordinary course of business; (e) amend any of its material contracts except in the ordinary course of business; (f) make any payments to any employee of the Company or any Company subsidiary except in the ordinary course of business, and in amounts and in a manner consistent with past practice, or grant or establish any new programs or arrangements, or any new employee benefit plan or employment, severance or consulting agreement (except as agreed to in writing by Buyer), amend any existing employee benefit plan, program or arrangement or any existing employment, severance or consulting agreement or grant any increases in compensation or benefits (other than actions taken in the ordinary course of business and consistent with past practice or as otherwise provided in this Agreement); (g) settle or compromise any litigation involving the payment of, or an agreement to pay over time, an amount, in cash, notes or other property, in excess of $25,000 singly or $100,000 in the aggregate, unless a liability equal to or in excess of the amount of any settlement or compromise has been reserved for such litigation in the interim financial statements of the Company most recently filed with the Securities and Exchange Commission (the "SEC"), other than the litigation described in paragraph 6.1.2(b) hereof; or (h) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

          5.1.4. The Company shall use its best efforts to preserve intact the business organization of the Company and the Company subsidiaries, to keep available the services of its and their current officers and key employees, and to preserve the goodwill of those having business relationships with the Company and the Company subsidiaries.

     5.2. Proxy Statement. The Company shall promptly file with the SEC, and shall use all reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to its stockholders, the Proxy Statement. Buyer and the Company each agree promptly to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect. The Proxy Statement shall contain the recommendation of the Special Committee and of the Board of Directors of the Company in favor of the Merger and the Special Committee and the Board of Directors shall recommend that the stockholders of the Company vote for and adopt the Merger and this Agreement.

     5.3. Stockholders' Meetings. The Company shall promptly take all actions as are required under the Corporation Law and its certificate of incorporation and by-laws to convene a meeting of its stockholders. The Company shall use its best efforts (i) to solicit from its stockholders proxies in favor of the transactions contemplated hereby and (ii) to take all other actions necessary or, in the reasonable judgment of Buyer, advisable to secure the vote or consent of stockholders required by the Corporation Law to effect the Merger.

     5.4. Actions To Be Taken. Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its best efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and shall use its best efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including without limitation filings under the Exchange Act.


     5.5. Public Announcements. Buyer and the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

     5.6. No Solicitation. Subject to applicable law, neither the Company nor any of the Company subsidiaries, nor any of its or their directors, officers, employees, representatives or agents, shall, directly or indirectly, encourage, solicit or initiate any inquiry or proposal, from any corporation, partnership, agent, financial adviser, person, or other entity or group (other than Buyer or an affiliate or an associate of Buyer or an officer, employee or other authorized representative of Buyer or such affiliate or associate) concerning any merger, sale of substantial assets, purchase or sale of shares of capital stock or similar transactions involving the Company or any Company subsidiary or division of the Company other than the transactions contemplated by this Agreement.

     5.7. Notification of Certain Matters. The Company and Buyer each agrees to give prompt notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (ii) any communication which it receives from any governmental agency, dissenting stockholder or other third party relating to the Merger or any action or transaction relating thereto, or (iii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                                   ARTICLE VI

                              CONDITIONS OF MERGER

     6.1. General Conditions. The obligation of each party hereto to effect the Merger shall be subject to fulfillment at or prior to the Effective Time of the following conditions:

          6.1.1. The Company's stockholders shall have duly approved and adopted the Merger and this Agreement in accordance with the Delaware General Corporation Law.

          6.1.2. (a) No injunction, restraining order or other order issued by a court of competent jurisdiction or governmental authority that prohibits the consummation of the Merger shall be in effect, and, except as provided in paragraph 6.1.2(b), no action or proceeding shall be pending or overtly threatened which seeks or would seek to prohibit, restrain or invalidate consummation of the Merger, or which challenges in any respect the legality or validity of the Merger, or which seeks to recover damages from the Company, the Buyer or any of their respective officers, directors, stockholders or any other person in connection with this Agreement or the transactions contemplated hereby.

                 (b) The Delaware Court of Chancery (the "Court") shall have approved the settlement of four putative class action lawsuits pending against the Company and its directors on the date hereof, which have been consolidated under the caption In re Customedix Corporation Shareholders Litigation, Cons. C.A. No. 14812, on substantially the terms set forth in the Memorandum of Understanding, dated June 3, 1996 (the "Memorandum of Understanding"), executed by counsel for the plaintiffs and counsel for Dr. Gordon Cohen.

          6.1.3. There shall not have been taken any action, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency that would render the consummation of the Merger illegal.


          6.1.4. There shall have been obtained any and all permits, approvals and consents of any governmental body or agency which counsel for Buyer or the Company may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with all applicable laws.

     6.2. Conditions to Obligations of Buyer to Effect the Merger. The obligations of Buyer to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions (in addition to those specified in Section 6.1):

          6.2.1. All the terms, agreements and conditions of this Agreement to be complied with or performed or fulfilled by the Company at or prior to the Effective Time shall have been complied with, performed and fulfilled in all material respects.

          6.2.2. The representations and warranties of the Company contained herein shall have been true and correct in all material respects at the date of this Agreement and shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time.

          6.2.3. The Company shall have furnished a certificate of its President or Chief Financial Officer to evidence compliance with the conditions set forth in Sections 6.2.1 and 6.2.2.

          6.2.4. The number of shares of the Company Common Stock as to which dissenting rights have been exercised by the holders thereof shall not exceed 5% of the total number of shares of the Company Common Stock outstanding on the Effective Time. Prior to the Effective Time, the Company shall deliver to Buyer a list certified by its Secretary of all stockholders who have exercised such dissenters' rights and the number of shares of the Company Common Stock owned by each such stockholder in respect of which such dissenters' rights have been exercised. The Company will not, except with the prior written consent of Buyer, voluntarily make any payment with respect to, or settle or offer to settle, any demands by the Company stockholders exercising dissenters' rights for payment of the fair value of their shares of the Company Common Stock. The Company shall afford to Buyer the opportunity to participate in all discussions and negotiations with stockholders exercising dissenters' rights.

          6.2.5. The commitment heretofore provided to Buyer for financing to be used to pay the Merger Consideration, a copy of which has heretofore been provided to the Company, as it may be amended or modified from time to time with the consent of the Buyer, shall remain in full force and effect as of the Effective Time.

     6.3. Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions (in addition to those specified in Section 6.1):

          6.3.1. All the terms, agreements and conditions of this Agreement to be complied with or performed or fulfilled by Buyer at or prior to the Effective Time shall have been complied with, performed and fulfilled in all material respects.

          6.3.2. The representations and warranties of Buyer contained herein shall have been true and correct in all material respects at the date of this Agreement and shall be true and correct in all material respects at and as of the Effective Time as if made at and as of such time.

          6.3.3. The Buyer shall have furnished a certificate of its President to evidence compliance with the conditions set forth in Sections 6.3.1 and 6.3.2.

          6.3.4. The Buyer's stockholders shall have duly approved and adopted the Merger and this Agreement in accordance with the Delaware General Corporation Law.

          6.3.5. The Company shall have received the consent of all third parties, including without limitation the Company's lenders, whose consent may be required under any agreement or instrument binding the Company or its properties.


          6.3.6. The Company shall have received an opinion of counsel for the Buyer to the effect that (i) the Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) this Agreement has been duly authorized, executed and delivered by the Buyer and constitutes the Buyer's valid and binding obligation, enforceable against Buyer in accordance with its terms, and (iii) the execution and delivery of this Agreement by Buyer, and the consummation of the transactions contemplated hereby, do not (x) violate any provision of the certificate of incorporation or by-laws of Buyer, (y) violate any statute, rule, regulation, judgment, order or decree binding upon the Buyer or any of its assets, or (z) result in a violation or breach of, or constitute (with or without notice and/or the passage of time) a default under, any license, franchise, agreement or instrument to which the Buyer or any of its properties is bound.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     7.1. Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the
Company:

          (a) By mutual consent of the Boards of Directors of Buyer and the Company;


        (b) By either Buyer or the Company,



             (i) if the Effective Time shall not have occurred by December 31, 1996, but only if the party terminating has not caused the delay through action or inaction and is not in material breach of any of its obligations hereunder; or


             (ii) if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a final, non-appealable order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

          (c) By Buyer, if the Company shall have breached or failed to comply in any material respect with any of its obligations under the Agreement, or any representation or warranty of the Company shall have been incorrect in any material respect when made or shall have since ceased to be true and correct in any material respect.

          (d) By the Company, if Buyer shall have breached or failed to comply in any material respect with any of its obligations under the Agreement or any representation or warranty of the Buyer shall have been incorrect in any material respect when made or shall have ceased to be true and correct in any material respect.

          Upon the termination of this Agreement pursuant to this Section, this Agreement shall forthwith become null and void, except that nothing herein shall relieve any party from liability for any breach of this Agreement prior to such termination.

     7.2. Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time, by action taken by Buyer and by the Special Committee and the Board of Directors of the Company, whether before or after approval of the Merger by the stockholders of the Company, but after such approval no amendment shall be made that modifies the consideration to be given to the holders of the Common Stock of the Company or in any other way materially adversely affects the rights of such stockholders (other than a termination of this Agreement pursuant to its terms). This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     7.3. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed by such party.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     8.1. Nonsurvival of Representations, Warranties and Agreements. No representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement, other than the provisions of Section 8.4 hereof, shall survive the Effective Time.

     8.2. Closing. The closing of the transactions contemplated by this Agreement shall take place at the offices of the Company, or at such other place as shall be agreed upon by the parties hereto, as promptly as practicable after approval of the Merger by the stockholders of the Company.

     8.3. Expenses. Each of the parties hereto shall bear its own costs and expenses in connection with entering into this Agreement; provided, however, that the Company shall bear all expenses related to the preparation, printing, filing and mailing of the Proxy Statement, the conduct of the Company Stockholders' Meeting and the solicitation of proxies in connection therewith. In the event that the Merger is not consummated as a result of the nonsatisfaction of any condition to the obligations of the Buyer (other than the nonsatisfaction of the condition contained in Section 6.2.5 which results from any action taken or omitted to be taken by the Buyer or Dr. Gordon Cohen), and the Buyer has substantially performed its obligations under this Agreement required to be performed up to the time of termination of this Agreement or abandonment of the Merger, then the Company will reimburse the Buyer, or pay directly for the benefit of the Buyer, all documented out-of-pocket expenses of the Buyer relating to this Agreement, the transactions contemplated hereby and any activities related thereto.

     8.4.  Indemnification.  (a) Buyer and the Surviving Corporation agree that
(i) all rights to indemnification or reimbursement of expenses now existing in favor of persons who were directors of the Company at any time on or prior to the Effective Date or were officers of the Company immediately prior to the Effective Date, as provided in the certificate of incorporation or by-laws of the Company in effect on the date hereof, will continue in full force and effect, and be honored by Buyer and the Surviving Corporation and (ii) Buyer and the Surviving Corporation shall neither cause to be amended nor permit any change in or amendment of any provision of the Company's certificate of incorporation or by-laws relating to the right to indemnification or reimbursement of expenses in a manner that would have the effect of restricting or limiting such rights.

          (b) The covenants and agreements in this Section 8.4 shall survive the Merger and the Effective Date, shall continue without time limit, and are intended to benefit each of the parties entitled to indemnification pursuant to paragraph 8.4(a).

     8.5. Notices. Any notices or other communications required or permitted hereunder or otherwise in connection herewith shall be in writing, shall be addressed as provided below and shall be deemed to have been duly given and received (i) if delivered in person, (ii) if sent by overnight delivery service,
(iii) if mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested, or (iv) if sent by confirmed facsimile transmission.

     The addresses of the parties are as follows:
          if to the Company to:

               53 N. Plains Industrial Road
               Wallingford, Connecticut 06492
               Attention: President

          with a copy to:

               Brody & Ober
               P.O. Box 572
               135 Rennell Drive
               Southport, Connecticut 06490
               Attention: James M. Thorburn
          if to Buyer to:

               53 N. Plains Industrial Road
               Wallingford, Connecticut 06492
               Attention: President

          with a copy to:

               Levett, Rockwood & Sanders
                 Professional Corporation
               33 Riverside Avenue
               Westport, Connecticut 06880
               Attention: John Sanders

or to such other address as either party shall advise the other party in a writing given in accordance with this Section.

     8.6. Headings. The headings of the Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     8.7. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its principles of conflicts of law.

     8.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.9. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          CUS ACQUISITION, INC.

                                          By: /s/  GORDON S. COHEN

                                            ------------------------------------
                                            Its President

                                          CUSTOMEDIX CORPORATION

                                          By: /s/  MARTIN L. SCHULMAN

                                            ------------------------------------
                                            Its President

                                                                         ANNEX B

                      GENERAL CORPORATION LAW OF DELAWARE
                          SECTION 262 APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec.251 (other than a merger effected pursuant to subsection (g) of Section 251), 252, 254, 257, 258, 263 or 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the holders of the surviving corporation as provided in subsection (f) of sec.251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d)     Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or


     (2) If the merger or consolidation was approved pursuant to sec.228 or 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all of the shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section, provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on with the notice is given.


     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection
(d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                             CUSTOMEDIX CORPORATION

    PROXY FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD SEPTEMBER 30, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


         The undersigned hereby appoints BARRY L. KOSOWSKY and MARTIN L. SCHULMAN, or either of them, as Proxies, each with full power of subtitution, and hereby authorizes them to represent and vote, as designated on the reverse side of this proxy card, all the shares of Common Stock of the undersigned in CUSTOMEDIX CORPORATION (the "Company") at the Special Meeting of Stockholders of the Company to be held at the Ramada Inn, 275 Research Parkway, Meriden, Connecticut, on Monday, September 30, 1996 at 9:00 a.m., EDT, and at any adjournments or postponements thereof.


                 (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)





         PLEASE MARK YOUR         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
/X/      VOTE AS IN THIS          PROPOSAL 1.
         EXAMPLE.



                                                                                            FOR          AGAINST       ABSTAIN
                                                1.   The authorization and adoption        /  /            /  /          /  /
                                                     of the Agreement and Plan of
                                                     Merger, dated as of June 10,
                                                     1996, between the Company and
                                                     CUS Acquisition, Inc.

                                                2.   In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Special Meeting or any postponement or adjournment thereof.

                                                   THIS PROXY IS SOLICITED ON BEHALF OF
                                                   THE BOARD OF DIRECTORS.  THIS PROXY,
                                                   IF PROPERLY EXECUTED, WILL BE VOTED AS
                                                   DIRECTED.  IN THE ABSENCE OF DIRECTION,
                                                   THIS PROXY WILL BE VOTED FOR PROPOSAL 1.


                                                   STOCKHOLDERS ARE URGED TO DATE,
                                                   SIGN AND RETURN THIS PROXY PROMPTLY IN
                                                   THE ENVELOPE PROVIDED, WHICH REQUIRES
                                                   NO POSTAGE IF MAILED WITHIN THE UNITED
                                                   STATES.



SIGNATURE:                                           SIGNATURE IF HELD JOINTLY:                                DATE:
           ----------------------------------------                            -------------------------------      --------------

NOTE: Please sign exactly as name appears on stock certificates (as indicated hereon). Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders of

                Customedix Corporation:


We have audited the accompanying consolidated balance sheets of Customedix Corporation (a Delaware corporation) and subsidiaries as of June 30, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for the three years ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Customedix Corporation and subsidiaries as of June 30, 1995 and 1994, and the results of their operations and their cash flows for the three years ended June 30, 1995 in conformity with generally accepted accounting principles.


                                                  /s/ ARTHUR ANDERSEN LLP
                                                  -----------------------
Hartford, Connecticut                             ARTHUR ANDERSEN LLP
August 25, 1995

                             CUSTOMEDIX CORPORATION

                           CONSOLIDATED BALANCE SHEETS

                          AS OF JUNE 30, 1995 AND 1994


                                     ASSETS

                                                                                 1995                  1994
                                                                                 ----                  ----
CURRENT ASSETS:
  Cash and cash equivalents                                                  $   166,670           $   477,983
  Accounts receivable, less allowance for
    possible losses of $283,000 and
    $339,000 at June 30, 1995 and 1994,
    respectively                                                               6,862,206             6,861,308
  Inventory                                                                    7,411,332             6,955,852
  Other                                                                          581,698             1,094,623
                                                                             -----------           -----------
            TOTAL CURRENT ASSETS                                              15,021,906            15,389,766

PROPERTY AND EQUIPMENT, less accumulated depreciation
  and amortization of $3,714,656 and $3,194,465
  at June 30, 1995 and 1994, respectively                                      3,148,573             3,298,265

EXCESS OF COST OVER NET ASSETS OF BUSINESSES ACQUIRED,
  less accumulated amortization of $2,331,371 and $3,013,449
  at June 30, 1995 and 1994, respectively                                      4,809,664             5,211,392

OTHER ASSETS                                                                     416,159               447,910
                                                                             -----------           -----------
            TOTAL ASSETS                                                     $23,396,302           $24,347,333
                                                                             ===========           ===========


                     The accompanying notes are an integral
                       part of these financial statements.

                             CUSTOMEDIX CORPORATION

                          AS OF JUNE 30, 1995 AND 1994



                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                 1995                  1994
                                                                                 ----                  ----
CURRENT LIABILITIES:
  Current portion of long-term debt                                         $    810,398          $  1,063,097
  Current portion of obligations under
    capital leases                                                               240,202               218,286
  Accounts payable and accrued expenses                                        3,330,687             4,382,285
                                                                            ------------          ------------
         TOTAL CURRENT LIABILITIES                                             4,381,287             5,663,668

LONG-TERM DEBT, less current portion                                           6,407,836             6,439,369

OBLIGATIONS UNDER CAPITAL LEASES, less
  current portion                                                                416,090               548,380

LONG-TERM PENSION OBLIGATION AND OTHER                                         1,788,894             1,567,830
                                                                            ------------          ------------
         TOTAL LIABILITIES                                                    12,994,107            14,219,247
                                                                            ------------          ------------
COMMITMENTS AND CONTINGENCIES (Notes 13
  and 14)

STOCKHOLDERS' EQUITY:
  Preferred stock, $1 par, 100,000 shares
    authorized; none issued                                                         -                     -
  Common stock, $.01 par, 3,900,000 shares
    authorized; 3,296,286 and 3,697,299 shares
    issued and outstanding at June 30, 1995
    and 1994, respectively                                                        32,963                36,973
  Additional paid-in capital                                                  26,834,399            27,444,217
  Accumulated deficit                                                        (16,465,167)          (17,353,104)
                                                                            ------------          ------------
         TOTAL STOCKHOLDERS' EQUITY                                           10,402,195            10,128,086
                                                                            ------------          ------------
         TOTAL LIABILITIES AND STOCKHOLDERS'
           EQUITY                                                           $ 23,396,302          $ 24,347,333
                                                                            ============          ============




                     The accompanying notes are an integral
                       part of these financial statements.

                             CUSTOMEDIX CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                FOR THE YEARS ENDED JUNE 30, 1995, 1994 AND 1993


                                                                    1995               1994              1993
                                                                    ----               ----              ----
REVENUES:
  Sales                                                         $50,568,559        $46,742,854       $41,084,422
  Other income                                                      518,479            564,051           738,740
                                                                -----------        -----------       -----------
                                                                 51,087,038         47,306,905        41,823,162
                                                                -----------        -----------       -----------

COSTS, EXPENSES AND OTHER:
  Cost of sales                                                  37,162,589         33,430,532        28,588,590
  Selling, general and administrative
     expenses                                                    11,968,819         11,919,276        11,219,765
  Interest expense, net of interest
     income of $330, $5,176 and
     $36,725 at June 30, 1995, 1994
     and 1993, respectively                                         902,693            846,179           914,713
                                                                -----------        -----------       -----------
                                                                 50,034,101         46,195,987        40,723,068
                                                                -----------        -----------       -----------
           Income before provision for
             income taxes                                         1,052,937          1,110,918         1,100,094

PROVISION FOR INCOME TAXES                                          165,000             90,000           362,000
                                                                -----------        -----------       -----------
NET INCOME                                                      $   887,937        $ 1,020,918       $   738,094
                                                                ===========        ===========       ===========

NET INCOME PER SHARE:                                                 $ .24              $ .27             $ .20
                                                                      =====              =====             =====


                     The accompanying notes are an integral
                       part of these financial statements.

                             CUSTOMEDIX CORPORATION

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                FOR THE YEARS ENDED JUNE 30, 1995, 1994 AND 1993


                                        Common Stock
                                       $.01 par value           Additional
                                     -------------------          Paid-in       Accumulated
                                     Shares       Amount          Capital         Deficit
                                     ------       ------          -------         -------

BALANCE, July 1, 1992              3,712,399     $  37,124     $27,463,862      $(19,112,116)

  Net income                            -             -               -              738,094
  Stock repurchases                  (52,650)         (526)       (125,474)             -
  Stock issued as compensation        25,000           250          73,188              -
                                   ---------     ---------     -----------      ------------

BALANCE, June 30, 1993             3,684,749        36,848      27,411,576       (18,374,022)

  Net income                            -             -               -            1,020,918
  Stock repurchases                  (12,450)         (125)        (34,296)             -
  Stock issued as compensation        25,000           250          66,937              -
                                   ---------     ---------     -----------      ------------

BALANCE, June 30, 1994             3,697,299        36,973      27,444,217       (17,353,104)

  Net income                            -             -               -              887,937
  Stock repurchases                 (401,013)       (4,010)       (609,818)             -
                                   ---------     ---------     -----------      ------------
BALANCE, June 30, 1995             3,296,286     $  32,963     $26,834,399      $(16,465,167)
                                   =========     =========     ===========      ============


                     The accompanying notes are an integral
                      part of these financial statements.

                             CUSTOMEDIX CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                FOR THE YEARS ENDED JUNE 30, 1995, 1994 AND 1993

                                                          1995             1994               1993
                                                          ----             ----               ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                         $   887,937       $ 1,020,918        $   738,094
  Adjustments to reconcile net income
      to net cash provided by
      operating activities:
        Depreciation                                     592,062           603,358            548,998
        Amortization                                     433,170           446,970            455,571
        Deferred tax benefit                            (170,000)             -                  -
        Stock issued as compensation                        -               67,187             73,438
        Loss on disposal of property and
          equipment                                          976            35,956             11,264
        Provision for losses on accounts and
          notes receivable                                17,614           234,374            152,325
        Change in assets and liabilities -
          Accounts receivable                            (18,512)       (1,180,930)          (237,694)
          Inventory                                     (455,480)         (631,299)          (702,342)
          Other assets                                   683,234          (708,965)          (141,302)
          Accounts payable and accrued
            expenses                                  (1,051,598)          880,772            792,894
          Other liabilities                              221,064           376,875           (102,042)
                                                     -----------       -----------        -----------
               Net cash provided by operating
                 activities                            1,140,467         1,145,216          1,589,204

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment                    (323,398)         (434,129)          (482,483)
  Purchase of subsidiary, net of cash
    received                                                -                 -              (101,736)
                                                     -----------       -----------        -----------
               Net cash used in investing
                 activities                             (323,398)         (434,129)          (584,219)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowing on revolving credit facility                    -              450,000               -
  Repayments to banks and others                      (1,106,054)       (1,422,538)        (1,200,981)
  Repurchase and retirement of common
    stock                                                (22,328)          (34,421)          (126,000)
  Proceeds from note receivable                             -                 -               350,394
                                                     -----------       -----------        -----------
               Net cash used in financing
                 activities                           (1,128,382)       (1,006,959)          (976,587)
                                                     -----------       -----------        -----------
NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS                                           (311,313)         (295,872)            28,398

CASH AND CASH EQUIVALENTS, beginning of
  year                                                   477,983           773,855            745,457
                                                     -----------       -----------        -----------
CASH AND CASH EQUIVALENTS, end of year               $   166,670       $   477,983        $   773,855
                                                     ===========       ===========        ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for -
        Interest                                     $   946,924       $   845,438        $   963,327
        Income taxes                                     345,049           179,661             47,436
  Non-cash transactions -
    Capital lease obligations                            119,948           367,590            174,314
    Note payable issued for stock repurchase             591,500              -                  -
    Net assets acquired in purchase of
         subsidiary for note payable                        -                 -               113,475


                     The accompanying notes are an integral
                      part of these financial statements.

                             CUSTOMEDIX CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          JUNE 30, 1995, 1994 AND 1993



1.      Business:

        Customedix Corporation (the Company) and its subsidiaries manufacture, distribute and market a variety of products for the dental and medical health care markets. The dental segment includes precious and nonprecious metal casting alloys, porcelains, composites, impression materials and amalgams. The medical segment consists of a subsidiary which sells procedure kits and disposables to the medical market.


2.      Significant Accounting Policies:

        Principles of consolidation -

        The consolidated financial statements include the Company and its wholly-owned subsidiaries. Significant intercompany transactions have been eliminated in consolidation.

        Revenue recognition -

        Revenues from the sales of products are generally recognized when products are shipped to customers.

        Transidyne General Corporation (Transidyne), a wholly-owned subsidiary of the Company, receives royalties through June 1997 under an agreement with a third party based on sales of a medical segment product. Royalty income under this agreement was approximately $130,000, $159,000 and $181,000 for 1995, 1994 and 1993, respectively, and is included in other income.

        Inventory -

        The Company purchases certain metals from consignors. Such inventory is purchased at periodic intervals at prevailing market prices. Metals inventory which is on consignment to the Company and has been used in production (approximately $1,021,000 and $1,064,000 at June 30, 1995 and 1994, respectively) is recorded in inventory and accounts payable at the estimated settlement price based on the current market price. Inventory is valued at the lower of cost or market utilizing the first-in, first-out method.

        Property, equipment, depreciation and amortization -

        Property and equipment, including equipment under capital leases, is stated at cost. Expenditures for additions, renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is computed over the estimated useful lives of the assets using the straight-line method for financial reporting purposes. Leasehold improvements and assets held under capital leases are amortized using the straight-line method over the terms of the leases or the service lives of the assets, whichever is shorter. Depreciation and amortization is provided over the following estimated useful lives:

                                                              Years
                                                              -----

                Machinery and equipment                        3-10
                Leasehold improvements                         5-20
                Furniture and fixtures                         5-10
                Transportation equipment                       5-10

        Income taxes -

        For Federal income tax purposes, the Company and its subsidiaries file a consolidated return. For state income tax purposes, the Company and three subsidiaries file a combined Connecticut return. Certain other subsidiaries file individual state and local tax returns in the jurisdictions in which they operate. The Company follows the liability method of accounting for income taxes as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".

        Earnings per share -

        Income per share information was computed by dividing net income for the period by the weighted average number of shares of common stock and common stock equivalents outstanding during the applicable year. The weighted average number of shares used in the calculations was 3,646,204, 3,734,747 and 3,725,972 for 1995, 1994 and 1993,
        respectively.

        Excess of cost over net assets of businesses acquired -

        The excess of the cost of businesses acquired over the fair value of the net assets at the dates of acquisition is amortized over varying periods up to 25 years on a straight-line basis. The Company monitors the profitability of these subsidiaries in order to assess whether events and circumstances have occurred which indicate that the remaining estimated useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable.

        Research and development costs -

        Expenditures for research and development are charged to operations (primarily cost of sales) as incurred. Research and development expenses were approximately $1,047,000, $1,058,000 and $1,035,000 for 1995, 1994
        and 1993, respectively.

        Cash equivalents -

        The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

        Reclassifications -

        Certain reclassifications have been made to the 1994 and 1993 consolidated financial statements in order for them to be presented in conformity with the 1995 consolidated financial statements.

3.      Acquisition:

        On February 17, 1993, the Company purchased all the assets of a dental products company and formed a new wholly-owned subsidiary. The purchase price was $235,000 of which $105,000 was paid in cash and in payment of the balance, the Company signed a noninterest-bearing promissory note for $130,000. The note was recorded at a discounted value of $113,475. The acquired company's results of operations are not material to the financial statements taken as a whole.

4.      Inventory:

        A summary of inventory as of June 30, 1995 and 1994 is as follows:

                                                      1995           1994
                                                      ----           ----

                Finished products                  $4,592,441    $4,362,382
                Work-in-process                       694,073       669,807
                Raw material and supplies           2,124,818     1,923,663
                                                   ----------    ----------
                                                   $7,411,332    $6,955,852
                                                   ==========    ==========


5.      Property and Equipment:

        Major classes of property and equipment consist of the following:

                                                      1995          1994
                                                      ----          ----

                Machinery and equipment            $3,411,694    $3,231,312
                Leasehold improvements              2,081,034     2,041,390
                Furniture and fixtures              1,337,960     1,187,487
                Transportation equipment               32,541        32,541
                                                   ----------    ----------
                                                    6,863,229     6,492,730
                Less:  Accumulated depreciation
                  and amortization                 (3,714,656)   (3,194,465)
                                                   ----------    ----------
                                                   $3,148,573    $3,298,265
                                                   ==========    ==========

6.      Long-Term Debt:

        Long-term debt as of June 30, 1995 and 1994 is as follows:

                                                      1995                               1994
                                            -------------------------         ----------------------------
                                            Current        Long-term          Current            Long-term
                                            -------        ---------          -------            ---------

           Term loan                      $  462,666       $5,816,336       $  567,725          $6,391,638
           Revolving credit facility         300,000             -             450,000                -
           Note payable to officer              -             591,500             -                   -
           Other                              47,732             -              45,372              47,731
                                          ----------       ----------       ----------          ----------
                                          $  810,398       $6,407,836       $1,063,097          $6,439,369
                                          ==========       ==========       ==========          ==========

        In October 1993, the Company amended its debt consolidation facility agreement (the Consolidation Loan) under which it had consolidated in April 1989 all of its outstanding loans with its bank. This amendment established a $600,000 revolving credit facility as part of the Consolidation Loan. The revolving credit facility expires on November 30, 1995 and may be renewed at the bank's option. As of June 30, 1995, $300,000 was outstanding under this revolving credit facility.

        Monthly term loan principal payments under the Consolidation Loan of $33,333 began March 1, 1991 and continue through December 1996. Additional principal payments must be made based upon excess cash flow, as defined. Under the excess cash flow provision, approximately $60,500 is due for fiscal 1995. The Company is also required to make additional principal payments equal to twice the cost of stock repurchases, which, based on repurchases occurring in fiscal 1995, will require the Company to pay an additional $2,200 in fiscal 1996. Outstanding principal is due on January 2, 1997. Interest is payable monthly at the bank's index rate (9% as of June 30, 1995) plus 1/4%.

        The Consolidation Loan is collateralized by all of the Company's assets. The agreement provides, among other things, for the maintenance of various financial ratios including minimum tangible net worth ($4,200,000 at June 30, 1995) a minimum stockholder's equity ($10,300,000 at June 30, 1995) and current ratio (not less than 2.5 to 1.0) and limits the amount of borrowings, rental obligations and capital expenditures the Company may incur. In addition, under the terms of the Consolidation Loan, the Company may not declare or pay any dividends, in cash or otherwise, on any shares of stock except for stock dividends, without the bank's consent. As of June 30, 1995, the Company was in compliance with the covenants of the Consolidation Loan.

        On May 1, 1995, the Company's subsidiary, Jeneric/Pentron, Inc. entered into an employment agreement with an officer which provides for maximum annual payments of salary assuming all bonuses are earned, aggregating approximately $567,000, subject to reduction in certain circumstances, through December 31, 2002. The base salary shall be adjusted annually by the cost of living adjustment provided generally to employees of the Corporation. The agreement also included provisions pursuant to which

        394,328 shares of the Company's common stock held by the officer were purchased by the Company at a price of $1.50 per share. The purchase price of the shares has been paid by delivery of Customedix's subordinated promissory note, which bears interest at 8% per annum and shall accrue and not be compounded until principal and interest payments begin January 2003. Final maturity of the note is December 31, 2014.

        Scheduled maturities of long-term debt are as follows:

                  1996                                             $  810,398
                  1997                                              5,816,336
                  1998                                                   -
                  1999                                                   -
                  2000                                                   -
                  Thereafter                                          591,500
                                                                   ----------
                                                                   $7,218,234
                                                                   ==========

7.      Accounts Payable and Accrued Expenses:

        Accounts payable and accrued expenses as of June 30, 1995 and 1994 consist of:

                                             1995                     1994
                                             ----                     ----

                Accounts payable          $1,845,694               $2,724,464
                Accrued salaries             583,942                  757,510
                Income taxes payable         272,427                  355,465
                Pension obligation           200,000                  200,000
                Other                        428,624                  344,846
                                          ----------               ----------
                                          $3,330,687               $4,382,285
                                          ==========               ==========

8.      Income Taxes:

        The provision for income taxes in all years presented represents minimum federal and state income taxes as well as estimates of amounts to be paid for periods under examination by taxing authorities. During 1995, the Company reversed certain previously provided state tax provisions which were no longer deemed necessary. The provision for federal and state income taxes is comprised of the following:

                                             1995                 1994               1993
                                             ----                 ----               ----
        Current:
          Federal                         $ 335,000             $  -               $ 47,000
          State                                -                 90,000             315,000

        Deferred:
          Federal                          (170,000)               -                   -
                                          ---------             -------            --------
                                          $ 165,000             $90,000            $362,000
                                          =========             =======            ========

        The current provision for federal income taxes includes the benefit associated with the utilization of net operating loss carryforwards of approximately $328,000, $492,000 and $407,000 for 1995, 1994 and 1993,
        respectively.

        The effective tax rate on income before provision for income taxes was different than the federal statutory tax rate. The following summary reconciles taxes at the federal statutory tax rate with the effective rates:

                                                            Percent of Pretax Income
                                                           --------------------------
                                                           1995       1994       1993
                                                           ----       ----       ----

        Income taxes at statutory rate                      34%        34%        34%
        Increase (decrease) in taxes resulting from:
          Non-deductible amortization of goodwill           16         16         15
          Change in valuation allowance related
            to net deferred tax asset                      (27)       (48)       (35)
          State income taxes, net of federal effect         (7)         6         19
                                                           ---        ---        ---
        Total income taxes                                  16%         8%        33%
                                                           ===        ===        ===

        The tax effect of temporary differences giving rise to the Company's net deferred tax asset (liability) at June 30, 1995 and 1994 is as follows:

                                                           1995                 1994
                                                           ----                 ----
        Deferred tax liabilities:
          Property and equipment                       $  (114,000)         $  (141,000)
          Litigation settlement                               -                (170,000)
        Deferred tax assets:
          Allowances for possible losses on
            notes and accounts receivable                  182,000              176,000
          Inventory reserve                                 81,000               77,000
          Accrued pension costs                            343,000              317,000
          Accrued compensation                             117,000              179,000
          Accrued rent expense                             202,000              166,000
          Other accrued expenses                           226,000              213,000
          Tax effect of net operating loss
            carryforwards                                  544,000              884,000
          Investment and research and
            development tax credits                        317,000              317,000
          Alternative minimum tax credits                  182,000              172,000
          Valuation allowance                           (1,910,000)          (2,190,000)
                                                       -----------          -----------
                                                       $   170,000          $      -
                                                       ===========          ===========

       The Company has recognized a deferred tax asset to the extent existing deductible temporary differences are expected to reverse and enable the Company to recapture alternative minimum taxes paid in 1995. The deferred tax asset of $170,000 is included in other current assets.

        At June 30, 1995, net operating loss carryforwards of approximately $1,600,000 and unused tax credits of approximately $317,000 are available for federal income tax reporting purposes. These carryforwards are available through 2009 for carryforward against future years' taxable income. The Company has alternative minimum tax (AMT) credits of $182,000 which carryforward indefinitely for federal income tax purposes and AMT net operating loss carryforwards of approximately $1,600,000 which are available through 2010. These AMT tax credits and AMT net operating loss carryforwards can be used in the future to the extent that the Company's regular tax liability exceeds amounts calculated under the alternative minimum tax method. Both the regular and AMT net operating loss carryforward amounts referred to above are related to the Transidyne operations prior to its acquisition by the Company and may only be used against future Transidyne income. The Company has no material net operating loss carryforwards available to reduce state income taxes payable.

9.      Common Stock Purchase Warrants and Options:

        On August 23, 1988, in connection with the acquisition of Transidyne, 90,000 warrants were issued in exchange for outstanding Transidyne warrants. The unexercised warrants (20,000) had an exercise price of $6.00 per share and expired in August 1993. No warrants were outstanding at June 30, 1995 or 1994.

        In connection with two employment agreements entered into in fiscal 1987, the Company granted options to acquire up to an aggregate of 125,000 shares of the Company's common stock, exercisable at 25,000 shares per annum through 1992, at no cost to the individuals. The value of the options on the date of grant was determined to be $5.00 per share and all options granted were exercised in the year exercisable.

        Subsequent to the expiration of the above employment agreements, options to acquire 25,000 shares were granted at no cost to these individuals in fiscal 1992 and 1993 and exercised in fiscal 1993 and 1994, respectively. In fiscal 1994 options which are exercisable in fiscal 1995 or thereafter at no cost were granted to one individual to acquire an additional 12,500 shares. At June 30, 1995 the Company had reserved 12,500 shares of common stock for such exercise. The Company recorded as an expense approximately $73,000, $67,000 and $34,000 in fiscal years 1993, 1994 and 1995, respectively, representing the fair market values of such options. Options to acquire additional shares of common stock may be granted to an individual in connection with a certain employment agreement (see Note 14).

        At June 30, 1995, the Company had a total of 18,750 shares of common stock that were reserved for stock options.

        In connection with a consulting agreement, in July 1989 the Company granted options to acquire 20,000 shares of its common stock through August 1994 at an exercise price of $5.00 per share. The options expired in August 1994.


10.     Segment Information:

        The Company operates in two business segments, the dental health care (dental) segment and the medical health care (medical) segment.

        Operating income (loss) consists of sales less cost of goods sold and selling, general and administrative expenses directly attributable to the industry segments. Corporate expenses consist of administrative costs not directly attributable to a specific industry segment. Intersegment sales are insignificant. Identifiable assets are those used in the specific industry segment. Corporate assets are principally cash and excess of cost over net assets of businesses acquired. Capital expenditures include purchases of property and equipment, property and equipment financed through capital lease financing transactions and property and equipment acquired in connection with business acquisitions.

        Summarized financial information is as follows (in thousands):


                                               Dental       Medical         Corporate        Consolidated
                                               ------       -------         ---------        ------------
       1995
       ----
       Sales                                  $49,290       $1,279           $  -               $50,569
       Operating income (loss)                  2,455         (233)             (785)             1,437
       Identifiable assets                     17,728          648             5,020             23,396
       Depreciation and
         amortization                             581           39               405              1,025
       Capital expenditures                       436            6                 1                443

       1994
       ----
       Sales                                  $45,077       $1,666           $  -               $46,743
       Operating income (loss)                  2,206           98              (911)             1,393
       Identifiable assets                     18,303          994             5,050             24,347
       Depreciation and
         amortization                             609           40               401              1,050
       Capital expenditures                       757           31                14                802


       1993
       ----
       Sales                                  $40,293       $  791         $  -             $41,084
       Operating income (loss)                  2,500          (92)         (1,132)           1,276
       Identifiable assets                     16,706          581           5,354           22,641
       Depreciation and
         amortization                             563           38             404            1,005
       Capital expenditures                       651           87            -                 738

        No one customer accounted for 10% or more of the Company's sales in either 1995, 1994 or 1993.


11.     Foreign Sales:

        Foreign sales, primarily dental products, by geographic area, consisted of the following (in thousands):

                                                  1995                   1994                  1993
                                                  ----                   ----                  ----

                Europe                           $6,471                 $5,697                $6,549
                Asia                              1,806                  1,878                 1,085
                Canada                              725                    695                   565
                Other                               438                    419                   420
                                                 ------                 ------                ------
                Total                            $9,440                 $8,689                $8,619
                                                 ======                 ======                ======


12.     Employee Benefit Plans:

        Jeneric/Pentron Inc. (Jeneric/Pentron), a wholly-owned subsidiary, has a defined benefit pension plan covering eligible employees, as defined. The benefits are based on years of service and the employee's compensation based on highest average earnings over five consecutive years of employment. Jeneric/Pentron's funding policy is to contribute annually the amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

        At June 30, 1995, 98 employees were covered under the plan, or approximately 56% of Jeneric/Pentron's total employees. The following table sets forth the funded status of the plan at June 30, 1995 and 1994 (in thousands):

                                                               1995              1994
                                                               ----              ----
          Actuarial present value of accumulated
            benefit obligation, including vested
            benefits of $3,113 and $2,941,
            respectively                                     $ 3,137            $ 2,966
                                                             =======            =======

          Projected benefit obligation                       $ 4,008            $ 3,816
          Plan assets at fair value                            2,834              2,775
                                                             -------            -------


                                                               1995              1994
                                                               ----              ----
          Projected benefit obligation in excess
            of plan assets                                     1,174              1,041
          Unrecognized prior service cost                         92               -
          Unrecognized net income from past experience
            different from that assumed and effects of
            changes in assumptions                                89                208
          Unrecognized net transition obligation being
            recognized over 19 years                             (99)              (108)
                                                             -------            -------
          Accrued pension cost                                 1,256              1,141

          Amount expected to be contributed in
            subsequent year                                      200                200
                                                             -------            -------
          Amount reflected as long-term pension
            obligation                                       $ 1,056            $   941
                                                             =======            =======

        Net pension cost included the following components (in thousands):

                                                    1995              1994          1993
                                                    ----              ----          ----

          Service cost                             $ 193             $ 214          $ 327
          Interest cost                              276               261            211
          Return on plan assets                     (204)             (204)          (175)
          Net amortization and deferral                2                 8             (4)
                                                   -----             -----          -----
          Net periodic pension cost                $ 267             $ 279          $ 359
                                                   =====             =====          =====

        The assumptions used in the pension calculation for the plan were as follows:

           Discount rate                                7.5%
           Rate of increase in future
             compensation levels                        5.0%
           Expected long-term rate
             of return on assets                        7.5%

        The Company has a deferred compensation plan as provided by Section 401(k) of the Internal Revenue Code. The plan allows substantially all employees to defer a portion of their income through contributions to the plan and the Company matches a portion of these contributions. The expense for the 401(k) plan was approximately $85,000, $75,000 and $66,000 for 1995, 1994 and 1993, respectively.

13.     Leases:

        On December 23, 1986, Jeneric/Pentron entered into two operating leases for its principal premises from a partnership of which two officer-stockholders of the Company are general partners. The leases, effective January 1, 1987, for an initial term of five years, were amended effective December 4, 1991 to extend the terms of the leases for an additional fifteen years. The leases, as amended, expire on December 31, 2006 and include options to renew for an additional five years. The aggregate annual base rental under these lease agreements for fiscal 1995 was approximately $388,500 and increases at the greater of the increase in the Consumer Price Index or 5% per year.

        American Thermocraft Corporation, a wholly-owned subsidiary, leases its premises under an operating lease which expires on October 30, 2000 with an option to renew for two successive additional periods of five years each. The annual base rental is approximately $77,000 in the first year, increasing to approximately $90,000 by the end of the original lease term.

        Transidyne leases its premises under an operating lease which expires on September 15, 1997 with an option to renew for an additional ten years. The annual base rental is approximately $40,000 in the first year, increasing to approximately $91,000 by the end of the original lease term.

        The leases require certain expenses to be paid by the lessee. The Company is expensing the total of these base rents on a straight-line basis over the terms of the leases. Consolidated rental expense of the Company under operating leases was approximately $775,000, $776,000 and $759,000 for 1995, 1994 and 1993, respectively.

        The present value of capital lease obligations is calculated based on interest rates determined to be applicable at the inception of the leases. Interest rates on these leases range from 8.8% to 16.5% with a weighted average of approximately 10.3%. Interest expense on the outstanding obligations under these capital leases was $71,235, $71,561 and $63,714 for 1995, 1994 and 1993, respectively. The book value of property and equipment under capital leases as of June 30, 1995 and 1994 was approximately $668,000 and $715,000, respectively.

        As of June 30, 1995, future minimum lease payments under capital and operating leases that have initial or remaining noncancellable terms in excess of one year are as follows:

                                                               Operating Leases
                                                   ------------------------------------
                                                   Capital         Related
                                                   Leases          Parties        Other
                                                   ------          -------        -----

                1996                               $295,639      $  407,895      $226,676
                1997                                231,443         428,290       209,331
                1998                                143,168         449,704       112,535
                1999                                 92,625         472,190        89,875
                2000                                   -            495,799        89,875
                Thereafter                             -          3,889,822        29,958
                                                   --------      ----------      --------
                Total minimum lease payments        762,875      $6,143,700      $758,250
                                                                 ==========      ========
                Less:  amount representing
                  interest                          106,583
                                                   --------
                Present value of net
                  minimum lease payments            656,292

                Less:  current portion              240,202
                                                   --------
                                                   $416,090
                                                   ========


14.     Commitments and Contingencies:

        Jeneric/Pentron is currently involved in a dispute with Synspar & Pentron Dental Products, s.r.l. (Synspar) in which money damages are claimed as a result of an alleged breach by Jeneric/Pentron of a distribution agreement. Jeneric/Pentron intends to vigorously contest that it has any obligation to Synspar relating to the alleged distributorship agreement.

        The Company has currently undergone sales tax audits by the States of Connecticut and California. The Company settled during fiscal 1995 and 1996 both audits for immaterial amounts.

        The Company has employment agreements with various officers and key employees which require minimum annual compensation including bonuses. Several agreements provide for a bonus based upon a percentage of sales of certain products sold by certain subsidiaries, as defined in the agreement.

        Certain agreements provide for the retention of certain officers as consultants and include noncompete clauses in the event the officers are wrongfully terminated or otherwise terminated without cause. Upon such termination, the Company would have to pay the officers an aggregate of $1,217,000 over a ten-year period.

        Additionally, one of the agreements provide for options to acquire an aggregate of 12,500 shares of common stock which was granted in fiscal 1995. This agreement was originally scheduled to expire on December 31,

        1991. The Company agreed to extend this agreement for an additional five-year period (through December 31, 1996) at amounts to be determined, but not for less than the previous amount.

        The following summarizes, in the aggregate, approximate minimum annual amounts that are due to certain officers and key employees of the Company under the above agreements including the extensions referred to above:

                1996                               $1,127,000
                1997                                  900,000
                1998                                  518,000
                1999                                  461,000
                2000                                  483,000
                Thereafter                            932,000
                                                   ----------
                                                   $4,421,000
                                                   ==========

        Pursuant to an agreement between Jeneric/Pentron and a trust of which an officer-stockholder is a beneficiary, Jeneric/Pentron was granted a license for its trade name and related trademark. Under this license agreement, Jeneric/Pentron is obligated to pay annually to the trust 1% of its sales of products sold under the trademark and .25% of sales of all products and services. For 1995, 1994 and 1993, approximately $145,000, $142,000 and $124,000, respectively, was paid to the trust.

       The Company had invested in one derivative during fiscal year 1995. The Company acquired an option to purchase 1,000 oz. of gold at $420 per oz., which expired in July 1995, from a third party for approximately $4,500. The option was not exercised and the $4,500 was recorded as an expense.


15.     Related Party Transactions:

        The Company recorded expenses of approximately $202,400, $688,000 and $343,000 for 1995, 1994 and 1993, respectively, for legal and accounting services provided by firms associated with individuals who have served as officers or directors of the Company.

        The Company recorded approximately $7,900 of interest expense for 1995 in conjunction with the note to officer described in Note 6.


16.     Selected Quarterly Financial Data (Unaudited):

        Year ended June 30,
                                                    Net                 Gross               Net         Earnings
                                                   Sales                Profit             Income       Per Share
                                                   -----                ------             ------       ---------
        1995
        ----
        First quarter                           $11,384,289          $ 3,082,954          $ 77,410        $0.02
        Second quarter                           12,830,389            3,504,644           197,299         0.05
        Third quarter                            12,909,888            3,559,004           289,448         0.08
        Fourth quarter                           13,443,993            3,259,368           323,780         0.09
                                                -----------          -----------          --------         -----
                Total fiscal year               $50,568,559          $13,405,970          $887,937        $0.24
                                                ===========          ===========          ========         =====

        Year ended June 30,
                                                    Net                 Gross               Net         Earnings
                                                   Sales                Profit             Income       Per Share
                                                   -----                ------             ------       ---------
        1994
        ----
        First quarter                           $10,075,937          $ 3,056,487        $  112,379        $0.03
        Second quarter                           11,885,767            3,501,018           187,128         0.05
        Third quarter                            11,851,882            3,597,571           261,750         0.07
        Fourth quarter                           12,929,268            3,157,246           459,661         0.12
                                                -----------           ----------        ----------        -----
                Total fiscal year               $46,742,854          $13,312,322        $1,020,918        $0.27
                                                ===========          ===========        ==========        =====

                        [ARTHUR ANDERSEN LLP LETTERHEAD]


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Stockholders of

          Customedix Corporation:


We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of Customedix Corporation and subsidiaries as of June 30, 1995 and 1994 and for the three years ended June 30, 1995 and have issued our report thereon dated August 25, 1995. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. Schedule II appearing on page F-23 is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. The information reflected in the schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


                                                   /S/ ARTHUR ANDERSEN LLP
                                                   -----------------------
Hartford, Connecticut                                  ARTHUR ANDERSEN LLP
August 25, 1995

                                                                     SCHEDULE II

                             CUSTOMEDIX CORPORATION

                        VALUATION AND QUALIFYING ACCOUNTS

                FOR THE YEARS ENDED JUNE 30, 1995, 1994 AND 1993

                                 (In Thousands)


                                                              Additions
                                               --------------------------------
                               Balance at         Charged to       Charged to                      Balance at
  Description               Beginning of Year  Cost and Expense  Other Accounts  Deductions (1)   End of Year
  -----------               -----------------  ----------------  --------------  --------------   -----------
June 30, 1995:
  Allowance for
    possible losses -
      Accounts Receivable        $  339             $   17            $ -            $   73          $  283

June 30, 1994:
  Allowance for
    possible losses -
      Accounts Receivable        $  261             $  234            $ -            $  156          $  339
      Notes Receivable            1,542               -                 -             1,542            -

June 30, 1993:
  Allowance for
    possible losses -
      Accounts Receivable        $  141             $  152            $   16         $   48          $  261
      Notes Receivable            1,542               -                 -              -              1,542


- -----------------------------------
(1)  Represents primarily uncollectible accounts which were written off.